As filed with the Securities and Exchange Commission on August 19, 1997
                                                        Registration No. 333-
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                         FIRST FINANCIAL HOLDINGS, INC.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

     Delaware                          6035                    57-0866076
     --------                          ----                    ----------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                 34 Broad Street
                        Charleston, South Carolina 29401
                                 (803) 529-5800
                        --------------------------------
(Address, including ZIP code, and telephone number, including area code, of Registrant's principal executive office)

                            John F. Breyer, Jr., Esq.
                              Aaron M. Kaslow, Esq.
                                Breyer & Aguggia
                       1300 I Street, N.W., Suite 470 East
                             Washington, D.C. 20005
                                 (202) 737-7900

(Name and address, including ZIP code, and telephone number, including area code, of agent for service)

                                 with copies to:
                               George S. King, Jr.
                              Sinkler & Boyd, P.A.
                               The Palmetto Center
                          1426 Main Street, Suite 1200
                         Columbia, South Carolina 29201

              Approximate date of commencement of proposed sale
          to the public: As soon as practicable after the effective
                    date of this Registration Statement.


   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
Title of                          Proposed        Proposed          Amount
Each Class         Amount         Maximum         Maximum Aggregate  of
of Securities      to be          Offering Price  Offering
Registration
Being Registered   Registered(1)  Per Unit(2)     Price(2)          Fee(2)
-------------------------------------------------------------------------------
Common Stock, $.01  542,400        $27.27        $7,888,474         $2,390
 par value

(1) Represents the estimated maximum number of shares of common stock, par value $.01 per share, issuable by First Financial Holdings, Inc. ("First Financial") upon consummation of the acquisition of Investors Savings Bank of South Carolina, Inc. ("Investors") by First Financial. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(f)(2), the registration fee for the First Financial common stock is based on the book value of the Investors common stock, $5.00 par value per share, on June 30, 1997 ($27.27) and computed based on the estimated maximum number of such shares (289,273), including shares issuable upon the exercise of employee and director stock options, that may be exchanged for the securities being registered. THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS

EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            _______ __, 1997

Dear Shareholder:

      You are cordially invited to attend a Special Meeting of Shareholders of Investors Savings Bank of South Carolina, Inc. ("Investors"), to be held at , Florence, South Carolina on _________, 1997 at _____ _.m., local time.

      The Notice of Special Meeting of Shareholders and Prospectus/Proxy Statement that appear on the following pages describe the formal business to be transacted at the meeting. At the meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 25, 1997 by and among First Financial Holdings, Inc. ("First Financial"), Peoples Federal Savings and Loan Association of South Carolina ("Peoples Federal") and Investors. The Merger Agreement provides that Investors will be merged with Peoples Federal, which is a wholly-owned subsidiary of First Financial.

      Upon consummation of the merger, you will receive shares of First Financial common stock in exchange for your shares of Investors common stock. The number of shares you receive will be determined by dividing $45 by the average closing price of First Financial common stock for the ten trading days prior to the effective date of the merger. Because the number of shares of First Financial common stock you will receive will depend on the market price of First Financial common stock, the exact number of shares will not be determinable at the time of the meeting. The last reported sale price of First Financial common stock on the Nasdaq National Market ("FFCH") on _____ __, 1997 was $_____ per share. You are urged to review carefully the enclosed Prospectus/Proxy Statement, which contains a more complete description of the terms of the merger.

      The Board of Directors of Investors has unanimously approved the Merger Agreement and recommends that you vote FOR the approval of the Merger Agreement. Approval of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of Investors common stock.

      It is very important that your shares be represented at the meeting, regardless of whether you plan to attend in person. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. To assure that your shares are represented in voting on this very important matter, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you are a shareholder of record and do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting.

      On behalf of the Board of Directors, I urge you to vote FOR approval of the Merger Agreement.

                                    Sincerely,

                                    Joseph D. Carson

                                    President

                 INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.
                             132 WEST CHEVES STREET
                         FLORENCE, SOUTH CAROLINA 29503
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Investors Savings Bank of South Carolina, Inc. ("Investors") will be held at ________________, Florence, South Carolina, on ______, ____ _, 1997, at ____
_.m., for the following purposes:

      1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 25, 1997 (the "Merger Agreement") by and among First Financial Holdings, Inc. ("First Financial"), Peoples Federal Savings and Loan Association of South Carolina ("Peoples Federal") and Investors, pursuant to which Investors would merge into Peoples Federal and outstanding shares of Investors common stock would be converted into the right to receive First Financial common stock, all on and subject to the terms and conditions contained therein.

      2. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

      Only those shareholders of record at the close of business on _____________, 1997 shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of Investors common stock is required for approval of the Merger Agreement.

      INVESTORS SHAREHOLDERS HAVE THE RIGHT TO DISSENT FROM THE MERGER AND OBTAIN PAYMENT IN CASH OF THE FAIR VALUE OF THEIR SHARES OF INVESTORS COMMON STOCK UNDER THE APPLICABLE PROVISIONS OF SOUTH CAROLINA LAW. IN ORDER TO PERFECT DISSENTERS' RIGHTS, INVESTORS SHAREHOLDERS MUST GIVE WRITTEN NOTICE OF THEIR INTENT TO DEMAND PAYMENT FOR THEIR SHARES OF INVESTORS COMMON STOCK AT OR BEFORE THE SPECIAL MEETING ON _______ AND MUST NOT VOTE IN FAVOR OF THE MERGER. A copy of the applicable South Carolina statutory provisions is set forth in Appendix B to the accompanying Prospectus/Proxy Statement and a summary of such provisions is set forth under "THE MERGER -- Dissenters' Rights." Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Prospectus/Proxy Statement.

      THE BOARD OF DIRECTORS OF INVESTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                    By Order of the Board of Directors

Florence, South Carolina            Joseph D. Carson
_________, 1997                     President

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ARE A RECORD SHAREHOLDER AND FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

                 INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.
                                 PROXY STATEMENT

                         FIRST FINANCIAL HOLDINGS, INC.
                                   PROSPECTUS
                      UP TO 542,400 SHARES OF COMMON STOCK

      This Prospectus/Proxy Statement is being furnished by Investors Savings Bank of South Carolina, Inc. ("Investors") to the holders of Investors common stock, par value $5.00 per share ("Investors Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Investors (the "Investors Board") for use at a special meeting of Investors shareholders to be held on _______, 1997, and at any adjournments or postponements thereof (the "Special Meeting"). This Prospectus/Proxy Statement is first being mailed to shareholders on or about _____________, 1997.

      At the Special Meeting, shareholders of Investors will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 25, 1997 (the "Merger Agreement"), by and among First Financial Holdings, Inc. ("First Financial"), Peoples Federal Savings and Loan Association of South Carolina ("Peoples Federal") and Investors pursuant to which, among other things, Investors would be merged with and into Peoples Federal (the "Merger") and shareholders of Investors will receive shares of First Financial common stock, par value $.01 per share ("First Financial Common Stock"), in exchange for their shares of Investors common stock.

      Upon consummation of the Merger, each outstanding share of Investors Common Stock will be converted into the right to receive the number of shares of First Financial Common Stock (the "Exchange Ratio") determined by dividing $45 by the average last price per share of First Financial Common Stock as reported in The Wall Street Journal for each of the ten trading days immediately preceding the effective date of the Merger (the "First Financial Price"). Because the number of shares of First Financial Common Stock to be received by Investors shareholders will depend on the market price of First Financial Common Stock, the exact number of shares to be received by Investors shareholders will not be determinable at the time Investors shareholders vote on the Merger at the Special Meeting. The Merger Agreement may be terminated by First Financial if the First Financial Price is less than $24.00 or by Investors if the First Financial Price is greater than $33.00, if First Financial and Investors have not agreed to an adjustment of the Exchange Ratio. The last reported sale price of First Financial Common Stock on the Nasdaq National Market ("FFCH") on _____ __, 1997 was $_____ per share. FOR A MORE DETAILED DESCRIPTION OF THE TERMS OF THE MERGER, SEE "THE MERGER."

      First Financial has filed a registration statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 542,400 shares of First Financial Common Stock to be issued pursuant to the Merger Agreement. This Prospectus/Proxy Statement also constitutes the prospectus of First Financial filed as part of the Registration Statement.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

      This Prospectus/Proxy Statement does not cover any resale of the securities to be received by shareholders of Investors upon consummation of the proposed transaction, and no person is authorized to make any use of this Prospectus/Proxy Statement in connection with any such resale.

         THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS __________, 1997.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE A SECURITY, OR A SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

      NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROSPECTUS/PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST FINANCIAL OR INVESTORS OR IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT.

                              AVAILABLE INFORMATION

      First Financial is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material also can be obtained at prescribed rates from the Commission's Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, materials filed by First Financial are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Reports, proxy statements and other information filed by First Financial are also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov.

      This Prospectus/Proxy Statement constitutes part of a Registration Statement on Form S-4 (File No. 333-____) filed by First Financial with the Commission under the Securities Act. This Prospectus/Proxy Statement omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to First Financial and First Financial Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy so filed. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by First Financial with the Commission pursuant to the Exchange Act are incorporated in this Prospectus/Proxy Statement by reference:

      1. First Financial's Annual Report on Form 10-K for the year ended September 30, 1996; and

      2. First Financial's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997, and June 30, 1997.

      All documents filed by First Financial pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

      AS DESCRIBED ABOVE, THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE TEXT OF SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO PHYLLIS B. AINSWORTH, CORPORATE SECRETARY, FIRST FINANCIAL HOLDINGS, INC., 34 BROAD STREET, CHARLESTON, SOUTH CAROLINA 29401 (TELEPHONE NUMBER: (803) 529-5800). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _______, 1997.

      All information contained in this Prospectus/Proxy Statement with respect to First Financial has been supplied by First Financial, and Investors is relying upon the accuracy of that information. All information contained in this Prospectus/Proxy Statement with respect to Investors has been supplied by Investors, and First Financial is relying upon the accuracy of that information.

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
Available Information.................................................
Incorporation of Certain Documents By Reference.......................
Summary...............................................................
Selected Historical Financial Data....................................
Comparative Per Share Data............................................
Comparative Market Price Data.........................................
The Special Meeting...................................................
The Merger............................................................
   General............................................................
   Merger Consideration...............................................
   Effective Date of the Merger.......................................
   Exchange of Investors Stock Certificates...........................
   Background and Reasons for the Merger..............................
   Opinion of Financial Advisor.......................................
   Interests of Certain Persons in the Merger.........................
   Certain Federal Income Tax Consequences............................
   Conduct of Business Pending the Merger.............................
   Conditions to Consummation of the Merger...........................
   Regulatory Requirements............................................
   No Solicitation....................................................
   Dissenters' Rights.................................................
   Amendment; Waiver; Termination.....................................
   Termination Fee....................................................
   Resale of First Financial Common Stock.............................
   Accounting Treatment...............................................
   Expenses...........................................................
Business of the Parties to the Merger.................................
   First Financial ...................................................
   Investors..........................................................
Voting Securities of Investors and Principal Holders Thereof..........
Description of First Financial Capital Stock..........................
   Common Stock.......................................................
   Preferred Stock....................................................
Comparison of Shareholders' Rights....................................
   Payment of Dividends...............................................
   Size of Board of Directors  .......................................
   Classified Board of Directors  ....................................
   Cumulative Voting  ................................................
   Removal of Directors  .............................................
   Vacancies on the Board of Directors ...............................
   Special Meetings of Shareholders and Action Without a Meeting .....
   Advance Notice Requirements for Nominations of Directors and
     Presentation of New Business at Meetings of Shareholders.........
   Approval of Mergers, Consolidations, Sale of Substantially All Assets and
     Dissolution
   Dissenters' Appraisal Rights.......................................
   Indemnification of Officers and Directors and Limitation of Liability
   Amendment of Certificate of Incorporation and Bylaws...............

Certain Information Concerning First Financial........................
Legal Opinions........................................................
Experts...............................................................
Other Matters.........................................................

Appendix A - Agreement and Plan of Merger
Appendix B - Chapter 13 of the South Carolina Business Corporations Act Appendix C - Fairness Opinion of RP Financial, LC.
Appendix D - Financial Information for Investors Savings Bank of South
             Carolina, Inc.
Appendix E - Financial Information for Peoples Federal Savings and Loan
             Association of South Carolina

                                     SUMMARY

      The following summary of certain information relating to the Merger is not intended to be complete and is qualified by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus/Proxy Statement, including the Appendices hereto, and the documents incorporated herein by reference.

THE PARTIES TO THE MERGER

      First Financial. First Financial is a savings and loan holding company registered with the Office of Thrift Supervision ("OTS"). The business of First Financial consists primarily of holding 100% of the capital stock of First Federal Savings and Loan Association of Charleston ("First Federal") and Peoples Federal. At June 30, 1997, First Financial had total assets of $1.7 billion, total deposits of $1.1 billion and stockholders' equity of $101.9 million. The principal executive offices of First Financial are located at 34 Broad Street, Charleston, South Carolina 29401 and its telephone number is
(803) 529-5800.

      First Federal and Peoples Federal are federally chartered savings and loan associations and are regulated by the OTS, their primary federal regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), the insurer of their deposits. First Federal's and Peoples Federal's deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") of the FDIC.

      See "SELECTED HISTORICAL FINANCIAL DATA" and "BUSINESS OF THE PARTIES TO THE MERGER -- First Financial." Additional information concerning First Financial is included in the documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

      Investors. Investors is a South Carolina state chartered savings association regulated by the South Carolina State Board of Financial Institutions ("Board of Financial Institutions"), the OTS, its primary federal regulator, and the FDIC, the insurer of its deposits. Investors' deposits are insured up to applicable limits by the SAIF. At June 30, 1997, Investors had total assets of $64.1 million, total deposits of $56.6 million, and total stockholders' equity of $7.1 million. Investors' has two offices in Florence, South Carolina, and its principal business consists of attracting deposits from the general public and originating residential mortgage loans and commercial and consumer loans. Investors maintains its principal office at 132 West Cheves Street, Florence, South Carolina 29503 and its telephone number is (803) 667-6408.

      See "SELECTED HISTORICAL FINANCIAL DATA," "BUSINESS OF THE PARTIES TO THE MERGER -- Investors" and Appendix D.

SPECIAL MEETING

      Place, Time and Date; Purpose. The Special Meeting will be held on ________, ________, 1997 at __:00 _.m., local time, at ___________________,
Florence, South Carolina, for the purpose of considering and voting upon a proposal to approve the Merger Agreement attached hereto as Appendix A. See "THE SPECIAL MEETING -- Place, Time and Date" and "-- Purpose."

      Record Date; Shares Entitled to Vote. The Investors Board has fixed the close of business on _____________, 1997 as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of shares of Investors Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Investors Common Stock will be entitled to one vote. Shareholders of record who execute proxies retain the right to revoke them at any time prior to being voted at the Special Meeting. At the Record Date, there were 260,588 shares of Investors Common Stock outstanding and entitled to be voted at the Special Meeting. See "THE SPECIAL MEETING -- Record Date; Shares Entitled to Vote."

      Vote Required. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Investors Common Stock. At the Record Date, the directors and executive officers of Investors and their affiliates beneficially owned 42,043 shares of Investors Common Stock, which represents 15.9% of the shares entitled to be voted at the Special Meeting. All of the directors of Investors have agreed to vote their shares for the approval of the Merger Agreement. See "THE SPECIAL MEETING -- Vote Required." At the Record Date, directors and executive officers of First Financial owned an aggregate of 802 shares of Investors Common Stock.

      A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

THE MERGER; EXCHANGE RATIO

      The Merger Agreement provides for the merger of Investors with and into Peoples Federal, which is a wholly-owned subsidiary of First Financial. As a result of the Merger, Investors will cease to exist and Peoples Federal will succeed to all of the assets and liabilities of Investors. See "THE MERGER -- General."

      Upon consummation of the Merger, each outstanding share of Investors Common Stock will be converted into the right to receive approximately $45 in value of First Financial Common Stock. The number of shares of First Financial Common Stock to be exchanged for each share of Investors Common Stock will be determined by dividing $45 by the First Financial Price. Each holder of Investors Common Stock who would otherwise be entitled to a fractional share of First Financial Common Stock will receive cash in lieu thereof determined by multiplying such fraction by the First Financial Price. Upon completion of the Merger, shareholders of Investors will no longer own any stock in Investors.

      Investors shareholders should note that the market price of the First Financial Common Stock they receive will continue to be subject to changes in market value and may, therefore, have a market value as of the date they receive certificates for their shares (or such shares are otherwise made available to them) that is less than, or greater than, the value of such stock as of the consummation of the Merger. For a more detailed discussion of the consideration to be received in exchange for Investors Common Stock, see "THE MERGER -- Merger Consideration."

RECOMMENDATION OF THE INVESTORS BOARD

      THE INVESTORS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS OF INVESTORS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

      For a discussion of the circumstances surrounding the Merger and the factors considered by the Investors Board in making its recommendation, see "THE MERGER -- Background and Reasons for the Merger." Approval of the Merger Agreement by Investors shareholders is required by law and is a condition to consummation of the Merger. See "THE MERGER -- Conditions to Consummation of the Merger." For a description of certain economic interests directors and officers of Investors may be deemed to have in the Merger, see "THE MERGER -- Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR

      RP Financial, LC. ("RP Financial"), Investors' financial advisor, has delivered a written opinion to the Investors Board, dated the date of this Prospectus/Proxy Statement, to the effect that the Merger consideration is fair to Investors shareholders from a financial point of view. A copy of RP Financial's opinion, dated the date of this Prospectus/Proxy Statement, setting forth the assumptions made, matters considered, procedures followed and limits of its review, is attached hereto as Appendix C and should be read by shareholders in its entirety. See "THE MERGER -- Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      Certain members of Investors's management and the Investors Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Investors generally. Following consummation of the Merger, Joseph D. Carson and A. P. Skinner, III, each of whom is an executive officer of Investors, will enter into employment agreements with First Financial and Peoples Federal. First Financial intends to establish a Florence area advisory board to the Board of Directors of Peoples Federal. Members of the Investors Board who reside in the Florence area will be considered for advisory board membership and, if selected, will receive such compensation as First Financial may from time to time establish for advisory directors to its subsidiaries. In addition, First Financial has agreed to appoint one member of the Investors Board to the Board of Directors of Peoples Federal. As of the date of this Prospectus/Proxy Statement, Peoples Federal had not selected such person. See "THE MERGER -- Interests of Certain Persons in the Merger."

EFFECTIVE DATE OF THE MERGER

      Subject to the conditions to the obligations of the parties to complete the Merger as set forth in the Merger Agreement, the "Effective Date" of the Merger will occur on such date as First Financial notifies Investors in writing not less than five days prior thereto, provided such date is not more than 30 days after such conditions have been satisfied or waived. The "Effective Time" of the Merger is the time on the Effective Date at which the Merger becomes effective. Either First Financial or Investors may terminate the Merger Agreement if the Effective Date does not occur on or before February 28, 1998.

CONDITIONS TO CONSUMMATION OF THE MERGER

      Consummation of the Merger is subject to, among other things: (i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Investors Common Stock; (ii) receipt of all applicable regulatory approvals without any condition that, in the opinion of First Financial, would deprive First Financial of the material economic or business benefits of the Merger; (iii) receipt by First Financial and Investors of the opinion of Breyer & Aguggia, dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (iv) Joseph D. Carson and A. P. Skinner, III having entered into employment agreements with First Financial and Peoples Federal; (v) receipt by First Financial of a voting agreement from each director of Investors pursuant to which each director agreed to vote his or her shares in favor of the Merger; (vi) the absence of any material adverse change in the financial position or results of operations of First Financial or Investors; and (vii) the number of shares for which dissenter's rights are exercised not exceeding 10% of the outstanding shares of Investors Common Stock. In addition, the Merger Agreement may be terminated by First Financial if the First Financial Price is less than $24.00 or by Investors if the First Financial Price is greater than $33.00 if First Financial and Investors have not agreed to an adjustment of the Exchange Ratio. See "THE MERGER -- Conditions to Consummation of the Merger."

ACCOUNTING TREATMENT

      It is anticipated that the Merger will be accounted for as a pooling of interests by First Financial under generally accepted accounting principles. See "THE MERGER -- Conditions to Consummation of the Merger" and "-- Accounting Treatment."

REGULATORY REQUIREMENTS

      The Merger is subject to the receipt of certain prior approvals from the OTS and the Board of Financial Institutions. An application for approval of the Merger was filed with the OTS and the Board of Financial Institutions on July 25, 1997. There can be no assurance that such approvals will be obtained, and, if obtained, that they will not impose conditions that, in the opinion of First Financial, would deprive First Financial of the economic and business benefits of the Merger so as to render it inadvisable in the judgment of First Financial to proceed with the Merger. See "THE MERGER -- Regulatory Requirements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      Consummation of the Merger is conditioned, among other things, on receipt by First Financial and Investors of an opinion of Breyer & Aguggia, special counsel for First Financial, to the effect that the Merger will be treated as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In accordance with this opinion, holders of Investors Common Stock who receive solely First Financial Common Stock in exchange for their shares will recognize no gain or loss on such exchange. However, holders of Investors Common Stock may recognize gain or loss by reason of cash received in lieu of fractional shares. See "THE MERGER -- Certain Federal Income Tax Consequences."

      BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, EACH INVESTORS SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE SPECIFIC APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS TO SUCH SHAREHOLDER.

DISSENTERS' RIGHTS

      Investors shareholders have the right to dissent from the Merger and obtain payment in cash of the fair value of their shares of Investors Common Stock under the provisions of Chapter 13 of the South Carolina Business Corporation Act ("South Carolina BCA"). A SHAREHOLDER'S FAILURE TO FOLLOW EXACTLY THE PROCEDURES SPECIFIED IN CHAPTER 13 OF THE SOUTH CAROLINA BCA WILL RESULT IN LOSS OF SUCH SHAREHOLDER'S DISSENTERS' RIGHTS. Accordingly, Investors shareholders wishing to dissent from the Merger are urged to read carefully "THE MERGER -- Dissenters' Rights" and the copy of Chapter 13 of the South Carolina BCA (the "South Carolina Dissenters' Rights Statute") set forth in Appendix B to this Prospectus/Proxy Statement, and to consult with their own legal advisors. If Investors shareholders perfect dissenters' rights with respect to more than 10% of the outstanding shares of Investors Common Stock, First Financial may elect not to consummate the Merger. See "THE MERGER -- Conditions to Consummation of the Merger."

COMPARISON OF SHAREHOLDERS' RIGHTS

      The rights of Investors shareholders are currently determined by reference to the South Carolina BCA, the South Carolina Savings Association Act, and Investors's Articles of Incorporation and Bylaws. On the Effective Date, shareholders of Investors will become shareholders of First Financial, and their rights as shareholders of First Financial will be determined by reference to the Delaware General Corporation Law (the "DGCL") and First Financial's Certificate of Incorporation and Bylaws. For a discussion of certain material differences in the rights of shareholders of First Financial and Investors and an explanation of certain possible antitakeover effects of certain provisions in First Financial's Certificate of Incorporation and Bylaws, see "COMPARISON OF SHAREHOLDERS' RIGHTS."

                       SELECTED HISTORICAL FINANCIAL DATA

      The following tables set forth selected historical consolidated financial data for First Financial and Investors. This information should be read in conjunction with the historical financial statements of First Financial and Investors, including the respective notes thereto, appearing elsewhere in this Prospectus/Proxy Statement and in the other documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and Appendix D.

      The First Financial historical consolidated financial statement data as of and for the nine months ended June 30, 1997 and 1996 have been prepared on the same basis as the historical information derived from audited financial statements, and in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods. The Investors historical consolidated financial statement data as of and for the six months ended June 30, 1997 and 1996 have been prepared on the same basis as the historical information derived from audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods.

PAGE

FIRST FINANCIAL HOLDINGS, INC.
CONSOLIDATED HISTORICAL SELECTED FINANCIAL DATA

                                  At or For the         At or For the
                               Nine Months Ended         Years Ended
                                    June 30,             September 30,
                              -----------------   ------------------------------------------
                                1997     1996      1996     1995     1994     1993(1)  1992
                               ------   ------    ------   ------   ------   ------   ------
                              (Dollars in thousands, except for per share data)
HISTORICAL OPERATING DATA:
Interest income.............. $90,191  $82,024  $111,118  $95,503  $85,652  $95,407  $86,328
Interest expense.............  53,730   48,645    65,997   55,794   44,755   51,696   51,930
                               ------   ------    ------   ------   ------   ------   ------
Net interest income........    36,461   33,379    45,121   39,709   40,897   43,711   34,398
Provision for loan losses....  (1,650)  (1,223)   (1,823)    (451)  (1,097)  (3,700)  (3,440)
Net interest income after      ------   ------    ------   ------   ------   ------   ------
  provision for loan losses    34,811   32,156    43,298   39,258   39,800   40,011   30,958
Other income.................   9,059    7,320    10,052    8,575    8,681    5,493    2,248
Non-interest expense......... (27,239) (26,228)  (35,249) (33,424) (32,351) (30,745) (21,916)
SAIF special assessment......      --       --    (6,955)      --       --       --       --
Income tax expense...........  (6,122)  (4,802)   (4,118)  (5,171)  (4,125)  (3,481)  (4,320)
Income before change in
  accounting principle.......  10,509    8,446     7,028    9,238   12,005   11,278    6,970
Change in accounting principle     --       --        --       --       --    1,584       --
                               ------   ------    ------   ------   ------   ------   ------
  Net income................. $10,509  $ 8,446   $ 7,028  $ 9,238  $12,005  $12,862  $ 6,970
                               ======   ======    ======   ======   ======   ======   ======

HISTORICAL PER SHARE DATA:
Net income...................   $1.66    $1.33     $1.11(2) $1.47    $1.88    $2.02(3) $1.10
Book value...................   16.03    15.26     14.91    14.50    13.20    12.56    10.75
Dividends....................     .54      .48       .64      .56      .48      .34      .28
Dividend payout ratio........   32.53%   36.09%    57.66%   38.10%   25.53%   16.83%   25.45%

SELECTED RATIOS:
Return on average equity.....   14.25%   11.93%     7.41%(4)10.61%   14.64%   17.28%   10.59%
Return on average assets.....     .87      .78       .48(5)   .71      .97     1.00      .71
Gross interest margin(6).....    2.91     2.93      2.93     2.91     3.21     3.39     3.36
Average equity as a percentage of
  average assets.............    6.12     6.53      6.51     6.67     6.65     5.79     6.68
Problem assets as a percentage
  of total assets                1.66     1.32      1.28     1.67     1.74     1.98     2.73

HISTORICAL CONSOLIDATED STATEMENT
 OF FINANCIAL CONDITION DATA:
                                1997        1996         1996        1995        1994       1993(1)      1992
                               ------      ------       ------      ------      ------      ------      -----
-
Assets.....................$1,667,178  $1,523,224   $1,546,149  $1,365,348  $1,244,270  $1,259,265   $985,794
Loans receivable, net...... 1,377,030   1,234,174    1,280,110   1,083,367     963,366     967,607    757,448
Mortgage-backed securities... 111,993      98,556       82,991     101,126     105,620     106,021    104,882
Investment securities........  81,008     121,303      109,541     119,967     117,876     104,554     35,308
Deposits.....................1,069,217  1,062,649    1,061,617   1,074,313   1,062,995   1,015,219    737,586
Borrowings................... 465,500     333,526      348,970     172,120      79,267     106,677    165,058
Stockholders' equity......... 101,879      97,330       94,795      91,409      82,672      80,546     68,314
Number of offices............      33          32           33          32          32          32         20
Full-time equivalent employees    552         530          540         509         537         532        335


(1) On October 9, 1992, First Financial acquired Peoples Federal. The acquisition was accounted for under the purchase method of accounting, and accordingly, the consolidated financial statements do not include Peoples
    Federal's assets, liabilities and equity or results of operations prior to that date.
(2) Includes the effect of the SAIF special assessment which resulted in a decrease of $.69 in earnings per common share.
(3) Includes the cumulative effect of a change in accounting principle which resulted in an increase of $.25 in earnings per common share.



                                    -xi-

(4) Return on average equity excluding the effect of the SAIF Special Assessment was 12.04%.
(5) Return on average assets excluding the effect of the SAIF Special Assessment was .78%.
(6) Gross interest margin is the difference between the weighted average yield on all interest-earning assets and the weighted average rate paid on all interest-bearing liabilities.

INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.
SELECTED HISTORICAL FINANCIAL DATA

                               At or For
                               The Six                     At or For the
                             Months Ended                   Years Ended
                               June 30,                     December 31,
                            --------------  -----------------------------------
                             1997    1996    1996    1995    1994    1993    1992
                            ------  ------  ------  ------  ------  ------  ------
                              (Dollars in thousands, except for per share data)
HISTORICAL CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Interest income.............$2,417  $2,276  $4,598  $4,368  $3,727  $3,603  $3,792
Interest expense............ 1,336   1,197   2,432   2,317   1,753   1,771   2,067
                            ------  ------  ------  ------  ------  ------  ------
Net interest income......... 1,081   1,079   2,166   2,051   1,974   1,832   1,725
Provision for loan losses...    30      30      60      85      60      87      88
                            ------  ------  ------  ------  ------  ------  ------
Net interest income after
 provision for loan losses   1,051   1,049   2,106   1,966   1,914   1,745   1,637
Other income................   190     209     405     314     221     335     299
Non-interest expense........   675     667   1,345   1,301   1,249   1,175   1,120
SAIF Special Assessment.....    --      --     313      --      --      --      --
Income tax expense..........   202     213     259     353     319     346     304
                            ------  ------  ------  ------  ------  ------  ------
  Net income................$  364  $  378  $  594  $  626  $  567  $  559  $  512
                            ======  ======  ======  ======  ======  ======  ======

HISTORICAL PER SHARE DATA:
Net income...................$1.40  $ 1.47  $ 2.30  $ 2.46  $ 2.23  $ 2.20  $ 2.11
Book value...................27.27   25.68   25.88   24.21   22.26   20.39   19.44
Dividends....................   --      --     .45    .375     .36     .33     .29
Dividend payout ratio........   --      --   19.67%  15.24%  16.03%  15.00%  14.43%

SELECTED RATIOS:
Return on average equity.....10.53%  11.79%    9.16%  10.53%  10.45%  11.29%  11.38%
Return on average assets..... 1.15    1.32     1.00    1.15    1.10    1.13    1.11

HISTORICAL CONSOLIDATED STATEMENT
 OF FINANCIAL CONDITION DATA:
Assets.....................$64,130 $57,035  $62,021 $57,028 $52,244 $51,323 $47,232
Loans receivable, net...... 47,763  45,646   46,003  44,815  44,432  41,350  40,577
Mortgage-backed securities...  745     911      818   1,002   1,120     357     573
Investment securities....... 2,801   1,803    2,302     848   2,342   2,646   2,144
Deposits................... 56,606  50,040   54,735  50,326  46,233  45,828  42,277
Stockholders' equity........ 7,105   6,599    6,743   6,221   5,667   5,190   4,716


                                    -xii-

PAGE

                         COMPARATIVE PER SHARE DATA

      The following table sets forth selected comparative per share data for First Financial on both a historical and pro forma combined basis and for Investors on both an historical and pro forma equivalent basis giving effect to the Merger using the pooling of interests method of accounting. These tables should be read in conjunction with the historical financial statements of First Financial and Investors, including the respective notes thereto, appearing elsewhere in this Prospectus/Proxy Statement, and the other documents incorporated by reference herein. The pro forma information has been prepared based on a 1.46 Exchange Ratio, which is the Exchange Ratio that would be utilized if the First Financial Price is $30.75 (the closing price of First Financial Common Stock on the last full trading day prior to public announcement of the Merger). The actual Exchange Ratio will depend on the average closing price of First Financial Common Stock during the ten trading days prior to the Effective Date and may be different than 1.46. The pro forma information would be different if the First Financial Price results in an Exchange Ratio different from 1.46. Investors shareholders are urged to obtain current quotations of the market price of First Financial Common Stock. The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                                               At          At
                                            June 30,  September 30,
                                              1997         1996
                                            --------    --------
BOOK VALUE PER SHARE(1):
  First Financial historical..........        $16.03     $14.91
  Investors historical................         27.27      24.99
  Pro forma combined..................         16.18      15.04
  Investors pro forma equivalent.....          23.62      21.96

                                  For the            For the Year Ended
                                  Nine Months Ended   September 30,(3)
                                  June 30, 1997      1996  1995   1994
CASH DIVIDENDS DECLARED PER SHARE(2):   ------       ----  ----   ----
  First Financial historical..........  $ .54       $ .64 $ .56  $ .48
  Investors historical................    .45         .45   .375   .36
  Pro forma combined .................    .54         .64   .56    .48
  Investors pro forma equivalent......    .79         .93   .82    .70

NET INCOME PER SHARE(4):
  First Financial historical..........  $1.66       $1.11 $1.47  $1.88
  Investors historical................   2.30        2.30  2.46   2.23
  Pro forma combined .................   1.66        1.14  1.48   1.86
  Investors pro forma equivalent.....    2.42        1.66  2.16   2.72

(1) The pro forma combined book value per share of First Financial Common Stock is based upon the historical total combined common stockholders' equity for First Financial and Investors divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Investors Common Stock represents the pro forma combined book value of First Financial Common Stock multiplied by the 1.46 Exchange Ratio.
(2) Assumes no changes in cash dividends per share. The pro forma equivalent cash dividends declared per share of Investors Common Stock represent the pro forma combined cash dividends declared per share of First Financial Common Stock multiplied by the 1.46 Exchange Ratio.
(3) Information for Investors is for its fiscal year ended December 31.

(4) The pro forma combined net income per share of First Financial Common Stock (based on fully diluted net income and weighted average shares outstanding) is based upon the combined historical net income for First Financial for its fiscal year ended September 30, 1996 and Investors for its fiscal year ended December 31, 1996 divided by the average pro forma common shares of the combined entities. The pro forma equivalent net income per share of Investors Common Stock represents the pro forma combined net income per share multiplied by the 1.46 Exchange Ratio.

                          COMPARATIVE MARKET PRICE DATA

      First Financial Common Stock is quoted on the Nasdaq National Market under the symbol "FFCH." There is no established trading market for Investors Common Stock. The table below sets forth, for the calendar quarters indicated, the high and low sales prices of First Financial Common Stock as reported on the Nasdaq National Market and the dividends per share declared on First Financial and Investors Common Stock in each such quarter. The market for shares of Investors Common Stock is highly illiquid and the shares are neither traded on an established exchange nor listed on the Nasdaq Stock Market. Management of Investors is aware of only a few trades in Investors Common Stock in the twelve months ended June 30, 1997. Such trades were at prices ranging from $25.00 per share to $29.00 per share, with the most recent trade at $29.00 per share. Management of Investors has not ascertained that these transactions are the result of arm's length negotiations between the parties, thus these prices may not be indicative of the market value of Investors Common Stock.

                                   First Financial               Investors
                                    Common Stock                 Common Stock
                                 High   Low     Dividends        Dividends
YEAR ENDED SEPTEMBER 30, 1995:  -----  -----       ----             ----
First Quarter...............   $17.00 $13.00       $.14              .36
Second Quarter..............    19.75  13.75        .14               --
Third Quarter...............    20.50  17.75        .14               --
Fourth Quarter..............    22.50  18.00        .14               --

YEAR ENDED SEPTEMBER 30, 1996:

First Quarter...............    20.50  18.00        .16             .375
Second Quarter..............    22.75  19.25        .16               --
Third Quarter...............    21.75  17.75        .16               --
Fourth Quarter..............    20.25  17.50        .16               --

YEAR ENDED SEPTEMBER 30, 1997:

First Quarter...............    24.25  19.00        .18              .45
Second Quarter..............    28.625 22.25        .18               --
Third Quarter...............    32.75  23.75        .18               --
Fourth Quarter (through
  ______, 1997).............                                         .25

      As of ___, 1997, the ___ outstanding shares of First Financial Common Stock were held by approximately ___ holders of record and the 260,588 outstanding shares of Investors Common Stock were held by 322 holders of record.

      The following table sets forth the closing price per share for First Financial Common Stock, as reported on the Nasdaq National Market and the equivalent pro forma per share price for Investors Common Stock on June 25, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and on

_______, 1997, which is the most recent date for which it was practicable to obtain market price data prior to the printing of this Prospectus/Proxy Statement. HOLDERS OF INVESTORS COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF FIRST FINANCIAL COMMON STOCK.

                               June 25, 1997                         , 1997
                           -----------------            -------------------
Closing price per share:
  First Financial........      $30.75                    $
  Equivalent pro forma
    per share of Investors

    Common Stock.........       44.90(1)                (2)

(1) Computed by multiplying the closing price per share of First Financial Common Stock by a 1.46 Exchange Ratio (which is the Exchange Ratio that would be utilized if the First Financial Price is $30.75).

(2) Computed by multiplying the closing price per share of First Financial Common Stock by a _____ Exchange Ratio (which is the Exchange Ratio that would be utilized if the First Financial Price is $______).

                               THE SPECIAL MEETING

PLACE, TIME AND DATE

      The Special Meeting will be held on ____________, ___________, 1997 at _____ _.m., local time, at ____________________, Florence, South Carolina. This Prospectus/Proxy Statement is being sent to holders of Investors Common Stock and is accompanied by a form of proxy that is being solicited by the Investors Board for use at the Special Meeting and any adjournments or postponements thereof.

PURPOSE

      The purpose of the Special Meeting is (i) to consider and vote upon a proposal to approve the Merger Agreement described herein and (ii) to act upon such other matters, if any, as may properly come before the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

      The Investors Board has fixed the close of business on __________, 1997 as the Record Date for determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of Investors Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Investors Common Stock will be entitled to one vote. At the Record Date, there were 260,588 shares of Investors Common Stock outstanding and entitled to be voted at the Special Meeting.

VOTE REQUIRED

      A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum of Investors shareholders at the Special Meeting. Valid proxies that are marked "Abstain," including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be considered present for purposes of determining whether a quorum exists. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Investors Common Stock. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Merger Agreement.

      As of the Record Date, the directors and executive officers of Investors and their affiliates beneficially owned an aggregate of 42,043 shares of Investors Common Stock, which represents 16.1% of the shares entitled to be voted at the Special Meeting. All of the directors of Investors have entered into agreements with First Financial pursuant to which each director agreed to vote his shares for approval of the Merger Agreement. At the Record Date, directors and executive officers of First Financial owned an aggregate of 802 shares of Investors Common Stock.

PROXIES

      Holders of Investors Common Stock may vote either in person or by properly executed proxy. Shares of Investors Common Stock represented by a properly executed proxy received prior to or at the Special Meeting will, unless such proxy is revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares covered thereby will be voted FOR the proposal to approve the Merger Agreement. FAILURE TO RETURN THE PROXY CARD OR TO VOTE IN PERSON AT THE INVESTORS SPECIAL MEETING WILL HAVE THE EFFECT OF A VOTE CAST AGAINST THE MERGER AGREEMENT. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement. As of the date hereof, the Investors Board knows of no such other matters.

      Any proxy given pursuant to this solicitation or otherwise may be revoked by the record holder of the shares at any time before it is voted by delivering to the Secretary of Investors, on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Investors Common Stock, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute revocation of a proxy.

      The proxy for the Special Meeting is being solicited on behalf of the Investors Board. The expense of soliciting proxies for the Special Meeting will be borne by Investors. All other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Investors in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold Investors Common Stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and Investors will reimburse them for their expenses in doing so.

                                   THE MERGER

      The descriptions in this Prospectus/Proxy Statement of the terms and conditions of the Merger and related transactions are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference.

GENERAL

      The Merger Agreement provides for the merger of Investors with and into Peoples Federal, which is a wholly-owned subsidiary of First Financial. The separate existence of Investors will cease upon completion of the Merger. While First Financial and Investors believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See "-- Conditions to Consummation of the Merger" and "-- Regulatory Requirements."

MERGER CONSIDERATION

      Upon consummation of the Merger, each outstanding share of Investors Common Stock will be converted into the right to receive the number of shares of First Financial Common Stock determined according to the Exchange Ratio described below. Each holder of Investors Common Stock who would otherwise be entitled to a fractional share of First Financial Common Stock will receive cash in lieu thereof determined by multiplying such fraction by a number equal to the Exchange Ratio multiplied by the First Financial Price. The number of shares of First Financial Common Stock (the Exchange Ratio) to be exchanged for each share of Investors Common Stock will be determined by dividing $45 by the average last price per share of First Financial Common Stock as reported in The Wall Street Journal for each of the ten trading days immediately preceding the Effective Date (the First Financial Price). The Merger Agreement may be terminated by First Financial if the First Financial Price is less than $24.00 or by Investors if the First Financial Price is greater than $33.00, if First Financial and Investors have not agreed to an adjustment of the Exchange Ratio. If the Exchange Ratio is adjusted to decrease the value of the First Financial Common Stock to be received by Investors shareholders, Investors will resolicit the approval of its shareholders. Pursuant to the terms of the Merger Agreement, all outstanding stock options under Investors' stock option plans will be converted into options to acquire First Financial Common Stock.

PAGE

      Because the number of shares of First Financial Common Stock to be received by Investors shareholders will depend on the market price of First Financial Common Stock, the exact number of shares to be received by Investors shareholders will not be known until the Effective Date. On _____ __, 1997, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement, the closing price per share of First Financial Common Stock, as reported on the Nasdaq National Market, was $_____. Investors shareholders should note, however, that the market price of the First Financial Common Stock they receive will continue to be subject to market fluctuations, as well as the future results of operations and financial condition of First Financial, among other factors, and therefore may be worth less than, or more than, such amount as of the date they receive their First Financial Common Stock certificates.

      The Exchange Ratio is subject to proportional adjustment as a result of a stock split, stock dividend, reverse stock split or similar transaction by First Financial.

EFFECTIVE DATE OF THE MERGER

      Subject to the conditions to the obligations of the parties to complete the Merger as set forth in the Merger Agreement, the Effective Date of the Merger will occur on such date as First Financial notifies Investors in writing not less than five days prior thereto, provided such date is not more than 30 days after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the fourth calendar quarter of 1997. Either First Financial or Investors may terminate the Merger Agreement if the Effective Date does not occur on or before February 28, 1998.

EXCHANGE OF INVESTORS STOCK CERTIFICATES

      As promptly as practicable after the Effective Date, First Financial, or an exchange agent designated by First Financial, will send to each holder of record of Investors Common Stock on the Record Date transmittal materials for use in exchanging all of such holder's certificates representing Investors Common Stock for a certificate or certificates representing the First Financial Common Stock into which such holder's shares of Investors Common Stock were converted in the Merger and a check or checks for such holder's fractional share interests, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

      INVESTORS SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

      Upon surrender of all of the certificates for Investors Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to First Financial and the exchange agent selected by First Financial, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of shares of First Financial Common Stock to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).

      All shares of First Financial Common Stock issued to the holders of Investors Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. First Financial dividends having a record date after the Effective Date will include dividends on all shares of First Financial Common Stock issued in the Merger, but no dividend or other distribution payable to the holders of record of First Financial Common Stock at or as of any time after the Effective Date will be distributed to the holder of any Investors Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case without interest. After the Effective Date, the stock transfer books of Investors will be

PAGE
closed, and there will be no transfers on the transfer books of Investors of the shares of Investors Common Stock that were outstanding immediately prior to the Effective Date.

BACKGROUND AND REASONS FOR THE MERGER

      Over the years, the President of Investors has had informal discussions with various parties regarding possible acquisitions of Investors. Members of the Investors Board of Directors have also informally monitored the merger activity of other financial institutions in South Carolina and the southeast. In the fourth quarter of 1996, Investors' President was contacted by the Vice Chairman of First Financial and the possibility of a merger was discussed. Subsequently, the President of Investors and the Vice Chairman and President of First Financial met to discuss the possibility of a merger. Following these meetings and discussions, in January 1997, First Financial presented a written outline of the proposed terms of a possible transaction. The parties continued to meet and refine the proposed terms. Throughout the course of these discussions, Investors' President consulted with counsel.

      As a result of the discussions, representatives of First Financial made a proposal to the Investors Board and met with the Investors Board on May 8, 1997. The Investors Board authorized the President to negotiate a definitive merger agreement and obtain a preliminary fairness opinion for the Investors Board's further consideration. Investors' President, with the assistance of counsel and financial advisors, negotiated the terms of the Merger Agreement with First Financial.

      On June 25, 1997, the Investors Board met to consider the Merger Agreement. At that meeting, RP Financial presented its preliminary fairness opinion and Investors' counsel reviewed the terms of the Merger Agreement with the Investors Board. Following a discussion of various matters, the Investors Board unanimously voted to approve the Merger Agreement and authorized the President of Investors to execute the Merger Agreement.

      Prior to approving the Merger Agreement, the Investors Board did not solicit offers from other possible acquirors or determine whether other institutions would be interested in acquiring Investors and, if so, on what terms. The Investors Board believed that a tax-free transaction pursuant to which Investors shareholders receive stock of the acquiror would be desired by most shareholders. The Investors Board also recognized that, since the other institutions that would possibly have an interest in Investors represented such a wide range of stock characteristics, comparison of possible transactions would be difficult at best. The Investors Board believed that the prospects for growth of First Financial, the lack of an affiliated control group of First Financial and the current liquidity of the First Financial stock provided a reasonable basis for not seeking other offers prior to recommending the proposed transaction to the Investors shareholders. Accordingly, based on previous knowledge of other institutions and transactions and the analysis prepared by Investors' financial advisor, the Investors Board believe that the proposed transaction with First Financial is fair to the shareholders of Investors and the Investors Board unanimously recommends to the shareholders that the Merger be approved.

      In reaching its determination that the Merger Agreement is fair to, and in the best interests of, Investors and its shareholders, the Investors Board consulted with its legal advisors and RP Financial, as well as with Investors' management, and considered a number of factors, including the following:

            (i) Investors' business, operations, earnings, managerial requirements and resources, prospects and financial condition;

            (ii) First Financial's business, operations, earnings and financial condition, and lending capacity on both an historical and a prospective basis, the enhanced opportunities for operating efficiencies that could result from the Merger, the enhanced opportunities for growth in Investors' market areas that the Merger would make possible, and the respective contributions the parties would bring to a combined institution;

            (iii) the Investors Board's belief that First Financial would retain valued Investors' employees and continue to make substantial contributions in the community served by Investors;

            (iv) the terms of the Merger Agreement and RP Financial's assessment that, based on historical stock prices and the prevailing market price of the First Financial common stock during the week immediately preceding June 25, 1997 (the date of the signing of the Merger Agreement), the consideration to be received by the Investors shareholders was fair to the Investors shareholders from a financial point of view;

PAGE

            (v) First Financial as an ongoing institution and its asset quality, reserve coverage, capital adequacy and profitability;

            (vi) the liquidity of the First Financial Common Stock and the number of unaffiliated shareholders of First Financial;

            (vii) alternatives to the Merger, including the alternatives of remaining independent and growing internally and remaining independent for a period and then selling Investors;

            (viii) possible affiliation partners for Investors (other than First Financial), the prospects of such other possible affiliation partners and the likelihood of any such affiliation;

            (ix) the expectation that the Merger will be a tax-free transaction to Investors and its shareholders (see "-- Certain Federal Income Tax Consequences of the Merger");

            (x) the factors that may effect the market value of First Financial common stock in the near future and the long term;

            (xi) the current and prospective economic environment, competitive constraints and regulatory burdens facing financial institutions, including Investors; and

            (xii) the impact of the Merger on Investors' deposit account holders and the public.

      The Investors Board of Directors did not assign any specific or relative weight to the foregoing factors in their consideration.

      The Investors Board met again on August 14, 1997, and after further considering the Merger and consulting with its advisors, the Investors Board reaffirmed its conclusion that the Merger and the Merger Agreement are in the best interests of Investors and its shareholders, and adopted the Plan of Merger and recommended that the Investors shareholders vote for approval of the Plan of Merger and Merger Agreement.

      Subsequent to entering into the Merger Agreement and pursuant to the requirements of the Merger Agreement, Investors obtained the written financial opinion of RP Financial, dated _________ __, 1997, to the effect that the consideration to be paid Investors shareholders by First Financial is fair, from a financial perspective, to the Investors shareholders. A copy of this opinion is attached hereto as Appendix C.

      FOR THE REASONS SET FORTH ABOVE, THE INVESTORS BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS OF INVESTORS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

      The Investors' Board retained RP Financial in May 1997 to provide certain financial advisory and investment banking services to Investors in conjunction with the Merger, including the rendering of an opinion with respect to the fairness of the Merger consideration from a financial point of view to holders of Investors Common Stock. In requesting RP Financial's advice and opinion, the Investors Board did not give any special instructions to, or impose any limitations upon the scope of the investigation which RP Financial might wish to conduct to enable it to give its opinion. RP Financial was selected by Investors to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes including its expertise in connection with mergers and acquisitions of savings and loans, savings banks, and savings and loan holding companies.

      On June 25, 1997, at the meeting in which the Investors Board approved and adopted the Merger Agreement and the transactions contemplated thereby, RP Financial rendered its opinion to the Investors Board that, as of such date, the Merger consideration was fair to holders of Investors Common Stock from a financial point of view. That opinion was updated as of the date of this Prospectus/Proxy Statement. In connection with its opinion dated the date of this Prospectus/Proxy Statement, RP Financial also confirmed the appropriateness of its reliance on the analysis

PAGE
used to render its June 25, 1997 opinion by performing procedures to confirm the appropriateness of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

      The full text of the opinion of RP Financial, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C to this Prospectus/Proxy Statement and is incorporated herein by reference. Holders of Investors Common Stock are urged to read the opinion in its entirety.

      THE OPINION OF RP FINANCIAL IS DIRECTED TO THE INVESTORS BOARD IN ITS CONSIDERATION OF THE MERGER CONSIDERATION AS DESCRIBED IN THE MERGER AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF INVESTORS AS TO ANY ACTION THAT SUCH SHAREHOLDER SHOULD TAKE IN CONNECTION WITH THE MERGER AGREEMENT, OR OTHERWISE. IT IS FURTHER UNDERSTOOD THAT THE OPINION OF RP FINANCIAL IS BASED ON MARKET CONDITIONS AND OTHER CIRCUMSTANCES EXISTING ON THE DATE HEREOF.

      The opinion states that RP Financial reviewed the following material: (1) the Merger Agreement; (2) financial and other information for Investors, all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations including: (a) audited financial statements for the fiscal years ended December 31, 1995 through 1996, (b) shareholder, regulatory and internal financial and other reports through June 30, 1997, (c) the most recent proxy statement for Investors, (d) internal budgets and financial projections prepared by management and third parties, and (e) Investors Board and management comments regarding past and current business, operations, financial condition, and future prospects; and (4) financial and other information for First Financial including: (a) audited financial statements for the fiscal years ended September 30, 1994 through 1996, incorporated in Annual Reports to shareholders, (b) Form 10-K as of September 30, 1996, Form 10-Q as of December 31, 1996, March 31, 1997 and June 30, 1997,
and interim results and developments released in press release form, (c) regulatory and internal financial and other reports through June 30, 1997, (d) internal budgets and financial projections prepared by management of First Financial, and, (e) First Financial's management comments regarding past and current business, operations, financial condition, and future prospects.

      In addition, RP Financial stated that it reviewed financial, operational, market area and stock price and trading characteristics (for First Financial) and the stock price and relatively limited trading information available (for Investors) relative to publicly-traded savings institutions, respectively, with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for Investors and First Financial and the public perception of the thrift industry. In rendering its opinion, RP Financial stated that it relied, without independent verification, on the accuracy and completeness of the information concerning Investors and First Financial furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. RP Financial stated that Investors and First Financial did not restrict RP Financial as to the material it was permitted to review. The opinion further states that RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Investors or First Financial. RP Financial further indicated that the financial forecasts and budgets reviewed by RP Financial were prepared by the managements of Investors and First Financial; that neither Investors nor First Financial publicly discloses internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the Merger; and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, RP Financial cautioned that actual results could vary significantly from those set forth in such financial forecasts.

      In connection with rendering its opinion dated June 25, 1997 and updated as of the date of this Prospectus/Proxy Statement, RP Financial performed a variety of analyses, which are summarized below. The

PAGE
preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. RP Financial stated that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial made numerous assumptions with respect to industry performance, business and economic conditions, applicable laws and regulations, and other matters, many of which are beyond the control of Investors. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. No company or transaction utilized in RP Financial's analyses was identical to Investors, First Financial or the Merger. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

      The following is a summary of the material financial analyses performed by RP Financial in connection with providing its opinion of June 25, 1997.

      (a) Transaction Summary. RP Financial summarized the terms of the Merger, including the conversion of each share of Investors Common Stock into the right to receive First Financial Common Stock pursuant to the Exchange Ratio. RP Financial also summarized the formula for calculating the Exchange Ratio, the treatment of the outstanding options to acquire Investors Common Stock, the termination provisions incorporated in the Merger Agreement, and the pricing ratios indicated by the Merger consideration relative to the tangible book value, earnings, assets and deposits of Investors.

      (b) Comparison to Recent Southeast U.S. Business Combinations. In this analysis, RP Financial conducted an evaluation of the financial terms, financial and operating condition and market area of other recent business combinations among comparable thrift institutions both pending and completed. In conjunction with its analysis, RP Financial considered the multiples of tangible book value, earnings and assets implied by the terms in such completed and pending transactions involving selling companies whose financial characteristics were comparable to those of Investors including companies operating in the Southeast U.S. with total assets less than $300 million and completed/announced during 1996 and 1997 (together, "Comparable Transactions"). The median tangible price-to-book value ratio indicated by the Comparable Transactions was 153%, versus a tangible price-to-book value ratio of approximately 170% indicated by the Merger consideration based on March 31, 1997 financial data. The median price-to-earnings multiple indicated by the Comparable Transactions was 18.14 times, versus a price-to-earnings multiple of approximately 19.17 times indicated by the Merger consideration relative to Investors budgeted earnings. The median price-to-assets ratio indicated by the Comparable Transactions was 11.4%, versus a price-to-assets ratio of approximately 20.2% indicated by the Merger consideration based on March 31, 1997 financial data. The pricing ratios indicated by the Merger consideration exceeded the median pricing ratios indicated by the Comparable Transactions, which RP Financial cited in support of its fairness conclusions.

      (c) Discounted Cash Flow Analysis. RP Financial prepared several discounted cash flow ("DCF") analyses, all of which incorporated a five year financial projection and cash flow analysis to shareholders. The DCF analyses incorporated several specific factors reflecting the operating environment of Investors on a stand-alone basis, including growth prospects in the local market, the level of competition from other financial institutions, and future earnings estimates for Investors under a stand-alone business plan without the benefits of the Merger. The projections of future cash flows to shareholders included the continued payment of cash dividends during interim years and the receipt of consideration at the end of five years, assuming a terminal value for the Investors Common Stock equal to an assumed merger value. The merger value reflected an estimate of the price that could be received for the Investors Common Stock assuming the Investors' Board sought to pursue a merger transaction at the end of five years, including an orderly marketing of Investors to potential merger partners and receipt of a control premium by the holders of Investors Common Stock. In the "base case" operating scenario, the projections of future cash flows assumed continued payment of cash dividends, asset growth of 9.0% annually, a return on average assets equal to 1.05% of average assets, and realization of a terminal value at the end of five years of operations equal to a range of 120% of book value (the conservative scenario) and 200% of book value (the optimistic scenario). The cash flow

                                   -7-
PAGE
represented by the dividends and terminal value was discounted to present value using a discount rate of 14%, which RP Financial concluded was appropriate to reflect the limited liquidity characteristics of the Investors Common Stock, and the geographic concentration and relatively limited operating diversification of Investors' banking operations. The "base case" DCF analysis indicated a present value to shareholders ranging from $25.30 per share (assuming a terminal value of 120% of book value) to $40.62 per share (assuming a terminal value of 200% of book value). In addition to the "base case" operating scenario, RP Financial prepared DCF analyses assuming different operating scenarios. Under the conservative operating scenario, in which earnings were projected at 85% of the "base case", the DCF analysis indicated a present value to shareholders ranging from $23.85 per share to $38.22 per share. Under the aggressive operating scenario, in which earnings were projected at 115% of the "base case", the DCF analysis indicated a present value to shareholders ranging from $26.74 per share to $43.03 per share. RP Financial concluded that, since the Merger consideration exceeded the present value of future cash flows accruing to holders of Investors Common Stock under all scenarios, the DCF analyses supported its fairness conclusions.

      (d) Impact Analysis. RP Financial evaluated the projected financial impact of the Merger on the balance sheet, income statement and per share financial measures of Investors. RP Financial's analysis considered the financial condition and operations of Investors and First Financial at March 31, 1997 and the pro forma impact of the Merger. RP Financial calculated the impact analysis at two price levels for the First Financial Common Stock: (1) the upper limit, at which the holders of Investors Common Stock would receive approximately 1.36 shares of First Financial Common Stock pursuant to the Exchange Ratio formula; and (2) the lower limit, at which the holders of Investors Common Stock would receive approximately 1.88 shares of First Financial Common Stock pursuant to the Exchange Ratio formula. At any point between the upper and lower limits, RP Financial estimated that holders of Investors Common Stock would realize accretion in market value of approximately
55.2 percent, which represents the difference between the Merger consideration and the most recent trading price for the Investors Common Stock prior to execution of the Merger Agreement. RP Financial estimated that holders of Investors Common Stock would incur dilution of 20 percent and accretion of 8 percent in book value per share at the upper and lower limits, respectively. RP Financial further estimated that holders of Investors Common Stock would realize accretion of 24 percent and 67 percent in earnings per share at the upper and lower limits, respectively, and would realize accretion of 118 percent and 200 percent in dividends per share at the upper and lower limits, respectively. Moreover, the holders of Investors Common Stock would enjoy a stronger return on equity (ROE) on a pro forma basis relative to stand-alone operations. RP Financial considered both the impact of the Merger on the overall financial measures of Investors as well as the impact of the Merger on the per share financial measures of Investors in support of the fairness issue.

      In addition to these financial analyses, RP Financial considered several other considerations in its fairness conclusions. Such other financial considerations included the greater market capitalization of the merged company relative to Investors on a stand-alone basis; the significantly greater liquidity in the shares relative to the shares of Investors Common Stock without the Merger; the likelihood that the merged company would be attractive to a greater number of institutional and other investors by virtue of its greater asset size and market capitalization relative to Investors on a stand-alone basis; the potential benefits to Investors of the greater geographic and operating diversification of the merged company relative to Investors on a stand-alone basis; and the potential benefits of combining two companies with adjacent market areas, particularly in terms of greater economies of scale, market presence and the complementary branch structure.

      On the basis of these analyses and other considerations, RP Financial concluded that the Merger consideration, as described in the Merger Agreement, is fair to the shareholders of Investors from a financial point of view. As described above, RP Financial's opinion and presentation to the Investors Board was one of many factors taken into consideration by the Investors Board in making its determination to approve the Merger Agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial to the Investors Board, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Appendix C hereto, which the Investors shareholders are urged to read in its entirety.

                                  -8-
PAGE

      Pursuant to a letter dated May 13, 1997 (the "RP Financial Engagement Letter"), RP Financial estimates that it will receive from Investors total fees of $25,000, of which $20,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, Investors has agreed to indemnify RP Financial against certain liabilities, including liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      The directors and executive officers of Investors, together with their affiliates, beneficially owned a total of 42,043 shares of Investors Common Stock (representing 16.1% of all outstanding shares of Investors Common Stock) as of the Record Date. The directors and executive officers will receive the same consideration in the Merger for their shares as the other shareholders of Investors. Certain members of Investors' management and the Investors Board have certain interests in the Merger as described below that are in addition to their interests as shareholders of Investors generally. The Investors Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

      First Financial intends to establish a Florence area advisory board to the Board of Directors of Peoples Federal. Members of the Investors Board who reside in the Florence area will be considered for advisory board membership and, if selected, will receive such compensation as First Financial may from time to time establish for advisory directors to its subsidiaries. In addition, First Financial has agreed to appoint one member of the Investors Board to the Board of Directors of Peoples Federal. As of the date of this Prospectus/Proxy Statement, Peoples Federal had not selected such person.

      Following the Merger, Joseph D. Carson, the President of Investors, and A.P. Skinner, III, the Vice President of Investors will enter into employment agreements with Peoples Federal and First Financial. Pursuant to Mr. Carson's employment agreement he will serve as a Senior Vice President of Peoples Federal and as City Executive for Peoples Federal's Florence, South Carolina market area for a period of three years commencing on the Effective Date. Mr. Carson's initial base salary under the agreement will be $107,000. Pursuant to Mr. Skinner's employment agreement, he will serve as a Vice President of Peoples Federal in the Florence, South Carolina market area for a period of one year commencing on the Effective Date. Both Mr. Carson's and Mr. Skinner's employment agreements may be extended for an additional 12 months upon the expiration of the original term of the agreement and upon each anniversary of the expiration of the agreement thereafter.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a discussion of the material federal income tax consequences of the Merger that are generally applicable to Investors shareholders. This discussion is based on currently existing provisions of the Code, existing regulations thereunder (including final, temporary or proposed) and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

      The Merger is expected to qualify as a reorganization under Section 368(a) of the Code. As parties to a reorganization, neither First Financial nor Investors will recognize gain or loss as a result of the Merger. A holder of Investors Common Stock who receives solely First Financial Common Stock in exchange for Investors Common Stock will not recognize gain or loss upon such exchange. The aggregate tax basis of the First Financial Common Stock received by such holder will be equal to the aggregate tax basis of the Investors Common Stock surrendered (excluding any portion of the holder's basis allocated to fractional shares) and the holding period of the First Financial Common Stock will include the holding period of the Investors Common Stock surrendered. A holder of Investors Common Stock who receives cash in lieu of fractional shares of First Financial Common Stock will be treated as having received such fractional shares pursuant to the Merger and then as having exchanged such fractional shares for cash in a redemption by First Financial. Any gain or loss attributable to fractional shares generally will

                                  -9-
PAGE
be capital gain or loss. The amount of such gain or loss will be equal to the difference between the ratable portion of the tax basis of the Investors Common Stock surrendered in the Merger that is allocated to such fractional shares and the cash received in lieu thereof. Any such capital gain or loss will constitute long-term capital gain or loss if the Investors Common Stock has been held by the holder for more than eighteen months at the Effective Time or mid-term capital gain if held for more than one year but less than eighteen months at the Effective Time.

      Consummation of the Merger is conditioned upon the receipt by First Financial and Investors of an opinion of Breyer & Aguggia, special counsel to First Financial, to the effect that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by Investors shareholders who exchange all of their Investors Common Stock solely for shares of First Financial Common Stock (except for cash received in lieu of fractional shares). First Financial and Investors may waive receipt of such tax opinion. However, if the material federal income tax consequences of the Merger are different than those described herein, Investors will resolicit the approval of its shareholders.

      The opinion of counsel, which will be delivered on the Effective Date, is filed as an exhibit to the Registration Statement, and the foregoing is only a summary of such tax consequences as described in the opinion. An opinion of counsel only represents counsel's best legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service (the "IRS") or a court considering the issues. Neither Investors nor First Financial has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Merger.

      THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO INVESTORS SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, EACH INVESTORS SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING SUCH SHAREHOLDER'S SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE SPECIFIC APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN LAWS TO SUCH SHAREHOLDER AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

CONDUCT OF BUSINESS PENDING THE MERGER

      Investors has agreed in the Merger Agreement not to take certain actions without the prior approval of First Financial relating to its operations pending consummation of the Merger. These actions include, among other things,
(i) issuing or selling any Investors Common Stock; (ii) paying any dividends, other than dividends payable on Investors Common Stock at an annual rate not to exceed $.45 per share; (iii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business; (iv) changing its lending, investment, liability management or other material banking policies in any material respect; (v) imposing any lien on any assets of Investors; (vi) entering into or amending any employment agreements or any employee benefit plans or granting any salary increases (other than in the ordinary course of business); (vii) disposing of any material portion of its assets or acquiring any material portion of the business or property of any other entity; (viii) amending its articles of incorporation or bylaws; (ix) settling any claims involving any liability for money damages except for amounts that are not material; (x) entering into, terminating or changing any material agreements, except for those agreements that may be terminated by Investors without penalty upon not more than 60 days' prior written notice; (xi) extending credit other than in accordance with existing lending policies or making or renewing any loan to any borrower if the amount of such loan, when aggregated with other extensions of credit to such borrower, would exceed $500,000; (xii) implementing or adopting any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles; and (xiii) taking any action that would prevent the Merger from qualifying for pooling of interests accounting. Moreover, Investors is required, among other things, to operate its businesses in the usual, regular and ordinary course and to use its best efforts to preserve its business relationships and to retain key employees.

CONDITIONS TO CONSUMMATION OF THE MERGER

      The obligations of Investors and First Financial to consummate the Merger are subject to, among other things, the satisfaction of the following conditions: (i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Investors Common Stock; (ii) receipt of all applicable regulatory approvals without any condition that, in the opinion of First Financial, would deprive First Financial of the material economic or business benefits of the Merger; (iii) no court or government or regulatory authority having taken any action which enjoins or prohibits the Merger; and (iv) receipt by First Financial and Investors of the opinion of Breyer & Aguggia, dated as of the Effective Date, as to certain federal income tax consequences of the Merger.

      The obligations of First Financial are subject to the satisfaction of certain additional conditions, including: (i) the delivery by Investors of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of Investors; (iii) Joseph D. Carson and A. P. Skinner, III having entered into employment agreements with Peoples Federal and First Financial; (iv) receipt by First Financial of a voting agreement from each director of Investors; (v) the absence of any material adverse change in the financial position or results of operations of Investors;
(vi) the number of Dissenting Shares not exceeding 10% of the outstanding shares of Investors Common Stock; and (vii) the receipt of all required consents of third parties.

      The obligations of Investors are also subject to the satisfaction of certain additional conditions, including: (i) the delivery by First Financial of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of First Financial; and (iii) the absence of any material adverse change in the financial position or results of operations of First Financial.

      First Financial and Investors may waive certain of the conditions to their respective obligations to consummate the Merger, other than conditions required by law.

REGULATORY REQUIREMENTS

      The Merger is subject to prior approval by the OTS and the Board of Financial Institutions. An application for approval of the Merger was filed with the OTS and the Board of Financial Institutions on July 25, 1997.

      The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

      First Financial and Investors are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "-- Effective Date of the Merger," "-- Conditions to Consummation of the Merger," and "-- Amendment; Waiver; Termination."

      The Merger Agreement provides that if the Merger has not been consummated by February 28, 1998, the Merger Agreement may be terminated by First Financial or Investors. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the Merger Agreement by Investors' shareholders, there can be no assurance that the Merger will be consummated by February 28, 1998. In addition, should regulatory approval require any material change, a resolicitation of shareholders may be required if regulatory approval is obtained after shareholder approval of the Merger Agreement.

PAGE

NO SOLICITATION

      Investors has agreed in the Merger Agreement that it will not solicit, initiate or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to, or participate in any negotiations concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Investors or any merger or other business combination with Investors.

DISSENTERS' RIGHTS

      Pursuant to the South Carolina Dissenters' Rights Statute, the holders of shares of Investors Common Stock are entitled to dissent from approval of the Merger Agreement and receive payment of the fair value of their shares in the event the Merger is consummated. Any holder of shares of Investors Common Stock who intends to assert dissenters' rights must comply with the South Carolina Dissenters' Rights Statute.

      Under South Carolina law, only shareholders of Investors who are entitled to vote on the Merger have the right to dissent from the Merger and obtain payment of the fair value of such holder's shares of Investors Common Stock, provided that the shareholder complies with the provisions of the South Carolina Dissenters' Rights Statute. The South Carolina Dissenters' Rights Statute contains detailed information as to a dissenting shareholder's right to payment and the procedural steps to be followed by a dissenting shareholder. The following description is only a summary of these provisions and is qualified in its entirety by reference to the South Carolina Dissenters' Rights Statute, a copy of which is attached to this Proxy Statement/Prospectus as Appendix B and is incorporated herein by reference.

      A vote cast in favor of approval of the Merger Agreement pursuant to the proxy solicited hereby, however, will not constitute a waiver of a shareholder's right to dissent, provided such shareholder complies with the other requirements of the South Carolina Dissenters' Rights Statute.

      If the Merger Agreement is approved by the required vote of Investors' shareholders and is not terminated, each holder of shares of Investors Common Stock who votes against the Merger Agreement or who fails to vote and who follows the procedures set forth in the South Carolina Dissenters' Rights Statute is entitled to demand payment of the fair value of such holder's shares.

      A shareholder electing to exercise such holder's dissenters' rights must give notice to Investors before the vote on the Merger Agreement at the Special Meeting of such holder's intent to demand payment for such holder's shares if the Merger is effectuated. All notices of intent to demand payment should be addressed to: Secretary, Investors Savings Bank of South Carolina, Inc., 132 West Cheves Street, Florence, South Carolina 29503. A beneficial shareholder may assert dissenters' rights as to shares held on such holder's behalf by a nominee only if such holder dissents with respect to all shares of which such holder is the beneficial owner or over which such holder has the power to vote and such holder notifies Investors in writing of the name and address of the record holder of the shares, if known. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one person and notifies Investors in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. A dissenting shareholder need not vote against the Merger Agreement in order to preserve such holder's dissenters' rights after filing such holder's notice of dissent.

      If the Merger is consummated, within ten days thereafter Peoples Federal will deliver a written notice to all former Investors shareholders who notified Investors in compliance with the South Carolina Dissenters' Rights Statute that they intend to demand payment for their shares. Such notice will: (i) state where the payment demand must be sent and where certificates representing shares of Investors Common Stock must be deposited; (ii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the Merger and requires that the person asserting dissenters' rights certify whether or not such holder

PAGE
acquired beneficial ownership before that date; (iii) set a date by which Peoples Federal must receive payment demand; and (iv) be accompanied by a copy of the South Carolina Dissenters' Rights Statute.

      A shareholder sent the notice described above must demand payment, certify whether such holder acquired beneficial ownership of the shares before the date set forth in the notice, and deposit his shares in accordance with the terms of the notice. A shareholder who does not comply substantially with the requirements that such holder demand payment and deposit such holder's shares where required by the appropriate date is not entitled to payment for such holder's shares.

      After consummation of the Merger, or upon receipt of a payment demand, Peoples Federal will pay each such dissenter the amount that Peoples Federal estimates to be the fair value of such holder's shares, plus accrued interest. Such payment will be accompanied by certain financial information regarding Investors, an explanation of how the fair value and interest were calculated, a statement of the dissenter's right to demand additional payment under the South Carolina Dissenters' Rights Statute and a copy of the South Carolina Dissenters' Rights Statute.

      If a dissenter believes that the amount paid for such holder's shares is less than the fair value of such holder's shares or that the interest due is calculated incorrectly or if Peoples Federal fails to make or offer payment within 60 days after the date set for demanding payment, the dissenter may notify Peoples Federal in writing of such holder's own estimate of the fair value of such holder's shares and amount of interest due and demand payment of such holder's estimate (less any payment already received). A shareholder waives the right to demand additional payment unless such demand is made in writing within 30 days after Peoples Federal has made or offered payment for such holder's shares. If Peoples Federal and the dissenter do not settle a demand for additional payment within 60 days after receiving the demand, Peoples Federal must commence a proceeding for judicial appraisal of the shares or pay the amount demanded. The costs of a court-appointed appraiser will be borne by Peoples Federal, unless the court finds that the dissenter acted arbitrarily, vexatiously, or not in good faith in demanding additional payment for his or her shares. The court also may assess the fees and expenses of counsel and experts for one party against another under certain circumstances.

      Because of the detailed provisions and requirements of the South Carolina Dissenters' Rights Statute, each dissenting shareholder should consult with such holder's own legal counsel concerning the procedures and remedies available to such holder. Any failure to follow the detailed procedures set forth in the South Carolina Dissenters' Rights Statute may result in a shareholder's losing his right to claim fair value as described herein.

AMENDMENT; WAIVER; TERMINATION

      First Financial may elect to modify the structure of the Merger; provided, however, that First Financial shall not have the right to make any revision to the structure of the Merger which (i) changes the amount or kind of the consideration which the Investors shareholders are entitled to receive,
(ii) adversely affects the tax treatment to Investors shareholders of receiving such consideration, or (iii) materially alters the timing of the transaction. Prior to the Effective Date of the Merger, any condition of the Merger Agreement may (to the extent allowed by law) be waived in writing by the party benefitted by the provision or may be amended or modified by an agreement in writing approved by the Boards of Directors of First Financial and Investors. After approval of the Merger Agreement by the shareholders of Investors, the Merger Agreement may not, without further approval of such shareholders, be amended in any manner that would decrease the consideration to be received by Investors shareholders in exchange for their Investors Common Stock.

      The Merger Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the Investors shareholders, as follows: (i) by the mutual consent of the parties; (ii) by either party if the other party has committed a material breach that cannot be or has not been cured within 30 days after the giving of written notice of such breach; (iii) by either party if the Merger is not consummated by February 28, 1998; (iv) by either party if the shareholders of Investors fail to approve the Merger Agreement or written notice is received which states that any required regulatory approval has not been approved or has been denied; or (v) by

PAGE

First Financial, if the First Financial Price is less than $24.00, or by Investors, if the First Financial Price is greater than $33.00, if First Financial and Investors have not agreed to an adjustment of the Exchange Ratio.

      In the event of the valid termination of the Merger Agreement by either First Financial or Investors, the obligations of the parties to the Merger Agreement shall terminate, and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Merger Agreement or for any misstatement or misrepresentation made prior to such termination.

TERMINATION FEE

      As a condition and inducement to First Financial's entering into the Merger Agreement and in consideration thereof, Investors has agreed to pay to First Financial a termination fee of $350,000 under certain circumstances. Such fee may be demanded by First Financial in the event that the Merger is not completed by December 25, 1998 and any of the following occurs: (i) a third party acquires beneficial ownership of 25% or more of the then outstanding Investors Common Stock; (ii) Investors, without the written consent of First Financial, enters into or recommends to Investors shareholders an agreement with a third party providing for certain actions (each an "Acquisition Transaction"), including a merger or similar transaction involving Investors, the purchase, acquisition or lease of substantially all of the assets of Investors or the purchase or other acquisition of securities representing 10% or more of the voting power of Investors; or (iii) a bona fide proposal to engage in an Acquisition Transaction is made to Investors by a third party, and after such proposal is made either Investors willfully breaches the Merger Agreement and such breach entitles First Financial to terminate the Merger Agreement, Investors shareholders fail to approve the Merger Agreement at the Special Meeting, the Special Meeting is canceled without the fault of First Financial, or the Investors Board withdraws or modifies in a manner adverse to First Financial its recommendation to shareholders to approve the Merger Agreement.

      Investors will not be required to pay the termination fee if, prior to the occurrence of any of the events described above, Investors validly terminates the Merger Agreement (i) with the mutual consent of First Financial,
(ii) because of a material breach by First Financial that cannot be or has not been cured within 30 days after written notice of such breach (but only if at such time as Investors exercises its right to terminate the Merger Agreement First Financial is not entitled to terminate the Merger Agreement either because of a material breach by Investors, because the Merger has not been consummated by February 28, 1998 or because the shareholders of Investors failed to approve the Merger Agreement or a required regulatory approval has been denied) or (iii) because any regulatory authority has denied approval of the Merger. The termination fee is intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement and may be expected to discourage competing offers to acquire Investors from potential third party acquirors because the termination fee could increase the cost of such acquisition. To the best of Investors's knowledge, no event that would permit First Financial to demand payment of the termination fee has occurred as of the date of this Prospectus/Proxy Statement.

RESALE OF FIRST FINANCIAL COMMON STOCK

      The shares of First Financial Common Stock to be issued to shareholders of Investors upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Investors or First Financial as that term is defined in the rules under the Securities Act. First Financial Common Stock received by those shareholders of Investors who are deemed to be "affiliates" of Investors on the date of the Special Meeting may be resold without registration only to the extent provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Investors generally include individuals or entities that control, are controlled by or are under common control with, Investors, and may include the executive officers and directors of Investors and certain of their affiliates as well as certain principal shareholders of Investors. In the Merger Agreement, Investors has agreed to use its best efforts to cause each person who may be deemed to be an affiliate of Investors to enter into an agreement with First Financial providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of First Financial Common Stock to be received by such person in the Merger except in compliance with the

                                  -14-
PAGE
applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Prospectus/Proxy Statement does not cover any resales of First Financial Common Stock received by affiliates of Investors.

ACCOUNTING TREATMENT

      It is expected that the pooling of interests method of accounting will be used to reflect the Merger. As required by generally accepted accounting principles, under pooling of interests accounting, as of the Effective Date of the Merger, the assets and liabilities of Investors would be added to those of First Financial at their recorded book values and the shareholders' equity accounts of First Financial and Investors would be combined on First Financial's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of First Financial issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of First Financial and Investors as if the Merger had taken place prior to the periods covered by such financial statements. In order for the Merger to qualify for pooling of interests accounting treatment, among other things, substantially all (90% or more) of the outstanding Investors Common Stock must be exchanged for First Financial Common Stock.

EXPENSES

      The Merger Agreement provides that First Financial and Investors each will pay their own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

                      BUSINESS OF THE PARTIES TO THE MERGER

FIRST FINANCIAL

      First Financial was incorporated in the State of Delaware on September 3, 1987, for the purpose of becoming a savings and loan holding company for First Federal. On January 27, 1988, the shareholders of First Federal approved the reorganization of First Federal into the holding company form of ownership. The reorganization was completed on June 30, 1988, on which date First Federal became the wholly-owned subsidiary of First Financial. Prior to completion of the reorganization, First Financial had no assets or liabilities and engaged in no business activities. Subsequent to the holding company reorganization, First Financial has not engaged in any significant activity other than holding the stock of First Federal and Peoples Federal and certain passive investment activities.

      On October 9, 1992, First Financial consummated the acquisition of Peoples Federal upon the voluntary supervisory conversion of Peoples Federal from a federal mutual to a federal stock savings and loan association, resulting in Peoples Federal being held as a wholly-owned subsidiary of First Financial. As a result of the acquisition of Peoples Federal, First Financial became a multiple savings and loan holding company for First Federal and Peoples Federal (together, the "Associations").

      First Federal, chartered in 1934, is the largest financial institution headquartered in the Charleston, South Carolina metropolitan area and the second largest thrift institution in South Carolina. First Federal is a federally-chartered stock savings and loan association that conducts its business through its home office in the city's historic district, twenty-one branch offices in the three surrounding counties, two full-service offices in Georgetown, South Carolina and a private banking office in Hilton Head, South Carolina.

      Peoples Federal was chartered in 1914 and is a federal stock savings and loan association headquartered in Conway, South Carolina. Peoples Federal is the result of a merger of Peoples Federal of Conway and Peoples Federal of Florence in 1982. Peoples Federal conducts its business through ten branch offices, a loan production

PAGE
office in Sunset Beach, North Carolina and its main office in Conway. Branches are located in the Myrtle Beach/Grand Strand area (4), Florence (3), Conway (2) and Loris (1).

      First Federal and Peoples Federal are members of the Federal Home Loan Bank ("FHLB") System and their savings deposits are insured by the FDIC under the Savings Association Insurance Fund up to applicable limits and are subject to comprehensive regulation, examination and supervision by the OTS and the FDIC.

      The business of the Associations consists primarily of acting as financial intermediaries by attracting savings deposits from the general public and originating first mortgage loans on residential properties located in the Associations' primary market areas. The Associations also make construction and consumer and other non-mortgage loans and invest in mortgage-backed securities, federal government and agency obligations, money market obligations and certain corporate obligations.

      Financial and other information relating to First Financial is set forth in First Financial's Annual Report on Form 10-K for the year ended September 30, 1996, and Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997, copies of which may be obtained from First Financial as indicated under "AVAILABLE INFORMATION" on page (ii) hereof.

INVESTORS

      General. Investors conducts a general savings association business under a state charter approved by the Board of Financial Institutions and granted by the Secretary of State of South Carolina on July 25, 1984. Its business primarily consists of accepting savings deposits and originating first mortgage loans on single-family residential properties and commercial business and consumer loans, primarily on a secured basis. Mortgage loans are primarily made for resale in the secondary market and most are at fixed rates. Investors seeks savings deposits and transaction accounts from households and businesses in its primary market area by offering a full range of savings accounts, individual retirement accounts, checking accounts, money market accounts, and time certificates of deposit. Investors conducts its activities from its main office and one branch located in Florence, South Carolina.

      Market Area and Competition. Competition among commercial banks and thrift institutions (savings and loan associations) and credit unions has intensified significantly as a result of the elimination of many previous distinctions between the various types of financial institutions, and the expanded powers and increased activity of thrift institutions in areas of banking that previously had been the sole domain of commercial banks. Recent legislation, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the elimination of many distinctions between a commercial bank and thrift institution. Consequently, competition among financial institutions of all types is virtually unlimited with respect to legal authority to provide most financial services.

       Investors competes in the South Carolina County of Florence, for which the most recent market share data available is as of June 30, 1996. At that time, in Florence County, 27 banks, savings and loans, credit unions, and savings banks with 46 branch locations competed for aggregate deposits of approximately $1.2 billion. Investors had two offices in Florence County, its main office and its branch office, with approximately $50 million in deposits, for a county-wide deposit market share of 4.19% and a market share rank of ninth out of the 24 competitors.

      Savings associations generally compete with other financial institutions through the savings products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and personal concern with which services are offered. In the conduct of certain areas of its business, Investors competes with commercial banks, credit unions, consumer finance companies, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same

PAGE
degree of regulation and restriction imposed upon Investors. Many of these competitors have substantially greater resources and lending limits than Investors and offer certain services, such as international banking services and trust services, that Investors does not provide. Moreover, most of these competitors have more branch offices located throughout their market areas than does Investors.

      The savings and loan industry is significantly affected by prevailing economic conditions as well as by government policies and regulations concerning, among other things, monetary and fiscal affairs, the housing industry and financial institutions. Deposits at savings institutions are influenced by a number of economic factors, including interest rates, competing investments, levels of personal income and savings, and the extent to which interest on retirement savings accounts is tax deferred. Lending activities are also influenced by a number of economic factors, including demand for and supply of housing, conditions in the construction industry, and availability of funds. Primary sources of funds for lending activities include savings deposits, income from investments, loan principal repayments, proceeds from sales of loans to conventional participating lenders, and the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

      Properties. Investors owns the real property at 132 West Cheves Street, Florence, South Carolina, where its main offices are located, and it leases parking lots adjacent to the main offices and the property at 108 Pamplico Highway, Florence, South Carolina where its branch is located. The parking lot leases expire in 2013. The branch office lease expires in 2011, with a right to renew for an additional ten years. The net book value of the Cheves Street property is $545,236. Management of Investors believes that both of Investors' offices are suitable and adequate for the business of Investors.

      Employees. At June 30, 1997, Investors employed 19 persons on a full-time basis.

      Legal Proceedings. Investors is from time to time engaged in routine litigation in the ordinary course of its business, but is not presently engaged in any litigation that is expected to have a material adverse effect on Investors' business or results of operations. There are no material proceedings known to Investors, pending or contemplated, in which any director, officer or affiliate of Investors or any holder of 5% or more of Investors' outstanding stock, or any associate of any of the foregoing, is a party or has an interest adverse to Investors.

      Market for Common Stock and Dividends. Although the Investors Common Stock is traded from time to time on an individual basis, no established trading market has developed and none is expected to develop in the foreseeable future. The Investors Common Stock is not listed on The Nasdaq Stock Market, nor is it quoted by the National Quotation Bureau, Inc., nor are there any market makers known to Investors' management.

      Management is aware of transactions in the Investors Common Stock at prices ranging from $25.00 to $29.00 per share to date since June 30, 1996. Such trades may not be indicative of the market value of the Investors Common Stock.

      On the Record Date, there were approximately 322 holders of record of Investors Common Stock, excluding individual participants in security position listings. There are outstanding options to purchase a total of 28,685 shares of Investors Common Stock.

      Investors paid cash dividends $.375 per share in 1995, $.45 per share in 1996 and $.25 per share (through August 5) in 1997. South Carolina and federal banking regulations restrict the amount of dividends that Investors can pay to shareholders, and all of Investors' dividends to shareholders are subject to the prior approval of the South Carolina Commissioner of Banking.

      Financial and other information relating to Investors is set forth in Appendix D.

PAGE

          VOTING SECURITIES OF INVESTORS AND PRINCIPAL HOLDERS THEREOF

      The following table sets forth, as of the Record Date, information as to the shares of Investors Common Stock beneficially owned by each person who, to the knowledge of Investors, is the owner of more than 5% of the outstanding shares of Investors Common Stock, by each director of Investors, by the Chief Executive Officer of Investors, and by all executive officers and directors of Investors as a group.

                                   Number of Shares       Percent of Shares
Name                               Beneficially Owned     Outstanding
----                               ------------------     -----------
BENEFICIAL OWNERS OF MORE THAN 5%
Robert P. Schofield, Jr.
Box 679
Georgetown, South Carolina                24,255              9.31%

DIRECTORS
C. B. Askins, Jr.                          3,530              1.35
James P. Barnes                            1,818               .70
Joseph D. Carson                          18,896(1)           6.97
132 West Cheves Street
Florence, South Carolina

Maitland S. Chase, III                       978               .38
Vance Gandy, Jr.                           4,714              1.81
Roy E. Hudgens                             2,545               .98
Walter N. Lawson                           1,212               .47
Thomas E. Rogers, Jr.                      8,609              3.30
Mary Rigby Sanders                         6,063              2.33
A. P. Skinner, III                        10,711(2)           4.01

All directors and executive
officers as a group (10 persons)          59,076(3)          21.28
-----------
(1)    Includes options to purchase 10,407 shares.
(2)    Includes options to purchase 6,626 shares.
(3)    Includes options to purchase 17,033 shares.

                  DESCRIPTION OF FIRST FINANCIAL CAPITAL STOCK

       First Financial is authorized to issue 12,000,000 shares of Common Stock, $0.01 par value per share and 3,000,000 shares of preferred stock, par value $0.01 per share. At June 30, 1997, 6,356,788 shares of First Financial Common Stock were issued and outstanding. First Financial Common Stock is listed for trading on the Nasdaq National Market under the symbol "FFCH." Each share of First Financial Common Stock has the same relative rights and is identical in all respects with every other share of First Financial Common Stock. The following summary does not purport to be a complete description of the applicable provisions of the First Financial Certificate of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "AVAILABLE INFORMATION."

COMMON STOCK

       Voting Rights. The holders of First Financial Common Stock possess exclusive voting rights in First Financial. Each holder of First Financial Common Stock is entitled to one vote for each share held of record on all

PAGE
matters submitted to a vote of holders of First Financial Common Stock. Holders of shares of First Financial Common Stock are not entitled to cumulate votes for the election of directors.

       Dividends. The holders of First Financial Common Stock are entitled to such dividends as the First Financial Board may declare from time to time out of funds legally available therefor. Dividends from First Financial depend upon the receipt by First Financial of dividends from its subsidiaries because First Financial has no source of income other than dividends from its subsidiaries.

       Liquidation. In the event of liquidation, dissolution or winding up of First Financial, the holders of shares of First Financial Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of First Financial.

       Other Characteristics. Holders of First Financial Common Stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of First Financial Common Stock which may be issued. Therefore, the Board of Directors of First Financial may authorize the issuance and sale of shares of common stock of First Financial without first offering them to existing shareholders of First Financial. First Financial Common Stock is not subject to any redemption or sinking fund provisions. The outstanding shares of First Financial Common Stock are, and the shares to be issued in the Merger will be, fully paid and non-assessable.

PREFERRED STOCK

       First Financial's Certificate of Incorporation authorizes the Board of Directors of First Financial to issue from time to time one or more series of preferred stock with such designations and preferences, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereon, as permitted by law and as fixed from time to time by resolution of the Board of Directors. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, the Board of Directors could adversely affect the voting power of the holders of common stock, and by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of First Financial in any transaction not approved by the Board of Directors of First Financial.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

       First Financial is incorporated under the laws of the State of Delaware and, accordingly, the rights of First Financial's shareholders are governed by First Financial's Certificate of Incorporation, Bylaws and the DGCL. Investors is incorporated under the laws of the State of South Carolina and, accordingly, the rights of Investors's shareholders are governed by Investors's Articles of Incorporation, Bylaws, the South Carolina Savings Association Act and the South Carolina BCA.

       Upon consummation of the Merger, shareholders of Investors will become shareholders of First Financial, and, as such, their rights will be governed by First Financial's Certificate of Incorporation, Bylaws and the DGCL. The following is a summary of material differences between the rights of a First Financial shareholder under First Financial's Certificate of Incorporation and Bylaws and under the DGCL, on the one hand, and the rights of an Investors shareholder under Investors' Articles of Incorporation and Bylaws, the South Carolina Savings Association Act and the South Carolina BCA, on the other hand. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to the governing law and the certificate or articles of incorporation and bylaws of each corporation.

PAYMENT OF DIVIDENDS

       First Financial. Under Delaware law, dividends may be paid either out of surplus (defined as the excess of the net assets of the corporation over the stated capital of the corporation) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

                                   -19-
PAGE

       Investors. Under South Carolina law, dividends may be paid only if, after giving effect to the dividend: (a) Investors will be able to pay its debts as they become due in the ordinary course of business and Investors's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Investors were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend; and (b) Investors will meet minimum requirements for reserves. Payment of cash dividends by Investors is subject to the approval of the Board of Financial Institutions.

SIZE OF BOARD OF DIRECTORS

       First Financial. First Financial's Certificate of Incorporation provides that its Board of Directors shall consist of not less than seven nor more than 15 members, with the current number set at ten by the Bylaws of First Financial. The Bylaws of First Financial provide that the Board of Directors may change the authorized number of directors within the stated range. Changes in the size of the range may be made by an amendment to First Financial's Certificate of Incorporation, which must be approved by at least 80% of the outstanding shares entitled to vote. The effect of such provisions may be to make it difficult for a person or entity immediately to acquire control of First Financial through an increase in the number of First Financial's directors and election of such person's or entity's nominees to fill the newly created vacancies.

       Investors. South Carolina law provides that the Investors Board shall consist of not less than five members. The exact number of members, which is currently set at ten, may be fixed by the directors or the shareholders.

CLASSIFIED BOARD OF DIRECTORS

       First Financial. First Financial's Certificate of Incorporation provides for a Board of Directors divided into three classes, with members of each class of directors being elected for a term of three years. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes a change in the composition of the Board of Directors, and a potential change in control of a corporation, a lengthier and more difficult process. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority of the directors. In the absence of the provisions of the Certificate of Incorporation classifying the Board, all of the directors would be elected each year.

       Investors. Investors' directors are elected annually for a term of one year.

CUMULATIVE VOTING

       First Financial. First Financial's Certificate of Incorporation eliminates cumulative voting. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of such shareholders' shares of common stock multiplied by the number of directors to be elected and to distribute such votes among one or more of the nominees to be elected. The absence of cumulative voting rights limits the ability of minority shareholders to obtain representation on the First Financial Board.

       Investors. Shareholders of Investors have a right to cumulate their votes for directors.

REMOVAL OF DIRECTORS

       First Financial. First Financial's Certificate of Incorporation provides that at a meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed by a vote of the holders of at least 80% of the shares then entitled to vote at such meeting. The requirement that directors may be removed only upon an 80% vote makes it difficult for a person or entity immediately to acquire control of the First

PAGE

Financial Board through the removal of existing directors and the election of such person's or entity's nominees to fill the newly created vacancies.

       Investors. South Carolina law provides that any director or directors may be removed with or without cause at any time by the affirmative vote of the holders of a majority of all the outstanding shares of voting stock entitled to vote at election of directors or by the affirmative vote of two-thirds of the directors other than the director who is named in the removal action.

VACANCIES ON THE BOARD OF DIRECTORS

        First Financial. The Certificate of Incorporation of First Financial provides that any vacancy on the Board of Directors may be filled by the affirmative vote of two-thirds of the remaining directors, and any director so appointed is to hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires.

       Investors. Investors' Bylaws provide that vacancies created by the removal of directors may be filled by election of directors at the meeting at which directors were removed. A vacancy created by an increase in the size of the Board of Directors may be filled by the shareholders or the Board of Directors.

SPECIAL MEETINGS OF SHAREHOLDERS AND ACTION WITHOUT A MEETING

       First Financial. The Certificate of Incorporation of First Financial provides that special meetings of shareholders may be called only by the board of directors. This restriction on the calling of special shareholders' meetings may deter hostile takeovers of First Financial by making it more difficult for a person or entity to obtain immediate control of First Financial between one annual meeting and the next. Pursuant to First Financial's Certificate of Incorporation, the power of shareholders to take action by written consent is denied.

       Investors. The Bylaws of Investors provides that special meetings of shareholders may be called by the President, a majority of the Board of Directors or shareholders of record holding not less than 10% of the outstanding shares of Investors Common Stock entitled to vote. Any action that may be taken by shareholders may be taken without a meeting if a consent in writing is signed by all of the holders of outstanding stock entitled to vote thereon.

ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF SHAREHOLDERS

       First Financial. The Certificate of Incorporation of First Financial generally provides that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must submit written notice to First Financial at least 30 days and not more than 60 days in advance of the meeting, together with certain information relating to the nomination or new business. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of First Financial and its shareholders to provide sufficient time to enable management to disclose to shareholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interest of shareholders generally. Similarly, adequate advance notice of shareholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if shareholders believe such nominees or proposals are in their best interests.

       Investors. Investors' Bylaws provide that nominations by shareholders may be made if they are delivered in writing to the Secretary of Investors at least ten days prior to the date of the pertinent meeting of shareholders.

PAGE

APPROVAL OF MERGERS, CONSOLIDATIONS, SALE OF SUBSTANTIALLY ALL ASSETS AND DISSOLUTION

       First Financial. First Financial's Certificate of Incorporation requires the approval of the holders of (i) at least 80% of First Financial's outstanding shares of voting stock, and (ii) at least a majority of First Financial's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations," except in cases where the proposed transaction has been approved in advance by a majority of those members of the First Financial Board who were directors prior to the time when the Related Person became a Related Person. In the event the requisite approval of the Board were given, the normal vote requirement of applicable Delaware law would apply, or, for certain transactions, no shareholder vote would be necessary. The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 15% or more of the outstanding shares of voting stock of First Financial. These provisions apply to any "Business Combination" which is defined to include among other things: (i) any merger, reorganization, or consolidation of First Financial or any of its affiliates with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of all or a substantial part of the assets of First Financial or any of its affiliates to any Related Person (the term "substantial part" is defined to include more than 25% of First Financial's total assets); (iii) any sale, lease, exchange, or other transfer by any Related Person to First Financial of any assets, cash or securities in exchange for shares of First Financial's voting stock; (iv) the acquisition by First Financial of any securities of the Related Person; (v) any reclassification of First Financial Common Stock; and (vi) any agreement, contract or other arrangement providing for any of the transactions described above. The increased shareholder vote required to approve a Business Combination may have the effect of foreclosing mergers and other business combinations which a majority of shareholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of shareholders.

       Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of the corporation and any other affected class of stock. One exception under Delaware law to the majority approval requirement applies to shareholders owning 15% or more of the common stock of a corporation for a period of less than three years. Such 15% shareholder, in order to obtain approval of a business combination, must obtain the approval of two-thirds of the outstanding stock, excluding the stock owned by such 15% shareholder, or satisfy other requirements under Delaware law relating to board of director approval of his or her acquisition of the shares of the corporation.

       First Financial's Articles of Incorporation require First Financial's Board of Directors to consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include: (i) the social and economic effects of the transaction; (ii) the business and financial condition and earnings prospects of the acquiring person or entity; and (iii) the competence, experience, and integrity of the acquiring person or entity and its management.

       Investors. Under South Carolina law, any plan of merger or share exchange involving Investors would require adoption by the Investors Board, who would generally be required to recommend its approval to the shareholders, who in turn would be required to approve the plan by a vote of two-thirds of the outstanding shares. Any sale, lease, exchange or other disposition of all or substantially all of Investors' assets not made in the usual and regular course of business would generally require that the Investors Board recommend the proposed transaction to the shareholders who would be required to approve the transaction by a vote of two-thirds of the outstanding shares. The transaction would also have to be approved by the Board of Financial Institutions.

PAGE

DISSENTERS' APPRAISAL RIGHTS

       First Financial. Under the DGCL, appraisal rights are available for the shares of any class or series of stock of a corporation that is a party to a merger or consolidation, other than a merger of a parent corporation and a 90% or more owned subsidiary. However, shareholders generally will not have appraisal rights if the corporation's stock is listed on a national securities exchange or the Nasdaq National Market or is held of record by more than 2,000 holders, or if shareholder approval is not required by the DGCL for the corporate action. Shareholders of First Financial do not have appraisal rights in connection with the Merger.

       Investors. South Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require shareholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the Board of Directors entitles shareholders to dissent. Shareholders of Investors have dissenters' rights in connection with the Merger. See "THE MERGER -- Dissenters' Rights."

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY

       First Financial. Pursuant to First Financial's Certificate of Incorporation, First Financial will indemnify the officers, directors and employees of First Financial for expenses, settlements, judgments and fines in suits which are not shareholders' derivative suits if the person is successful on the merits or if he or she acted in good faith, in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of a criminal suit if he or she had no reasonable cause to believe his or her conduct was unlawful. In the case of a shareholders' derivative suit First Financial will indemnify any of the aforementioned persons for expenses if such person is successful on the merits or otherwise or if he or she acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of First Financial, but no such indemnification may be given if the person is judged liable for negligence or misconduct in the performance of his or her duty to First Financial, unless the court determines the person is fairly and reasonably entitled to indemnification. In addition, First Financial's Certificate of Incorporation provides that the directors of First Financial shall not be personally liable for monetary damages to First Financial for certain breaches of their fiduciary duty as directors, except for liabilities that involve a breach of the director's duty of loyalty to First Financial or its shareholders, actions not in good faith, intentional misconduct or a knowing violation of law by the director, the authorization of illegal distributions or receipt of an improper personal benefit from their actions as directors. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefitted First Financial.

       Investors. Investors' Bylaws provide that Investors shall indemnify every person who is serving or has served as an officer, director, employee or agent of Investors or, at its request, of any other

PAGE
corporation of which Investors is a shareholder or creditor and from which such person is not entitled to be indemnified, in the manner and to the full extent permitted by South Carolina law and the rules and regulations of any supervisory authority that has jurisdiction over Investors.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

       First Financial. First Financial's Certificate of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of First Financial Common Stock, except that the provisions of the Certificate of Incorporation governing (i) meetings of shareholders and cumulative voting,
(ii) notice requirements for nominations and proposals, (iii) the number, filling of vacancies and staggered terms of directors, (iv) removal of directors, (v) approval of certain business combinations, (vi) evaluation of business combinations, (vii) indemnification of officers and directors, (viii) elimination of directors' liability, (ix) amendments to bylaws, and (xi) the manner of amending the Certificate of Incorporation may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of First Financial. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Delaware law for the repeal or amendment of any provision of the Certificate of Incorporation. The Bylaws of First Financial may be amended by a majority vote of the Board of Directors or by the holders of at least 80% of the outstanding shares of First Financial. This provision is intended to prevent the holders of less than 80% of the outstanding stock of First Financial from circumventing any of the foregoing provisions by amending the Certificate of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 20% of First Financial's voting stock to prevent amendments to First Financial's Certificate of Incorporation or Bylaws even if they were favored by the holders of a majority of the voting stock.

       Investors. Under South Carolina law, an amendment to Investors' Articles of Incorporation generally requires the recommendation of the Board of Directors and the approval of two-thirds of the votes entitled to be cast on the amendment as well as approval of the amendment by the Board of Financial Institutions. The Bylaws of Investors may be amended by majority vote of the directors, provided that such amendment shall not conflict with Bylaws adopted by the shareholders.

                 CERTAIN INFORMATION CONCERNING FIRST FINANCIAL

      Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of First Financial, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to First Financial's Annual Report on Form 10-K for the year ended September 30, 1996 (which incorporates portions of First Financial's Proxy Statement dated December 18, 1996). See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders desiring copies of such documents may contact First Financial as indicated under "AVAILABLE INFORMATION."

                                 LEGAL OPINIONS

      The validity of the First Financial Common Stock to be issued in the Merger is being passed upon for First Financial by Breyer & Aguggia, Washington, D.C. Breyer & Aguggia will deliver an opinion concerning certain federal income tax consequences of the Merger.

                                     EXPERTS

      The consolidated financial statements of First Financial Corporation and subsidiaries as of September 30, 1996 and 1995, and for each of the years in the three-year period ended September 30, 1996, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public

PAGE
accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Investors as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, have been included in this Prospectus Proxy Statement, in reliance upon the report of Webster, Rogers, West, Berry & Grady, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                OTHER MATTERS

      The Investors Board is not aware of any business to come before the Investors Special Meeting other than those matters described above in this Prospectus Proxy Statement. However, if any other matters should properly come before the Investors Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

PAGE

                                                                    APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of the 25th day of June 1997 (this "Agreement"), by and among FIRST FINANCIAL HOLDINGS, INC. (the "Company"), PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF SOUTH CAROLINA ("Peoples Federal") and INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC. ("Investors").

                                    RECITALS:

      (A) THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, with its principal executive offices located in Charleston, South Carolina. As of the date hereof, the Company has 12,000,000 authorized shares of common stock of $.01 par value per share ("Company Common Stock") and 3,000,000 shares of preferred stock of $.01 par value per share ("Company Preferred Stock") (no other class of capital stock being authorized), of which 7,010,958 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding as of March 31, 1997.

      (B) PEOPLES FEDERAL. Peoples Federal is a savings and loan association duly organized and existing in good standing under the laws of the United States, with its principal executive offices located in Conway, South Carolina. As of the date hereof, Peoples Federal has 10,000 authorized shares of common stock of $1.00 par value per share ("Peoples Federal Common Stock") (no other class of capital stock being authorized), of which 10,000 shares of Peoples Federal Common Stock and no shares of Peoples Federal Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Peoples Federal Common Stock are owned by the Company.

      (C) INVESTORS. Investors is a savings association duly organized and existing in good standing under the laws of the State of South Carolina, with its principal executive offices located in Florence, South Carolina. As of the date hereof, Investors has 500,000 authorized shares of common stock of $5.00 par value per share ("Investors Common Stock") (no other class of capital stock being authorized), of which 260,588 shares of Investors Common Stock are issued and outstanding. As of the date hereof, Investors had 54,574 shares of Investors Common Stock reserved for issuance under employee and director stock option plans pursuant to which options covering 28,685 shares of Investors Common Stock are outstanding as of the date hereof.

      (D) VOTING AGREEMENTS. As a condition and an inducement to the Company's willingness to enter into this Agreement, C.B. Askins, Jr., James P. Barnes, Joseph D. Carson, Maitland S. Chase, III, Vance Gandy, Jr., Dr. Roy E. Hudgens, Walter N. Lawson, Thomas E. Rogers, Jr., Mary R. Sanders and A.P. Skinner, III each has entered into an agreement with the Company pursuant to which, among other things, each has agreed to vote in favor of approval of the transactions contemplated by this Agreement at the Meeting (as hereinafter defined).

      (E) RIGHTS, ETC. Except as Previously Disclosed in Schedule 4.01(C), there are no other shares of capital stock of Investors authorized and reserved for issuance and Investors does not have any Rights (as defined below) issued or outstanding or any commitment to authorize, issue or sell any such shares or any Rights. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights in respect of Investors Common Stock.

      (F) INTENTION OF THE PARTIES. It is the intention of the parties to this Agreement that the Merger (as defined in Section 1.01) shall (i) be accounted for as a "pooling of interests" under generally accepted accounting principles and (ii) qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

PAGE

      (G) APPROVALS. The Boards of Directors of Investors, Peoples Federal and the Company have approved, at meetings of each of such Boards of Directors, this Agreement and have authorized the execution hereof in counterparts.

      In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:

                               I. THE MERGER

      1.01. THE MERGER. Subject to the provisions of this Agreement, including the Plan of Merger attached hereto as Exhibit A, at the Effective Time (as hereinafter defined):

      (A) THE CONTINUING CORPORATION. Investors shall be merged into Peoples Federal, a wholly-owned subsidiary of the Company pursuant to the terms and conditions set forth herein and pursuant to the Plan of Merger attached hereto as Exhibit A (the "Merger"). Upon consummation of the Merger, the separate existence of Investors shall cease and Peoples Federal (the "Continuing Corporation") shall survive.

      (B) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other chooses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Merger.

      (C) LIABILITIES. The Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged, in accordance with applicable law.

      (D) CHARTER; BYLAWS; DIRECTORS; OFFICERS. The Charter and Bylaws of the Continuing Corporation shall be those of Peoples Federal, as in effect immediately prior to the Effective Time. The directors and officers of Peoples Federal in office immediately prior to the Effective Time shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

      1.02. EFFECTIVE DATE. Subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article VI, the effective date (the "Effective Date") of the Merger shall be such date as the Company shall notify Investors in writing not less than five days prior thereto, which date shall not be more than 30 days after such conditions have been satisfied or waived in writing. Prior to the Effective Date, the Company and Investors shall execute and deliver to the Office of Thrift Supervision ("OTS") and the Secretary of State of the State of South Carolina, Articles of Merger in accordance with applicable law. The time on the Effective Date at which the Merger becomes effective is referred to as the "Effective Time."

                              II. CONSIDERATION

      2.01. MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time:

      (A) OUTSTANDING PEOPLES FEDERAL COMMON STOCK. The shares of common stock of Peoples Federal issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain as issued and outstanding shares of common stock of Peoples Federal.

PAGE

      (B) OUTSTANDING INVESTORS COMMON STOCK. Each share of Investors Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio (as defined below).

      The "Exchange Ratio" shall be equal (rounded to the nearest hundredth) to the result obtained by dividing $45.00 by the Final Company Price subject to the provisions of Section 7.06 hereof. The "Final Company Price" shall be the average last price per share of Company Common Stock as reported in The Wall Street Journal for each of the ten trading days immediately preceding the Effective Date. In the event the Company Common Stock does not trade on one or more of the trading days in such period, any such date shall be disregarded in computing the average last price per share and the average shall be based upon the last price per share and number of days on which the Company Common Stock actually traded during such period.

      Notwithstanding any other provision of this Agreement, shares of Investors Common Stock with respect to which dissenters' rights have been perfected in accordance with Section 33-13-200 through Section 33-13-280 of the South Carolina Business Corporation Act, as amended (the "SCBCA") ("Dissenters' Shares") and shares of Investors Common Stock held by Investors or by the Company or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted (together with Dissenters' Shares, "Excluded Shares") shall, by virtue of the Merger, be canceled without any conversion thereof.

      2.02. STOCKHOLDER RIGHTS; STOCK TRANSFERS. At the Effective Time, holders of Investors Common Stock shall cease to be, and shall have no rights as, stockholders of Investors, other than to receive the consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of Investors or the Continuing Corporation of the shares of Investors Common Stock which were issued and outstanding immediately prior to the Effective Date.

      2.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Company Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, the Company shall pay to each holder of Investors Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the average of the last sale prices of the Company Common Stock, as reported by the Nasdaq Stock Market reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the ten trading days immediately preceding the Effective Date.

      2.04. EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, the Company shall send or cause to be sent to each former stockholder of Investors of record immediately prior to the Effective Date transmittal materials for use in exchanging such stockholder's certificates for Investors Common Stock for the consideration set forth in this Article II. The certificates representing the shares of Company Common Stock into which shares of such stockholder's Investors Common Stock are converted on the Effective Date, any cash payments which such stockholder shall be entitled to receive, and any dividends paid on such shares of Company Common Stock for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date, will be delivered to such stockholder only upon delivery to the Company or its agent of the certificates representing all of such shares of Investors Common Stock (or indemnity satisfactory to the Company, in its judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such cash payments or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

      2.05. ANTI-DILUTION PROVISIONS. In the event the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Company Common Stock and the record date therefor shall be prior to the Effective Date, the Merger Consideration shall be proportionately adjusted.

PAGE

      2.06. EXCLUDED SHARES; DISSENTERS' SHARES. Each of the Excluded Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor. Dissenters' Shares shall be paid for in accordance with Section 33-13-200 through Section 33-13-280 of the SCBCA.

      2.07. OPTIONS. From and after the Effective Time, all employee and director stock options to purchase shares of Investors Common Stock (each, an "Investors Stock Option"), which are then outstanding and unexercised, shall be converted into and become options to purchase shares of Company Common Stock, and the Company shall assume each such Investors Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Time (i) each such Investors Stock Option assumed by the Company may be exercised solely to purchase shares of the Company Common Stock, (ii) the number of shares of the Company Common Stock purchasable upon exercise of such Investors Stock Option shall be equal to the number of shares of Investors Common Stock that were purchasable under such Investors Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, with cash being paid for any fractional share interest that otherwise would be purchasable, and (iii) the per share exercise price under each such Investors Stock Option shall be adjusted by dividing the per share exercise price of each such Investors Stock Option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each Investors Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to the Company Common Stock on or subsequent to the Effective Date. It is intended that the foregoing assumption shall be effected in a manner which is consistent with the requirements of Section 424 of the Code, as to any Investors Stock Option that is an "incentive stock option" (as defined in Section 422 of the Code).

      2.08. RESERVATION OF RIGHT TO REVISE TRANSACTION. The Company may at any time change the method of effecting the acquisition of Investors by the Company (including without limitation the provisions of this Article II) if and to the extent it deems such change to be desirable; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Investors Common Stock as provided for in this Agreement
(ii) adversely affect the tax treatment to Investors stockholders as a result of receiving such consideration or (iii) materially alter the timing of the transaction.

                        III. ACTIONS PENDING CONSUMMATION

      Without the prior written consent of the Company, Investors shall conduct its business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and Investors will agree not to:

      3.01. CAPITAL STOCK. Except for or as otherwise permitted in or expressly contemplated by this Agreement or as Previously Disclosed in Schedule 4.01(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of Investors or any shares of a Subsidiary as hereinafter defined, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Investors Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.

      3.02. DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of, (other than dividends payable on Investors Common Stock at an annual rate not to exceed $.45 per share) or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

PAGE

      3.03. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

      3.04. LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory agency, (i) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.09, or (ii) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.04 other than in the ordinary course of business and not exceeding $10,000 individually or $50,000 in the aggregate.

      3.05. LIENS AND ENCUMBRANCES. Impose or suffer the imposition on any of its assets, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist except in the ordinary course of business consistent with past practices.

      3.06. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in Schedule 3.06, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any stock option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

      3.07. BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.07, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

      3.08. CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, which is material to Investors, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity which is material to Investors (except foreclosures or acquisitions by Investors in a fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

      3.09. AMENDMENTS.  Amend its Articles of Incorporation or Bylaws.

      3.10. CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for money damages or restrictions upon the operations of Investors except in the ordinary course of business for amounts which are not material and are consistent with past practices.

      3.11 CONTRACTS. Except as Previously Disclosed in Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on more than 60 days prior written notice.

      3.12. LOANS. Extend credit other than in accordance with existing lending policies, except that Investors shall not, without the prior written consent of the Company, make any new loan or modify, restructure or renew any existing loan to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person (or which would be required to be aggregated for loans-to-one-borrower limitations) would be in excess of $500,000.

         3.13. ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

PAGE

         3.14. ADVERSE ACTIONS. (1) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for pooling-of- interests accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (2) take any action that is intended or would be reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VI not being satisfied or
(z) a material violation of any provision of this Agreement except, in every case, as may be required by applicable law.

                       IV. REPRESENTATIONS AND WARRANTIES

      4.01. REPRESENTATIONS AND WARRANTIES OF INVESTORS. Investors hereby represents and warrants to the Company as follows:

      (A) RECITALS. The facts set forth in the Recitals of this Agreement with respect to it are true and correct.

      (B) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in the State of South Carolina. It is not required to register to do business in any foreign jurisdictions. It has in effect all federal, state and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Investors is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of Investors are insured by Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). Investors is a member in good standing with the Federal Home Loan Bank ("FHLB") of Atlanta.

      (C) SHARES. The outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.01(C), there are no shares of capital stock or other equity securities of Investors outstanding and no outstanding Rights with respect thereto.

      (D) INVESTORS' SUBSIDIARIES. Investors has no Subsidiaries (as defined below). Investors does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization other than Federal Home Loan Bank stock. The term "Subsidiary" with respect to any entity means each partnership or corporation, the majority of the outstanding partnership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

      (E) CORPORATE POWER. It has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

      (F) CORPORATE AUTHORITY. Subject to receipt of approval by its stockholders referred to in Section 6.01, this Agreement has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      (G) NO DEFAULTS. Subject to the approval by its stockholders referred to in Section 6.01, the required regulatory approvals referred to in Section 6.02, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.01(G), the execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, does not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental

PAGE
permit or license, or agreement, indenture or instrument of it or to which it or its properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (ii) constitute a breach or violation of, or a default under, its Articles of Incorporation or Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Investors.

      (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.01(H), (i) its audited statement of financial condition as of December 31, 1996 and 1995 and related statements of operations and stockholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994, and (ii) its Thrift Financial Report for the fiscal year ended December 31, 1996, and all other financial reports filed or to be filed subsequent to December 31, 1996, in the form filed with the FDIC, the OTS, and the State of South Carolina, including the State of South Carolina Board of Financial Institutions ("Board") (together, the "Investors Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Investors Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and stockholders' equity and cash flows or equivalent statements in the Investors Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

      (I) ABSENCE OF UNDISCLOSED LIABILITIES. Investors has no obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (i) as reflected in Investors Financial Reports prior to the date of this Agreement, and (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of its business consistent with past practice since December 31, 1996. Since December 31, 1996, Investors has not incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

      (J) NO EVENTS. Except as Previously Disclosed on Schedule 4.01(J), since December 31, 1996, no events have occurred which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.

      (K) PROPERTIES. Except as reserved against in the Investors Financial Reports, Investors has good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in the Investors Financial Reports as being owned by Investors as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those properties or assets sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets which are held under leases or subleases by Investors are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Investors.

      (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
Schedule 4.01(L), no litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Investors or which alleges claims under

PAGE
any fair lending law or other law relating to discrimination, including, without limitation, the Equal Credit Opportunity Act,the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and to the knowledge of management of Investors, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.02(D), neither Investors nor any of its material properties or officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits(together with any and all agencies or departments of federal, state or local government (including, without limitation, the Board, the OTS, the FDIC, the FHLB, the Federal Reserve Board, and any other federal or state bank, or other financial institution, insurance and securities regulatory authorities, the"Regulatory Authorities")) and it has not been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order,decree, agreement, memorandum or understanding, commitment letter or similar submission.

      (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 4.01(M), Investors:

            (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of Investors; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

            (2) has received no notification or communication from any Regulatory Authority or the staff thereof (i) asserting that Investors is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Investors, (ii) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Investors, or (iii) requiring Investors (or any of its officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the Board of Directors of Investors to adopt any resolution or policy);

            (3) is not required by Section 32 of the Federal Deposit Insurance Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer; and (4) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

      (N)   MATERIAL CONTRACTS.

            (1) Except as Previously Disclosed in Schedule 4.01(N), (and with a true and correct copy of the document or other item in question attached to such Schedule), Investors is not a party or subject to any of the following (whether written or oral, express or implied):

                  (i) any agreement, arrangement or commitment (a) not made in the ordinary course of business or (b) pursuant to which Investors is or may become obligated to invest in or contribute capital to any other entity;

                  (ii) any agreement, indenture or other instrument not disclosed in the Investors Financial Reports relating to the borrowing of money by Investors or the guarantee by Investors of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by Investors, such as deposits, Fed Funds, FHLB borrowings, or other borrowings and repurchase agreements);

                  (iii) any contract containing covenants that limit the ability of Investors to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Investors may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

                  (iv) any contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC");

                  (v) any lease with annual rental payments aggregating $10,000 or more;

                  (vi) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) involving the payment of more than $10,000 or more per annum;

                  (vii) any agreement with any executive officer or other key employee of Investors the benefits of which are contingent, or the terms of which are materially altered or any payments or rights are accelerated, upon the occurrence of a transaction involving Investors of the nature contemplated by this Agreement;

                  (viii) any  agreement  with  respect  any  executive
            officer of Investors providing any term of employment or compensation guarantee; or

                  (ix) any agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

            (2) Except as Previously Disclosed on Schedule 4.01(N), no officer or director of Investors or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Investors.

            (3) Investors is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or any of its assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Investors, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.01(N), Investors is not subject to or bound by any contract containing covenants which limit the ability of Investors to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, Investors may carry on its business (other than as may be required by law or any applicable Authority).

      (O) REPORTS. Since January 1, 1992, Investors has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC, (ii) the OTS, (iii) the Board, (iv) the FHLB-Atlanta and the FHLB System, (v) the Federal Reserve Board and (vi) any other applicable Regulatory Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      (P) NO BROKERS. Except as Previously Disclosed on Schedule 4.01(P), all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.

      (Q)   EMPLOYEE BENEFIT PLANS.

            (1) Schedule 4.01(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to the Company.

            (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of
            Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.01(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of
            Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Investors has not engaged in a transaction with respect to any ERISA Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or
            Section 502(i) of ERISA in an amount which would be material.

            (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Investors with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Investors does not presently contribute to a Multiemployer Plan, nor has it contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of

            ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

                  (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of
            Section 412 of the Code or Section 302 of ERISA. Investors has not provided, or is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

                  (6) Investors has no obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.01(Q)(6). There are no restrictions on the rights of Investors to amend or terminate any such plan without incurring any liability thereunder.

                  (7) Except as Previously Disclosed in Schedule 4.01(Q)(7),
            neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it under any Compensation and Benefit Plan or otherwise from it, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

      (R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in Section 6.02 should not be obtained or why the transaction referred to herein would not qualify for pooling-of-interest accounting treatment.

      (S) LABOR AGREEMENTS. Investors is not a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

      (T) ASSET CLASSIFICATION. It has Previously Disclosed in Schedule 4.01(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of Investors that have been classified by it as of March 31, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of March 31, 1997 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful," "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Investors prior to March 31, 1997.

      (U) ALLOWANCE FOR LOAN AND LEASE LOSSES. The allowance for loan and lease losses shown on the statements of financial condition of Investors included in the December 31, 1996 Investors Financial Reports was, and the allowance for possible loan losses to be shown on subsequent Investors Financial Reports, will

PAGE
be, adequate in the opinion of the Board of Directors, determined in accordance with generally accepted accounting principles, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

      (V) INSURANCE. Investors has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to Investors, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it. Previously Disclosed in Schedule 4.01(V) is a list of all insurance policies maintained by or for the benefit of Investors or their directors, officers, employees or agents. Each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of Investors.

      (W) STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION. Investors has taken all necessary action to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby are exempt from, (i) any applicable state takeover laws, and (ii) any supermajority provisions or other provisions imposing special conditions on business combinations contained in Investors' Articles of Incorporation.

      (X) NO FURTHER ACTION. It has taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (including without limitation the Merger), or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (i) require a vote of stockholders (other than as set forth in Section 6.01), or (ii) result in the grant of any rights to any person under the Articles of Incorporation or Bylaws of Investors or under any agreement to which Investors is a party, or (iii) restrict or impair in any way the ability of the Company to exercise the rights granted hereunder.

      (Y)   ENVIRONMENTAL MATTERS.

                  (1) To its knowledge, it and each of the Participation
            Facilities and the Loan/Fiduciary Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Investors.

                  (2) There is no proceeding pending or, to its knowledge,
            threatened before any court, governmental agency or board or other forum in which it or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Y)(2).

                  (3) There is no proceeding pending or, to its knowledge,
            threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or it in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Y)(3).

PAGE

                  (4) To its knowledge, there is no reasonable basis for any proceeding of a type described in subparagraphs (2) or (3) above, except as has been Previously Disclosed in Schedule 4.01(Y)(4).

                  (5) To its knowledge, during the period of (i) its ownership or operation of any of its current properties, (ii) its participation in the management of any Participation Facility, or
            (iii) its holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Y)(5).

                  (6) To its knowledge, prior to the period of (i) its
            ownership or operation of any of its current properties, (ii) its participation in the management of any Participation Facility, or
            (iii) its holding of a security or other interest in a Loan/Fiduciary Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Y)(6).

                  (7) The following definitions apply for purposes of this
            Section 4.01(Y): "Loan/Fiduciary Property" means any property owned or controlled by it or in which it holds a security or other interest, and, where required by the context, includes any such property where Investors constitutes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it participates in the management and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Environmental Law" means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl; and "to its knowledge" means the actual knowledge of its officers and its Board of Directors and does not imply that it has made any investigation with respect to such matters.

PAGE

      (Z) TAX REPORTS. Except as Previously Disclosed in Schedule 4.01(Z), (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it, including without limitation federal income tax returns of it (collectively, the "Investors Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on it, and such Investors Tax Returns were true, complete and accurate in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on Investors Tax Returns have been paid in full, (iii) the Investors Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Investors Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Investors Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on it, except as reserved against in the Investors Financial Reports, and (vi) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it.

      (AA) ACCURACY OF INFORMATION. The statements with respect to Investors contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Investors pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

      (BB) DERIVATIVES CONTRACTS. Investors is neither a party to nor has it agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract"); Investors does not own securities that are referred to as "structured notes"; except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.01(BB), including a list, as applicable, of any Investors assets pledged as security for each such Derivatives Contract.

      (CC) ACCOUNTING CONTROLS. Investors has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that
(i) all material transactions are executed in accordance with management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to banks or savings banks or any other criteria applicable to such statements, and to maintain proper accountability for items; (iii) access to the material property and assets of Investors is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

      4.02. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PEOPLES FEDERAL.

      The Company and Peoples Federal each hereby represents and warrants to Investors, as follows:

      (A) RECITALS. The facts set forth in the Recitals of this Agreement with respect to it are true and correct.

      (B) CORPORATE AUTHORITY. Subject to the required regulatory approvals referred to in Section 6.02, this Agreement has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement as to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                                    A-14
PAGE

      (C) ORGANIZATION, STANDING AND AUTHORITY. It is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware in the case of the Company and the United States in the case of Peoples Federal. It is duly qualified to do business and is in good standing as a foreign corporation in the State of South Carolina. It is not required to register to do business in any foreign jurisdictions except South Carolina. It has in effect all federal, state and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Peoples Federal is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of Peoples Federal are insured by Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). Peoples Federal is a member in good standing with the Federal Home Loan Bank ("FHLB") of Atlanta.

      (D) SHARES. The outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.02(D), there are no shares of capital stock or other equity securities of it outstanding and no outstanding Rights with respect thereto.

      (E) NO DEFAULTS. Subject to the required regulatory approvals referred to in Section 6.02 herein and the required filings under federal and state securities' laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by it, do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely individually or in the aggregate to have a Material Adverse Effect on the Company, (ii) constitute a breach or violation of, or a default under, its Certificate of Incorporation, Charter or Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument.

      (F) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.02(F), and all documents filed or to be filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "the Company Financial Reports"), complied in all material respects with the applicable forms and regulations of the SEC and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Company Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to savings associations and savings and loan holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

      (G) NO EVENTS. Except as Previously Disclosed in Schedule 4.02(G), since September 30, 1996, no events have occurred which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.

      (H) SHARES AUTHORIZED. The shares of Company Common Stock to be issued in exchange for shares of Investors Common Stock upon consummation of the Merger in accordance with Article II of this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

                                    A-15
PAGE

      (I) CORPORATE POWER. The Company and Peoples Federal each has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

      (J) ACCURACY OF INFORMATION. The statements with respect to the Company and its Subsidiaries contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of the Company pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

      (K) ACCOUNTING CONTROLS. The Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to savings and loan holding companies or any other criteria applicable to such statements, and to maintain proper accountability for items; (iii) access to the material property and assets of the Company is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

                                  V. COVENANTS

      Investors hereby covenants to the Company and the Company hereby covenants to Investors, that:

      5.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement and to the exercise by its Board of Directors of such Board's fiduciary duties established under applicable law and advised in writing by its outside counsel, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger on the Effective Date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end.

      5.02. INVESTORS PROXY. In the case of Investors, it shall promptly assist the Company in the preparation of a proxy statement (the "Proxy Statement") to be mailed to the holders of Investors Common Stock in connection with the transactions contemplated hereby to be filed by the Company in a registration statement (the "Registration Statement"), with the SEC as provided in Section 5.03, which shall conform to all applicable legal requirements and it shall call a special meeting (the "Meeting") of the holders of Investors Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and Investors shall use its best efforts to solicit and obtain votes of the holders of Investors Common Stock in favor of the transactions contemplated hereby and the Board of Directors of Investors shall recommend approval of such transactions by such holders.

      5.03 REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of Investors relating to Investors and by or on behalf of the Company relating to the Company or its Subsidiaries, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

                                    A-16
PAGE

      5.04 REGISTRATION STATEMENT EFFECTIVENESS. In the case of the Company: it will advise Investors, promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

      5.05. PRESS RELEASES. Investors will not, without the prior approval of the Company, and the Company will not, without the prior approval of Investors, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.

      5.06. ACCESS; INFORMATION.

            (1) Upon reasonable notice, Investors shall afford the Company and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of its properties, books, contracts, commitments and records and, during such period, Investors shall furnish promptly to the Company (i) a copy of each material report, schedule and other document filed by Investors with any Regulatory Authority, and (ii) all other information concerning the business, properties and personnel of Investors the Company may reasonably request, provided that no investigation pursuant to this Section
5.06 shall affect or be deemed to modify or waive any representation or warranty made by Investors or the conditions to the obligations of Investors to consummate the transactions contemplated by this Agreement; and

            (2) It will not use any information obtained pursuant to this
Section 5.06 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by the Company or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Agreement, the Company will, upon request by Investors, deliver to Investors all documents so obtained by the Company or destroy such documents and, in the case of destruction, will certify such fact to Investors.

      5.07. ACQUISITION PROPOSALS. In the case of Investors, without the prior written consent of the Company, it shall not solicit, initiate or encourage inquiries or proposals with respect to, or, furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Investors or any merger or other business combination with Investors other than as contemplated by this Agreement; it shall instruct its officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify the Company immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with it.

      5.08. BLUE-SKY FILINGS. In the case of the Company, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals, provided that the Company shall not be required by virtue thereof to submit to general jurisdiction in any state.

      5.09. CERTAIN POLICIES OF INVESTORS. Investors shall, at the Company's request: (i) modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and (ii) generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of the Company and generally accepted accounting principles; PROVIDED, HOWEVER, Investors shall not be required to take any such action set forth in (i) above until all regulatory approvals set forth in Section 6.02 shall have been obtained. Investors' representations, warranties and covenants contained in this Agreement shall not be

PAGE
deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.09.

      5.10. STATE TAKEOVER LAW. In the case of Investors, Investors shall not take any action that would cause the transactions contemplated by this Agreement to be subject to any applicable state takeover statute and Investors shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect.

      5.11. NO RIGHTS TRIGGERED. In the case of Investors, Investors shall take all necessary steps to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not
(i) result in the grant of any rights to any person under the Articles of Incorporation or Bylaws of Investors or under any agreement to which Investors is a party, or (ii) restrict or impair in any way the ability of the Company to exercise the rights granted hereunder.

      5.12. SHARES LISTED. In the case of the Company, it shall file with the Nasdaq Stock Market a Notification Form for Listing of Additional Shares.

      5.13. REGULATORY APPLICATIONS. In the case of the Company, it shall (i) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, and (ii) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Merger by the Company.

      5.14 REGULATORY DIVESTITURES. In the case of Investors, effective on or immediately before the Effective Date, Investors shall cease engaging in such activities as the Company shall advise Investors in writing are not permitted to be engaged in by the Company under applicable law following the Effective Date.

      5.15  CURRENT INFORMATION.

      (a) During the period from the date of this Agreement to the Effective Date, each of Investors and the Company shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

      (b) Investors shall promptly notify the Company of (i) any material change in the business or operations of Investors, (ii) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to Investors,
(iii) the initiation or threat of material litigation involving or relating to Investors, or (iv) any event or condition that might reasonably be expected to cause any of Investors' representations or warranties set forth herein not to be true and correct in all material respects as of the Effective Date or prevent Investors from fulfilling its obligations hereunder; and in each case shall keep the Company informed with respect thereto.

      (c) The Company shall (i) promptly notify Investors of any event or condition that might reasonably be expected to cause any of the Company's representations or warranties set forth herein not to be true and correct in all material respects as of the Effective Date, and (ii) notify Investors immediately of any denial of any application filed by the Company with any Regulatory Authority with respect to this Agreement, and in each case shall keep Investors informed with respect thereto.

             5.16. AFFILIATE AGREEMENTS. (i) Not later than the 15th day prior to the mailing of the Proxy Statement, Investors shall deliver to the Company, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Meeting, deemed to be an "affiliate" of it (each, an "Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135 and (ii)

PAGE

Investors shall use its best efforts to cause each person who may be deemed to be an Affiliate of Investors, to execute and deliver to the Company on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.

      5.17. POOLING OF INTERESTS. In the case of Investors, it shall not take any action which with respect to Investors would disqualify the Merger as a "pooling of interests" for accounting purposes.

      5.18. PEOPLES FEDERAL. The Company shall vote all outstanding shares of Peoples Federal in favor of the Merger.

                  VI. CONDITIONS TO CONSUMMATION OF THE MERGER

      Consummation of the Merger is conditioned upon:

      6.01. SHAREHOLDER VOTE. Approval of the transactions contemplated hereby by the requisite vote of the stockholders of Investors and Peoples Federal.

      6.02. REGULATORY APPROVALS. Procurement by the Company of all required regulatory consents and approvals by the appropriate Regulatory Authorities and the expiration of the statutory waiting period relating thereto; PROVIDED, HOWEVER, that no such approval or consent shall have imposed any condition or requirement which, in the opinion of the Company, would so materially adversely impact the economic or business benefits to the Company of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

      6.03. NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby.

      6.04. LEGAL OPINION. Investors shall have received an opinion, dated the Effective Date, of Breyer & Aguggia, special counsel for the Company, in form reasonably satisfactory to Investors, which shall cover the matters contained in Exhibit C hereto.

      6.05. LEGAL OPINION. The Company shall have received an opinion, dated the Effective Date, of Sinkler & Boyd, P.A., counsel for Investors, in form reasonably satisfactory to the Company, which shall cover the matters contained in Exhibit D hereto.

      6.06. OFFICER'S CERTIFICATE. (i) Each of the representations and warranties contained herein of the Company and Peoples Federal shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and
(ii) each and all of the agreements and covenants of the Company and Peoples Federal to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and Investors shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company dated the Effective Date, to such effect.

      6.07. OFFICERS' CERTIFICATE. (i) Each of the representations and warranties contained herein of Investors shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date and except as otherwise provided in Section 5.09, and (ii) each and all of the agreements and covenants of Investors to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly

PAGE
performed and complied with in all material respects, and the Company shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Investors dated the Effective Date, to such effect.

      6.08. ABSENCE OF STOP ORDER. No stop order suspending the offering of the Company Common Stock or the use of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, any state securities administrator or any other Regulatory Authority.

      6.09. BLUE-SKY PERMITS. The Company shall have received all state securities laws and "blue sky" permits necessary to consummate the Merger.

      6.10. TAX OPINION. The Company and Investors shall have received an opinion from Breyer & Aguggia to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by stockholders of Investors who receive shares of the Company Common Stock in exchange for their shares of Investors Common Stock, and, in rendering its opinion, Breyer & Aguggia may require and rely upon representations contained in certificates of officers of the Company, Investors and others.

      6.11. EMPLOYMENT AGREEMENTS. The Employment Agreement attached as Exhibit E shall have been duly executed and delivered by the parties to such agreement.

      6.12. VOTING AGREEMENT. The Voting Agreement attached as Exhibit F shall have been duly executed and delivered by each of C.B. Askins, Jr., James
P. Barnes, Joseph D. Carson, Maitland S. Chase, III, Vance Gandy, Jr., Dr. Roy
E. Hudgens,

Walter N. Lawson, Thomas E. Rogers, Jr., Mary R. Sanders and A.P. Skinner, III.

      6.13. ADVERSE CHANGE OF INVESTORS. During the period from December 31, 1996 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of Investors, nor shall Investors have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and the Company shall have received a certificate dated the Effective Date signed by the Chief Executive Officer of Investors to such effect.

      6.14. ADVERSE CHANGE OF COMPANY. During the period from December 31, 1996 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of the Company, nor shall the Company have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and the Company shall have received a certificate dated the Effective Date signed by the Chief Executive Officer of the Company to such effect.

      6.15. DISSENTERS' RIGHTS. The number of Dissenters' shares shall not exceed in the aggregate ten percent of the outstanding shares of Investors Common Stock.

      6.16. THIRD PARTY CONSENTS. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors or the Company, respectively.

      PROVIDED, HOWEVER, that a failure to satisfy any of the conditions set forth in the proviso following Section 6.02 or in Sections 6.05, 6.07, 6.12,
6.13 or 6.15 shall only constitute conditions if asserted by the Company, and a failure to satisfy any of the conditions set forth in Section 6.04, 6.06 and
6.14 shall only constitute conditions if asserted by Investors.

PAGE

                                VII. TERMINATION

      This Agreement may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:

      7.01. MUTUAL CONSENT. By the mutual consent of the Company and Investors, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

      7.02. BREACH. By the Company or Investors, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a material breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the material covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

      7.03. DELAY. By the Company or Investors, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by February 28, 1998.

      7.04. NO STOCKHOLDER OR REGULATORY APPROVAL. By the Company or Investors, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, (i) in the event that any stockholder approval contemplated by Section 6.01 is not obtained at the Meeting, including any adjournment or adjournments thereof, or (ii) in the event that written notice is received which states that any required regulatory approval contemplated by
Section 6.02 has not been approved or has been denied.

      7.05. DUE DILIGENCE REVIEW. By the Company or Investors in the event that
(i) any situation, event, circumstance or other matter shall come to its attention during the course of its Due Diligence Review which it shall, in a good faith exercise of its reasonable discretion, believe (A) to be inconsistent in any material respect with any of the representations and warranties of the other party, (B) to be of such significance as to have a Material Adverse Effect on the financial condition, prospects, results of operations or business of the other party, or (C) is a material deviation from Investors' or the Company's Financial Reports, as the case may be, and (ii) it notifies the other party of such matters within five (5) business days after the end of its Due Diligence Review Period and such matters are not capable of being cured or have not been cured within thirty (30) days after written notice thereof. For purposes of this Section 7.05, (i) the "Due Diligence Review" shall be limited to a review by management of the respective entities shall mean a review by one party of the other party's operations, business affairs, prospects and financial condition, including without limitation, those matters which are the subject of representations and warranties and (ii) the "Due Diligence Review Period" shall mean a forty-five (45) day period beginning on the date of this Agreement. Notwithstanding anything in this Section 7.05 contained or implied to the contrary, the Due Diligence Review shall not limit, restrict or preclude either party, at any time or from time to time, from conducting such reviews or from exercising any rights available to it hereunder as a result of the existence or occurrence prior to the Due Diligence Review Period of any event or condition which was not detected in the Due Diligence Review and which constitutes a breach of any representation or warranty under this Agreement.

      7.06 FINAL COMPANY PRICE. By the Company, within five business days after the end of the ten trading day period used to determine the Final Company Price, if the Final Company Price is less than $24.00 or by Investors, within five business days after the end of the ten trading day period used to determine the Final Company Price, if the Final Company Price is greater than $33.00, in each instance only if the Company and Investors have not agreed to an adjustment to the Exchange Ratio.

PAGE

                               VIII. OTHER MATTERS

      8.01. SURVIVAL. If the Effective Date occurs, all representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Date. If this Agreement is terminated prior to the Effective Date, the agreements and representations of the parties in Section 4.01(P), Sections 5.04, 5.06(2), 5.10 and 5.11, and Sections 8.01, 8.03, 8.04,
8.05, 8.06, 8.07, 8.09, 8.11 and 8.12 shall survive such termination.

      8.02. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Agreement may be (i) waived in writing by the party benefitted by the provision, or (ii) amended or modified at any time (including the structure of the transactions contemplated hereby) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, except that, after the vote by the stockholders of Investors, the consideration to be received by the stockholders of Investors for each share of Investors Common Stock shall not thereby be decreased.

      8.03. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each party hereto.

      8.04. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of South Carolina, except as federal law may be applicable.

      8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

      8.06. CONFIDENTIALITY. Except as otherwise provided in Section 5.06(2), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

      8.07. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:

                                    First Financial Holdings, Inc.
                                    2440 Mall Drive

                                    Suite 100
                                    Charleston, SC 29418
                                    Attn:  A. Thomas Hood

                        Copies to:  John F. Breyer, Jr., Esq.
                                    Breyer & Aguggia
                                    1300 I Street, N.W.
                                    Suite 470 East
                                    Washington, D.C.  20005

If to Investors to:                 Investors Savings Bank
                                    132 West Cheves Street
                                    Florence, South Carolina 29503
                                    Attn:  Joseph D. Carson

PAGE

                        Copies to:  George S. King, Jr.
                                    Sinkler & Boyd, P.A.
                                    The Palmetto Center
                                    1426 Main Street, Suite 1200
                                    P.O. Box 11889 (29211)
                                    Columbia, South Carolina 29201

      8.08. DEFINITIONS. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

            (1) the term "Material Adverse Effect," when applied to a party, shall mean an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes and (ii) any breach of a representation or warranty contained herein by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of the party and its subsidiaries, taken as a whole, or (b) would materially impair the party's ability to perform its obligations under this Agreement or the consummation of any of the transaction contemplated hereby; and

            (2) the term "Previously Disclosed" by a party shall mean information set forth in a Schedule that is delivered by that party to the other party contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement.

      8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      8.10  BENEFIT PLANS, ETC.

      (A) The Company and Peoples Federal anticipate retaining the employees of Investors after the Effective Time, subject to the needs of Peoples Federal and the qualification of such employees. As soon as administratively practicable after the Effective Time, employees of Investors who continue as Peoples Federal employees shall be entitled to participate on an equitable basis in the same benefit plans, programs or policies as are generally available to Peoples Federal employees of similar rank and status. For purposes of eligibility and vesting (but not for the accrual of benefits) under such plans, programs or policies, employees of Investors who continue as Peoples Federal employees will be credited for prior years of service with Investors, and there shall be no exclusion from coverage under the Peoples Federal health insurance plan as a result of pre-existing conditions to the extent such conditions were covered under any health insurance plan maintained by Investors prior to the Effective Time.

      (B) Following the Effective Time, it is the Company's intention to establish a Florence area advisory board to the Board of Directors of Peoples Federal. Members of the Board of Directors of Investors who reside in the Florence area will be considered for advisory board membership and, if selected, will receive such compensation as the Company may from time to time establish for advisory directors to its subsidiaries. It is the Company's intention to maintain the advisory board for at least one year following the Effective Time and extend the period of service of the Florence area advisory board each year for an additional year for so long as the Company and its members deem it mutually beneficial. Not later than the Effective Time, Peoples Federal will select a member of the Investors Board of Directors to be added to the Peoples Federal Board of Directors.

PAGE

      8.11. BREAK-UP FEE. The parties hereby acknowledge that, in negotiating and executing this Agreement and in taking the steps necessary or appropriate to effect the transaction contemplated hereby, the Company has incurred and will incur direct and indirect monetary and other costs (including, without limitation, attorney's fees and costs and costs of Company employee and management time) and will forego discussion with respect to other potential acquisitions. To compensate the Company for such cost and to induce it to forego initiating discussions regarding other acquisitions, Investors shall be obligated to pay the Company on demand (and in no event more than three days after such demand) in immediately available funds $350,000 if within 18 months after the date hereof the Merger has not been completed and there occurs any of the events set forth in subparagraphs (i), (ii) or (iii) below.

            (A) Any person other than the Company or an affiliate of the Company acquires beneficial ownership of 25% or more of the then-outstanding Investors Common Stock;

            (B) Investors or any of its affiliates, without having received the Company's prior written consent, enters into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this section having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than the Company or any of its Subsidiaries, or Investors' Board of Directors recommends that the shareholders of Investors approve or accept any Acquisition Transaction with any person other than the Company or any of its Subsidiaries. For purposes of this section, "Acquisition Transaction" shall mean (a) a merger or consolidation, or any similar transaction, involving Investors, (b) a purchase, lease or other acquisition of all or substantially all of the assets of Investors, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Investors; or

            (C) A bona fide proposal is made by a third party to Investors to engage in an Acquisition Transaction and after such proposal is made any of the following events occurs: Investors willfully breaches this Agreement and such breach entitles the Company to terminate this Agreement; the holders of Investors Common Stock do not approve this Agreement at the Investors Meeting; the Investors Meeting is not held or is canceled prior to termination of this Agreement for reasons other than the fault of the Company; or Investors' Board of Directors modifies in a manner adverse to the Company the recommendation of Investors' Board of Directors with respect to this Agreement.

      Notwithstanding the foregoing, Investors shall not be obligated to pay to the Company the amounts if, prior to the occurrence of any of the events specified in 8.11(A)(B), or (C), Investors validly terminates this Agreement pursuant to Section 7.01 or 7.02 (but only in the event that the Company materially breaches a representation, warranty or covenant contained herein and, as a result thereof, Investors exercises its right to terminate this Agreement under Section 7.02 at a time when the Company was not entitled to terminate this Agreement under Section 7.02, 7.03 or 7.04) or clause (ii) of
Section 7.04. The parties further agree that this Section 8.09 is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

      8.12. HEADINGS. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

PAGE

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                   FIRST FINANCIAL HOLDINGS, INC.

                                   By:     /s/ A. Thomas Hood

                                   NAME:  A. Thomas Hood
                                   TITLE: President

                                   PEOPLES FEDERAL SAVINGS AND
                                   LOAN ASSOCIATION OF SOUTH CAROLINA

                                   By:     /s/ George N. Magrath, Jr.
                                   NAME:  George N. Magrath, Jr.
                                   TITLE: President

                                   INVESTORS SAVINGS BANK OF SOUTH
                                   CAROLINA, INC.

                                   By:     /s/ Joseph D. Carson

                                   NAME:  Joseph D. Carson
                                   TITLE: President

PAGE

                                                                    APPENDIX B

                    SOUTH CAROLINA BUSINESS CORPORATIONS ACT
                         CHAPTER 13. DISSENTERS' RIGHTS

SS. 33-13-101.  DEFINITIONS.

                        In this chapter:

                        (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

                        (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

                        (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

                        (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                        (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

                        (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

                        (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SS. 33-13-102.  RIGHT TO DISSENT.

                         A shareholder  is entitled to dissent from,  and
obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

                        (1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under
Section 33-11-108;

                        (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

                        (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to

PAGE
vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

                        (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                              (i)   alters or abolishes a preferential right of
the shares;

                              (ii)  creates,  alters,  or abolishes a right in
respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                              (iii) alters or abolishes a preemptive  right of
the holder of the shares to acquire  shares or other securities;

                              (iv)  excludes or limits the right of the shares
to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                              (v)   reduces  the number of shares  owned by the
shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

                        (5)   the approval of a control share acquisition under
Article 1 of Chapter 2 of Title 35;

                        (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

SS. 33-13-103.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

                        (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

                        (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

SS. 33-13-200.  NOTICE OF DISSENTERS' RIGHTS.

                        (a)   If proposed  corporate action creating
dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

                        (b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

PAGE

SS. 33-13-210.  NOTICE OF INTENT TO DEMAND PAYMENT.

                        (a)   If proposed  corporate action creating
dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights
(1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

                        (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SS. 33-13-220.  DISSENTERS' NOTICE.

                        (a)   If proposed corporate action creating
dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

                        (b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

                              (1)   state  where the  payment  demand must be
sent and where  certificates  for  certificated shares must be deposited;

                              (2)   inform holders of  uncertificated  shares
to what extent transfer of the shares is to be restricted after the payment demand is received;

                              (3)   supply a form for demanding  payment that
includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

                              (4)   set a date by which the  corporation  must
receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

                              (5)   be accompanied by a copy of this chapter.

SS. 33-13-230.  SHAREHOLDERS' PAYMENT DEMAND.

                        (a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

                        (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

PAGE

                        (c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SS. 33-13-240.  SHARE RESTRICTIONS.

                        (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

                        (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SS. 33-13-250.  PAYMENT.

                        (a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with
Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

                        (b)   The payment must be accompanied by:

                              (1)   the  corporation's  balance  sheet as of
the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                              (2)   a  statement  of the  corporation's
estimate of the fair value of the shares and an explanation of how the fair value was calculated;

                              (3)   an explanation of how the interest was
calculated;

                              (4)   a  statement  of the  dissenter's  right
to  demand  additional  payment  under  Section  33-13-280; and

                              (5)   a copy of this chapter.

SS. 33-13-260.  FAILURE TO TAKE ACTION.

                        (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

                        (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SS. 33-13-270.  AFTER-ACQUIRED SHARES.

                        (a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first

PAGE
announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

                        (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SS. 33-13-280.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

                        (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

                              (1)   dissenter  believes that the amount paid
under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

                              (2)   corporation  fails to make payment  under
Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

                              (3)   corporation, having failed to take the
proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

                        (b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

SS. 33-13-300.  COURT ACTION.

                        (a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

                        (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

                        (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

PAGE

                        (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

                        (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SS. 33-13-310.  COURT COSTS AND COUNSEL FEES.

                        (a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under
Section 33-13-280.

                        (b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                              (1)   against  the  corporation  and in favor of
any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

                              (2)   against either the corporation or a
dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

                        (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                        (d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

PAGE

                                                                    APPENDIX C

                                                [ FORM OF OPINION ]
                                                [ RP FINANCIAL LETTERHEAD]

                                                ______, 1997

Board of Directors
Investors Savings Bank of South Carolina, Inc.
132 West Cheves Street
Florence, South Carolina  29503-0071

Members of the Board:

      You have requested RP Financial, LC. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the shareholders of Investors Savings Bank of South Carolina, Inc., Florence, South Carolina ("Investors"), of the Agreement and Plan of Merger (the "Agreement") dated June 25, 1997, by and among First Financial Holdings, Inc. (the "Company"), Peoples Federal Savings and Loan Association ("Peoples Federal") and Investors. The Agreement is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

Summary Description of Consideration
------------------------------------

      At the Effective Time, each issued and outstanding share of the common stock of Investors, par value $5.00 per share ("Investors Common Stock"), shall become and be converted into the right to receive a number of shares of Company Common Stock, par value $0.01 per share, equal to the Exchange Ratio. The Exchange Ratio shall be equal (rounded to the nearest hundredth) to the result obtained by dividing $45.00 by the Final Company Price (as defined below) provided that the Final Company Price is greater than or equal to $24.00 and less than or equal to $33.00. No fractional shares of Company Common Stock will be issued in the Merger; instead, the Company shall pay to each holder of Investors Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by Final Company Price. The Final Company Price shall be the average last price per share of the Company Common Stock as reported in The Wall Street Journal for each of the ten trading days preceding the Effective Time. In the event the Company Common Stock does not trade on one or more of the trading days in such period, any such date shall be disregarded in computing the average last price per share and the average shall be based upon the last price per share and number of days on which the Company Common Stock actually traded during such period. The Agreement may be terminated by the Company, within five business days after the end of the ten trading day period used to determine the Final Company Price, if the Final Company Price is less than $24.00 and the Company and Investors have not agreed to an adjustment to the Exchange Ratio. The Agreement may be terminated by the Investors, within five business days after the end of the ten trading day period used to determine the Final Company Price, if the Final Company Price is greater than $33.00 and the Company and Investors have not agreed to an adjustment to the Exchange Ratio.

                        Additionally, from and after the Effective Time, all employee and director stock options to purchase shares of Investors Common Stock (each, an "Investors Stock Option"), which are then outstanding and unexercised, shall be converted into and become options to purchase shares of Company Common Stock, and the Company shall assume each such Investors Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Time(i) each such Investors Stock Option assumed by the Company may be exercised solely to purchase shares of the Company Common Stock, (ii) the number of shares of the Company Common Stock purchasable upon exercise of such Investors Stock Option shall be equal to the number of shares of Investors Common Stock that were purchasable under such Investors Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole

PAGE

RP Financial, L.C.
Board of Directors
___________, 1997
Page 2

share, with cash being paid for any fractional share interest that otherwise would be purchasable, and (iii) the per share exercise price under each such Investors Stock Option shall be adjusted by dividing the per share exercise price of each such Investors Stock Option by the Exchange Ratio, and rounding up to the nearest cent.

RP Financial Background and Experience
--------------------------------------

     RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of commercial banks and thrift institutions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other corporate purposes for financial institutions. As specialists in the securities of financial institutions, RP Financial has experience in, and knowledge of, the South Carolina and Southeast U.S. markets for bank securities and financial institutions operating in South Carolina.

Materials Reviewed
------------------

     In rendering this fairness opinion, RP Financial reviewed the following material: (1) the Agreement; (2) the draft of the Prospectus/Proxy Statement and related Appendixes included in the Form S-4 Registration Statement filed with the Securities and Exchange Commission on _____, 1997; (3) financial and other information for Investors, all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations including: (a) audited financial statements for the fiscal years ended December 31, 1995 through 1996, (b) shareholder, regulatory and internal financial and other reports through June 30, 1997, (c) the most recent proxy statement for Investors, (d) internal budgets and financial projections prepared by management and third parties, and (e) Investors' management and Board comments regarding past and current business, operations, financial condition, and future prospects; and (4) financial and other information for the Company including: (a) audited financial statements for the fiscal years ended September 30, 1994 through 1996, incorporated in Annual Reports to shareholders, (b) Form 10K as of September 30, 1996, Form 10Q as of December 31, 1996, March 31, 1997 and June 30, 1997, and interim results and developments released in press release form, (c) regulatory and internal financial and other reports through June 30, 1997, (d) internal budgets and financial projections prepared by management of the Company, and, (e) the Company's management comments regarding past and current business, operations, financial condition, and future prospects.

     In addition, RP Financial reviewed financial, operational, market area and stock price and trading characteristics (for the Company) and the stock price and relatively limited trading information available (for Investors) relative to publicly-traded savings institutions, respectively, with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for Investors and the Company and the public perception of the thrift industry. RP Financial also considered: (a) a transaction summary of the financial terms of the Merger, including the aggregate consideration represented by the Exchange Ratio formula relative to fully diluted book value, fully diluted earnings, fully diluted assets, and deposit liabilities of Investors; (b) the financial terms, financial condition, operating performance, and market area of other recently completed mergers and acquisitions of comparable financial institution entities, including evaluating Southeast U.S. transactions both generally and specifically; (c) discounted cash flow analyses for Investors on a stand-alone basis, incorporating the current business plan and future prospects; and (d) the pro forma impact of the Merger to the holders of Investors Common Stock (incorporating the Exchange Ratio, transaction adjustments and potential earnings improvements), including the resulting impact to the market value per share, tangible book value per share, earnings per share, and dividends per share of the Investors Common Stock. RP Financial also considered the improved liquidity characteristics of the Company Common Stock relative to the Investors Common Stock, the enhanced competitive position of the Company resulting from the Merger, the greater return on equity of the Company Common Stock relative to the Investors Common Stock, and the opportunities for the Company to increase earnings in the future. The results of these analyses and the other factors considered were evaluated as a whole, with

PAGE

RP Financial, L.C.
Board of Directors
___________, 1997
Page 3

the aggregate results indicating a range of financial parameters utilized to assess the Exchange Ratio as described in the Agreement.

     In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning Investors and the Company furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. Investors and the Company did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Investors or the Company. The financial forecasts and budgets reviewed by RP Financial were prepared by the managements of Investors and the Company. Neither Investors nor the Company publicly discloses internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the Merger, and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, actual results could vary significantly from those set forth in such financial forecasts.

     RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on the Company that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement.

Opinion
-------

      It is understood that this letter is directed to the Board of Directors of Investors in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of Investors as to any action that such shareholder should take in connection with the Agreement, or otherwise.

      It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

      It is understood that this opinion may be included in its entirety in any communication by Investors or its Board of Directors to the stockholders of Investors. It is also understood that this opinion may be included in its entirety in any regulatory filing by Investors or Company, and that RP Financial consents to the summary of the opinion in the proxy materials of Investors, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

RP Financial, L.C.
Board of Directors
___________, 1997
Page 4

     Based upon and subject to the foregoing, and other such matters considered relevant, it is RP Financial's opinion that, as of the date hereof, the Exchange Ratio to be received by the holders of Investors Common Stock, as described in the Agreement, is fair to such shareholders from a financial point of view.

                                                Respectfully submitted,



                                                RP FINANCIAL, LC.

PAGE

                                                                     APPENDIX D


                              FINANCIAL INFORMATION

                                       FOR

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                                Table of Contents

Management's Discussion and Analysis of Financial Condition and Results
of Operations for Investors Savings Bank of South Carolina, Inc..........  D-2
Independent Auditors' Report.............................................  D-17
Statements of Financial Condition as of December 31, 1996 and 1995.......  D-18
Statements of Operations for the years ended December 31, 1996,
1995 and 1994............................................................  D-19
Statements of Stockholders' Equity for the years ended December 31,
1996, 1995 and 1994......................................................  D-20
Statements of Cash Flow for the years ended December 31, 1996,
1995 and 1994............................................................  D-21
Notes to Financial Statements............................................  D-22
Condensed Statement of Financial Condition as of
June 30, 1997 (unaudited) ...............................................  D-42
Condensed Statements of Operations for the six months
ended June 30, 1997 and 1996 (unaudited).................................  D-43
Condensed Statements of Changes in Stockholders' Equity for the six months ended June 30, 1997 and 1996 (unaudited).................................  D-44
Condensed Statements of Cash Flows for the six months ended
June 30, 1997 and 1996 (unaudited).......................................  D-45
Notes to Condensed Financial Statements..................................  D-46

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
               FOR INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

      This discussion is intended to assist in understanding the financial condition and results of operations of Investors, and should be read in conjunction with the financial statements and related notes contained herein. All per share data has been retroactively restated to reflect a 5% stock dividend effective June 1, 1995.

EARNINGS PERFORMANCE

SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1996

      Net income for the six months ended June 30, 1997 was $364,516, or $1.40 per share, compared with net income of $377,738, or $1.47 per share, for the six month period ended June 30, 1996. This was a decrease of $13,222, or $.07 per share, which represents a 3.5% decrease in net income. The change in earnings reflects a decrease in net other income of $18,091, or 8.7%, attributable primarily to declines in loan fees and deposit account service charges and fees.

1996 COMPARED WITH 1995

      Net income for the year ended December 31, 1996 was $593,787, or $2.30 per share, compared with net income of $626,171, or $2.46 per share, for 1995. This was a decrease of $32,384, or $.16 per share, which represents a 5.2% decrease in net income.

      The decrease in earnings reflects an increase in other expense of $357,457, resulting primarily from a one-time assessment of $313,000 for the Savings Association Insurance Fund ("SAIF"). The increase in other expense was offset partially by increases in net interest income and other income. Net interest income increased by $115,356, or 5.6%, over 1995. This increase is attributable to an increase in average interest earning assets to $54,921,112. Other income increased $90,717, or 28.9%, over 1995, generated primarily by increases in service charges and fees on deposit accounts.

1995 COMPARED WITH 1994

      Net income for the year ended December 31, 1995 was $626,171, or $2.46 per share, compared with net income of $567,594, or $2.23 per share, for the year ended December 31, 1994. This was an increase of $58,577, or $.23 per share, representing a 10.3% increase in net income from 1994.

      The 1995 increase in earnings is attributable to increases in net interest income and net other income. In 1995 net interest income increased $76,238, or 3.9%, over 1994, primarily due to an increase in average interest earning assets of $2,853,681 Other income increased $92,985, or 42.0%, in 1995 compared with 1994, primarily due to an increase in loan fees, service charges and activity fees on deposit accounts and a one-time state income tax refund. Other expenses increased $51,646, or 4.1%, in 1995 compared with 1994, primarily due to increased personnel expenses, occupancy expenses and data processing expenses.

NET INTEREST INCOME

      Net interest income is the amount of interest earned on interest earning assets (loans, investment securities, time deposits in other banks and federal funds sold), less the interest expense incurred on interest bearing liabilities (interest bearing deposits and capital lease obligation), and is the principal source of Investors' earnings. Net interest income is affected by the level of interest rates, volume and mix of interest earning assets and interest bearing liabilities and the relative funding of these assets.

      For the six months ended June 30, 1997, net interest income increased $2,300, or less than 1.0%, to $1,081,288 from the six months ended June 30, 1996. Average earning assets increased to $59,221,961 with an average yield of 8.21%. Average interest bearing liabilities were $51,820,784 at an average cost of 5.20%. The net yield on average earning assets for the six months ended June 30, 1997 was 3.66%.

      For the year ended December 31, 1996, net interest income increased $115,356, or 5.6%, to $2,165,919. Average earning assets grew 6.4% to $54,921,112. The average yield on interest-earning assets decreased to 8.37% from 8.46% in 1996. The average cost of funds decreased by 1.5% to 5.10% and resulted in a gross interest margin of 3.27%.

      Net interest income was $2,050,563 and $1,974,325 for the years ended December 31, 1995 and 1994, respectively. The $76,238, or 3.9% increase in 1995 was primarily attributable to an increase in average earning assets. The average rate paid on interest bearing liabilities increased by 26.0% to 5.18%. The average yield on interest earning assets also increased during 1995 by 10.1% to 8.46%. Increases in the volumes of both interest earning assets and interest bearing liabilities also affected net interest income. Average interest earning assets increased $2,853,681, or 5.9%, and average interest bearing liabilities increased $2,054,669, or 4.8%, for 1995 compared to 1994. The overall cost of funds rose to 5.18% from 4.11% in 1994. The overall growth is a continuation of management's controlled growth plans.

PAGE

                            Average Yields and Rates

                                      Year Ended December 31,
                      -------------------------------------------------------
                                1996                        1995
                                ----                        ----
                      -------------------------------------------------------
                      Average           Average   Average           Average
                      Balance Interest Yield/Cost Balance Interest Yield/Cost
                      ------- -------- ---------- ------- -------- ----------
                                        (Dollars in thousands)

Interest-Earning Assets:
  Loans(1)(2)         $45,040 $4,012   8.91%      $44,417 $3,919   8.82%
  Mortgage-backed
    securities            916     63   6.88         1,067     73   6.84
  Investment
    securities          1,575    103   6.54         1,662     94   5.66
  Other interest-
    earning assets(3)   7,390    420   5.68         4,481    282   6.29
                      ------- ------   ----       ------- ------   ----
Total interest-
  earning assets       54,921  4,598   8.37        51,627  4,368   8.46
Non-interest-                 ------                      ------
  earning assets        3,071                       2,885
                      -------                     -------
  Total Assets        $57,992                     $54,512
                      =======                     =======

Interest-bearing liabilities
  Deposit accounts:
   Checking accounts
    (Includes MMC)    $ 7,003    184   2.63       $ 6,338    198   3.12
   Savings accounts     3,794    114   3.00         4,119    145   3.52
   Certificates        36,926  2,134   5.78        34,266  1,974   5.76
                      ------- ------   ----       ------- ------   ----
  Total Deposits       47,723  2,432   5.10        44,723  2,317   5.18%

  FHLB Advances
  Other borrowings

Total interest-
  bearing
  liabilities          47,723  2,432   5.10        44,723  2,317   5.18
Non-interest-                 ------                      ------
  bearing
  liabilities           4,036                       3,995
                      -------                     -------
 Total liabilities     51,759                      48,718
Stockholders' equity    6,233                       5,794
                      -------                     -------
 Total liabilities
   and stockholders'
   equity             $57,992                     $54,512
                      =======                     =======
Net interest
 income/gross margin          $2,166   3.27%              $2,051   3.28%
                              ======                      ======
Net yield on average
 interest-earning assets               3.94%                       3.97%
Percent of average
 interest-earning assets
 to average interest-bearing
 liabilities                         115.08%                     115.44%

------------------------------
(1) Average balances of loans include non-accrual loans.
(2) The average rate is not adjusted for the effect of deferred loan fees and costs, which are amortized to income over the lives of the related loans as a yield adjustment.
(3) This computation includes interest-earning deposits.

PAGE

      The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest-earning assets and interest-bearing liabilities, and the rates earned and paid on such assets and liabilities. The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume differences.

                        VOLUME AND RATE VARIANCE ANALYSIS

                                                 1996 compared to 1995

                                  Volume   Rate  Total

                                               (Dollars in thousands)

Interest Income:
    Loans                            $ 54   $ 39   $ 93
    Mortgage-backed securities        (10)     -    (10)
    Investment securities              (5)    14      9
    Other interest-earning assets     183    (45)   138
                                      ---    ---    ---
      Total net change in interest
        income                        222      8    230
                                      ---    ---    ---

Interest Expense:
   Checking accounts                  19    (33)   (14)
   Savings accounts                  (12)   (19)   (31)
   Certificates of deposit           153      7    160
                                     ---    ---    ---
     Total net change in interest
       expense                       160    (45)   115
                                     ---    ---    ---
Net change in interest income       $ 62   $ 53   $115
                                    ====   ====   ====

      During the remainder of 1997, management expects that interest rates will not radically change. Therefore, any improvements in net interest income for 1997 are expected to be largely the result of increases in the volume and changes in the mix of interest-earning assets and liabilities.

INTEREST RATE SENSITIVITY

      Management is concerned with the timing and magnitude of repricing assets compared to liabilities and is an important part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made.

      When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon", a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 1996 with respect to the one year time horizon. For a bank with a negative gap, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect.

      The following table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at December 31, 1996 of $7,030,000 for a cumulative gap ratio of (11.33%). The table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Scheduled payment amounts of amortizing fixed rate loans are reflected at each scheduled payment date. Variable rate amortizing loans reflect scheduled payments at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Deposits in other banks and debt securities are reflected at each instrument's ultimate maturity date. Overnight federal funds sold are reflected in the earliest repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, Investors is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Variable rate time deposits, principally individual retirement accounts, are reflected at the earlier of their next repricing or maturity dates.

                          INTEREST SENSITIVITY ANALYSIS

                                               December 31, 1996
                                  -------------------------------------------
                                   Within     4-12   Over 1-5  Over 5
                                  3 Months   Months   Years    Years    Total
                                  --------   ------  --------  ------   -----
                                               (Dollars in thousands)

Interest-earning assets
  Investment securities           $    499  $   200  $   955 $    648   $ 2,302
  Other interest-earning assets      7,768      500                       8,268
  Mortgage-backed securities                             759       59       818
    Loans (1)
      Single family                  2,561    9,987    1,779    9,143    23,470
      Construction and land          1,502      298      866      996     3,662
      2nd mortgage                   1,558      122      776      566     3,022
      Commercial mortgage            2,066      476      702    3,820     7,064
      Commercial other               2,947      983    1,274      635     5,839
      Consumer                         954      552      969      797     3,272
                                  --------  -------  ------- --------   -------
      Total interest-earning
        assets                      19,855   13,118    8,080   16,664    57,717
                                  --------  -------  ------- --------   -------
Interest-bearing liabilities
    Interest-bearing transaction
      accounts7,161                  7,161
    Savings accounts                 3,437                                3,437
    Certificates                    14,412   14,993   10,457             39,862
                                  --------  -------  -------            -------
    Total interest-bearing
      liabilities                   25,010   14,993   10,457             50,460
                                  --------  -------  --------           -------
Interest sensitivity gap          $ (5,155) $(1,875) $ (2,377) $16,664  $ 7,257
                                  ========  =======  ========  ======== =======
Cumulative interest sensitivity
  gap                             $ (5,155) $(7,030) $ (9,407) $ 7,257
                                  ========  =======  ========  =======
Gap ratio to total assets            (8.31%)  (3.02%)  ( 3.83%)  26.87%
Cumulative gap ratio to total
  assets                             (8.31%) (11.33%)  (15.17%)  11.70%

------------------------------
(1)  There were no nonaccruing loans at December 31, 1996.

PROVISION FOR LOAN LOSSES

      The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Provisions for loan losses were $30,000 for the six months ended June 30, 1997 and $60,000 and $85,000 for the years ended December 31, 1996 and 1995, respectively. The larger provision in 1995 was primarily attributable to growth of commercial business and commercial real estate loans during 1995.

PAGE

      Net loan charge-offs for the period ended June 30, 1997 were $54,691. In 1996 net charge-offs totaled $18,664, compared with $3,948 in 1995. Management is not aware of any trend toward significantly higher charge-offs in any particular loan category in 1997. See "Nonperforming Loans; Other Problem Assets" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provisions for loan losses.

OTHER INCOME

      For the six months ended June 30, 1997, other income decreased $18,091, or 8.7%, from the corresponding period in 1996. This change resulted primarily from lower loan fee income compared to the 1996 period. This decrease is the result of fewer sales of loans in the secondary market and a decrease in loan originations.

      For the year ended December 31, 1996, other income increased $90,717, or 28.9%, over the comparable period in 1995, primarily resulting from increases in deposit account service charges and fees. These charges and fees increased because of increased activity charges on commercial checking accounts.

      For the year ended December 31, 1995, other income increased $92,985 or 42.0% over the 1994 period. This increase primarily resulted from increases in loan fees, deposit account service charges and fees, and a one-time state income tax refund.

EXPENSES

      For the six months ended June 30, 1997, other expenses increased $7,781, or 1.2%, compared with the same period in 1996. A decline in deposit insurance premiums of $38,493, or 58.8%, was partially offset by increases in salaries and benefits and increased directors' fees. The decline in deposit insurance premiums is the result of a reduction in deposit insurance assessment rates from $.23 per $100 in deposits for the six months ended June 30, 1996 to $.065 per $100 in deposits for the period ended June 30, 1997.

      For the year ended December 31, 1996, expenses grew $357,457, or 27.5%, to $1,658,058. The increased expenses reflect somewhat higher salaries and fringe benefits and a one time assessment of $313,000 for the SAIF.

      Other expenses for the year ended December 31, 1995 increased $51,646, or 4.1%, over 1994. Salaries and fringe benefits increased $20,775, or 3.1% for 1995. Other operating expense rose 19,696, or 9.5%, due to an increase in amortized mortgage loan expense which resulted from an increase in loan originations.

INCOME TAXES

      For 1996, federal and state income tax expense decreased $94,000, or 26.6%, from the 1995 period due to the decrease in operating earnings. Income tax expense continued to decline during the six month period ended June 30, 1997, also due to lower operating earnings. For this period, income tax expense fell by $10,350, or 4.9%, from the prior period. For 1995, income tax expense increased by $34,000, or 10.7%, due to increased earnings. Management estimates that the effective combined federal and state income tax rates on income before income taxes will be approximately 36.0% for 1997.

PAGE

INVESTMENT PORTFOLIO

      The following table summarizes the carrying value amounts of securities held by Investors at each of the dates indicated.

                        INVESTMENT PORTFOLIO COMPOSITION

                                               December 31,
                                             1996       1995
                                             ----       ----
                                          (Dollars in thousands)

U. S. Treasury and federal agencies        $  955     $   --
State and local governments                   848        848
Mortgage-backed securities                    818      1,002
Corporate debt securities                     499         --
                                           ------     ------
      Total                                $3,120     $1,850
                                           ======     ======
--------------------------
Held-to-maturity securities are stated at amortized cost.

      The following table presents maturities and weighted average yields of securities at December 31, 1996.

                   SECURITIES PORTFOLIO MATURITIES AND YIELDS

                                               December 31, 1996
                                               -----------------
                                               Held-to-
                                               --------
                                               maturity    Yield
                                               --------    -----
                                            (Dollars in thousands)

U. S. Treasury and federal agencies
      Within one year
      After one through five years            $   955      6.57%
      After five through ten years
State and local governments
      Within one year                             200       5.40
      After one through five years
      After five through ten years                648       6.87
Mortgage-backed securities
      Within one year
      After one through five years                759       6.08
      After five through ten years                 59       8.50
Corporate debt securities
      Within one year                             499       5.47
      After one through five years
      After five through ten years
Total
      Within one year                         $   699       5.45%
      After one through five years              1,714       6.35
      After five through ten years                707       7.01
                                                 ----       ----
            Total                              $3,120       6.30
                                               ======

      Investors has classified all of its investment securities as held-to-maturity based on management's positive intent and ability to hold the securities until maturity. At December 31, 1996, the market value of Investors' investment portfolio was $3,203,067, including $93,661 of gross unrealized gains and $11,080 of gross unrealized losses.

PAGE

LOAN PORTFOLIO

      Management believes the loan portfolio is adequately diversified within the parameters of the qualified thrift lender test. There are no significant concentrations of loans to any particular individuals or industry or group of related individuals or industries, and there are no foreign loans.

      The amount of loans outstanding at December 31, 1996 and 1995 are shown in the following table according to type of loan:

                           LOAN PORTFOLIO COMPOSITION

                                             At December 31,
                                 ---------------------------------------
                                       1996                  1995
                                 -----------------     -----------------
                                 Amount    Percent     Amount    Percent
                                 ------    -------     ------    -------
                                         (Dollars in thousands)

Residential real estate         $28,893      62.80%   $28,555      63.72%
Residential construction          1,545       3.36      2,099       4.68
Commercial real estate            6,546      14.23      6,013      13.42
  Less loans in process             852       1.85        430        .96
  Less deferred fees                 70        .15         66        .15
                                -------     ------    -------     ------
Total mortgage loans             36,062      78.39     36,171      80.71
Other loans
  Consumer loans                  2,688       5.84      2,753       6.14
  Commercial loans                7,277      15.82      6,099      13.61
  Loans of savings accounts         454        .99        229        .51
                                -------     ------    -------     ------
Total other loans                10,419      22.65      9,081      20.26

Loans receivable                 46,481     101.04     45,252     100.97

Less allowance for loan losses      478       1.04        437        .97
                                -------     ------    -------     ------
Loans receivable, net           $46,003     100.00%   $44,815     100.00%
                                =======     ======    =======     ======

      A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

      Commercial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt to worth ratios. During 1996, total commercial and industrial loans increased $1,178,660, or 19.3%. Also, loans for business purposes that are secured by real estate (nonfarm, nonresidential) increased by $532,867, or 8.9%, during 1996. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, sophisticated initial and continuing financial analysis of a borrower's financial information is required.

PAGE

      Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan to cost ratios are limited to 75% and permanent financing commitments are required prior to the advancement of loan proceeds. During 1996, outstanding real estate construction loans declined by $554,125, or 26.4%.

      Loans secured by real estate mortgages comprised 78.4% and 80.7% of Investors's loan portfolio at the end of 1996 and 1995, respectively. Gross real estate mortgage loans of all types grew $316,145 during 1996. Residential real estate loans consist mainly of first and second mortgages on single-family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 75%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

NONPERFORMING LOANS; OTHER PROBLEM ASSETS

      Nonperforming loans include nonaccrual loans and loans that are 90 days or more delinquent as to principal or interest payments. Following is a summary of Investors' nonperforming loans:

                               NONPERFORMING LOANS
                              (Dollars in thousands)

                                          June 30,    December 31,
                                          --------  ---------------
                                            1997    1996      1995
                                          --------  ----      ----
Nonaccrual loans                          $   81    $  --     $   8
Accruing loans 90 days or more past due      112      163       113
                                          ------    -----     -----
  Total                                   $  193    $ 163     $ 121
                                          ======    =====     =====

Percent of total loans                      .41%     .35%      .26%

      When a loan is 90 days past due as to interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized when received. When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

      Interest income that would have been recorded if nonaccrual loans had been current in accordance with their original terms amounted to $756 for 1995. There were no nonaccrual loans in 1996. There was no recognized interest income on these loans for 1995. As of December 31, 1996, there were no commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

POTENTIAL PROBLEM LOANS

      Management has identified and maintains a list of potential problem loans. These are loans that are not included in nonaccrual status, or loans that are past due 90 days or more and still accruing interest. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans determined by management to be potential problem loans was $163,000 at

                                    D-10
PAGE

December 31, 1996 and $112,000 at June 30, 1997. These amounts do not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral.

      The following table presents information about the categories and types of collateral with respect to potential problem loans as of December 31, 1996.

                                         December 31, 1996
                                       ----------------------
                                         Amount          %
                                       ---------      -------
                                       (Dollars in Thousands)

Commercial and industrial                 $   8        4.9%
Equipment, inventory and vehicles             *          *
Real estate - mortgage
  1-4 family residential                    104       63.8
Consumer installment                          *          *
Unsecured                                    51       31.3
                                          -----      -----
   Total                                  $ 163      100.0%
                                          =====      ======
*Less than .1%.

FORECLOSED REAL ESTATE

      Foreclosed real estate consists of foreclosed and in-substance foreclosed properties. At June 30, 1997, and December 31, 1996 there was no foreclosed real estate. At December 31, 1995 foreclosed real estate totaled $105,733. Foreclosed real estate is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair value is determined by appraisal at the time of acquisition.

ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that it is more likely than not that such loans have become uncollectible. Recoveries of previously charged off loans are credited to the allowance. The table, "Summary of Loan Loss Experience," summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

      In reviewing the adequacy of the allowance for loan losses at each year end, management takes into consideration the historical loan losses experienced by Investors, current economic conditions affecting the borrowers' ability to repay, the volume of loans, and the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of June 30, 1997 and at December 31, 1996.

      In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated monthly. The methodology utilizes a loan risk grading system, detailed loan reviews to assess credit risks, mix of the loan portfolio and the overall quality of the loan portfolio, as well as other off-balance-sheet credit risks such as loan commitments and standby letters of credit. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Regulators review the adequacy of the allowance for loan losses as part of their examination of Investors and may require adjustments to the allowance based upon information available to them at the time of the examination.

PAGE

     Management's calculation of the allowance for loan losses provides an allocation by individual loan categories as the various categories have differing degrees of risk. Commercial lending generally has the highest degree of risk among the loan categories because repayment usually depends on cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of internal problems with a particular business or because of downturns in national and local economic conditions. Real estate lending generally has a significantly lower degree of risk than commercial lending. The degree of risk in a real estate loan depends primarily on the loan-to-value ratio, the interest rate and, to a lesser extent, the borrower's ability to repay in an orderly fashion. Real estate construction loans may involve a somewhat higher degree of risk than other real estate mortgage loans because of the necessity of completing projects within specified time and cost limits. This risk can, however, be reduced by limiting the type and extent of Investors' involvement. Home equity lending generally is considered to be relatively low-risk because these loans are secured by housing assets, the value of which has historically performed well. Installment lending to individuals generally carries a moderate risk, which is to some degree offset by higher rates of interest charged and the relatively small amount of such loans. Notwithstanding the allocation, which is done for analytical purposes, the entire allowance is available to absorb loan losses regardless of category.

      Management's allocation of the allowance for loan losses is shown in the following table.

                          ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                                    (Dollars in thousands)

                                         December 31
                        ----------------------------------------------
                               1996                     1995
                        ---------------------    ---------------------
                                        % of                    % of
                        Amount       Allowance   Amount       Allowance
                        ------       ---------   ------       ---------

Commercial                $338           70.7%     $300           68.7%

Real Estate:
  Construction and
   residential mortgage     57           11.9        60           13.7

Consumer                    83           17.4        77           17.6
                          ----         ------      ----         ------

TOTAL                     $478          100.0%     $437          100.0%
                          ====         ======      ====         ======

PAGE

      Charge-offs for 1997 are expected to be approximately the same amounts as in prior years. See "Summary of Loan Loss Experience" below.

                         SUMMARY OF LOAN LOSS EXPERIENCE

                                             Year Ended December 31,
                                             -----------------------
                                             1996               1995
                                             ----               ----
                                              (Dollars in thousands)

Total loans outstanding at end of period      $46,003     $44,815
Average amount of loans outstanding            45,040      44,417

Balance of allowance for loan losses
  - beginning                                 $   437     $   356

Loans charged off
   Commercial and industrial                       --          --
   Real estate - mortgage                           4          --
   Consumer installment                            21          13
                                              -------     -------

     Total charge-offs                             25          13

Recoveries of loans previously charged-off
   Commercial and industrial                        6           9

Net charge-offs                                    19           4

Additions to allowance charged to expense          60          85

Additions due to purchase of loans                 --          --
                                              -------     -------

Balance of allowance for loan losses - ending $   478     $   437
                                              =======     =======

Ratios
   Net charge-offs during period to average
     loans outstanding during period              .04%        .01%
   Net charge-offs to loans at end of period      .04         .01
   Allowance for loan losses to average loans    1.06         .98
   Allowance for loan losses to loans at end
     of period                                   1.04         .98
   Allowance for loan losses to nonperforming
     loans at end of period                    293.25      361.15
   Net charge-offs to allowance for loan
     losses                                      3.97         .92
   Net charge-offs to provision for loan
     losses                                     31.67        4.71

PAGE

DEPOSITS

      The average amounts and percentage composition of deposits held by Investors for the years ended December 31, 1996 and 1995, are summarized below:

                                   AVERAGE DEPOSITS

                                                    December 31,
                                       -------------------------------------
                                             1996                 1995
                                       ----------------     ----------------
                                       Amount       %       Amount      %
                                       ------    ------     ------   -------
                                                (Dollars in Thousands)
Noninterest-bearing demand             $ 3,370     6.60%   $ 3,338      6.95%
Interest-bearing transaction accounts    7,003    13.71      6,338     13.19
Savings                                  3,794     7.43      4,119      8.57
Certificates                            36,926    72.26     34,266     71.29
                                       -------   ------    -------    ------

    Total deposits                     $51,093   100.00%   $48,061    100.00%
                                       =======   ======    =======    ======

     As of December 31, 1996 and 1995, Investors held $9,067,000 and $10,500,000 in time deposits of $100,000 or more, respectively.

RETURN ON EQUITY AND ASSETS

     The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                       Year Ended December 31,
                                       -----------------------
                                          1996        1995
                                          ----        ----
Return on average assets                  1.00%       1.15%
Return on average equity                  9.16%      10.53%
Dividend payout ratio                    19.67%      15.24%
Average equity to average assets ratio   10.89%      10.88%

LIQUIDITY

      Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within Investors' service area. Core deposits (total deposits less wholesale time deposits) provide a relatively stable funding base, and were equal to 88.3% of total assets at December 31, 1996 compared with 80% at the end of 1995. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, and funds from maturing loans. Management believes that Investors's overall liquidity sources are adequate to meet its operating needs.

CAPITAL RESOURCES

      The equity capital of Investors increased by $522,052 and $554,108 during 1996 and 1995, respectively, as the result of net income, plus proceeds from exercise of stock options, minus dividends paid.

PAGE

      Investors is subject to regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, federal financial institution regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated.

      Investors' June 30, 1997 and December 31, 1996 capital ratios are presented in the following table, compared with the "well capitalized" and minimum ratios under the FDIC regulatory definitions and guidelines:

                                                               To be well
                                                               capitalized
                                                               under prompt
                                             For capital        corrective
                                          adequacy purposes  action provisions
                                          -----------------  -----------------
                             Actual            Minimum           Minimum
                             ------       -----------------  -----------------
                        Amount    Ratio    Amount    Ratio   Amount    Ratio
                        ------    -----    ------    -----   ------    -----
                                           (Amounts in thousands)
AS OF JUNE 30, 1997
   Tangible Capital     $7,105    11.1%   $  962    1.5%
      (to Total
      Assets)
   Core Capital         $7,105    11.1%   $1,924    3.0%     $3,207     5.0%
      (to Total
      Assets)
   Tier 1 Capital       $7,105    18.6%                      $2,287     6.0%
      (to Risk-based
      Assets)
   Risk-based Capital   $7,561    19.8%   $3,049    8.0%     $3,811    10.0%
      (to Risk-based
      Assets)


                                                               To be well
                                                               capitalized
                                                               under prompt
                                             For capital        corrective
                                          adequacy purposes  action provisions
                                          -----------------  -----------------
                             Actual            Minimum           Minimum
                             ------       -----------------  -----------------
                        Amount    Ratio    Amount    Ratio   Amount    Ratio
                        ------    -----    ------    -----   ------    -----
                                           (Amounts in thousands)
AS OF DECEMBER 31, 1996
   Tangible Capital     $6,743    10.9%   $  930    1.5%
      (to Total
      Assets)
   Core Capital         $6,743    10.9%   $1,861    3.0%     $3,101     5.0%
      (to Total
      Assets)
   Tier 1 Capital       $6,743    17.0%                      $2,378     6.0%
      (to Risk-based
      Assets)
   Risk-based Capital   $7,221    18.2%   $3,170    8.0%     $3,963    10.0%
      (to Risk-based
      Assets)
                                    D-15

PAGE

      Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

      While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also general increases in the prices of goods and services will result in increased operating expenses.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Investors Savings Bank of South Carolina, Inc.
Florence, South Carolina

We have audited the accompanying statements of financial condition of Investors Savings Bank of South Carolina, Inc., as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Investors Savings Bank of South Carolina, Inc. as of December 31, 1996 and 1995, and the results of its operations, and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                /s/ Webster, Rogers, West, Berry & Grady, LLP


                                 Webster, Rogers, West, Berry & Grady, LLP

February 4, 1997
(except for Notes 11 and 14,
  as to which the date is
  August 14, 1997)
Florence, South Carolina

                      INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.
                        STATEMENTS OF FINANCIAL CONDITION
                           December 31, 1996 and 1995

ASSETS                                                 1996            1995
                                                  -------------  --------------
Cash (including interest bearing deposits
   in other banks of $8,268,473 and $6,425,803
   in 1996 and 1995, respectively)                 $ 11,362,232    $  8,989,951
Investment securities held to maturity                3,120,486       1,850,091
Loans, less allowance for loan losses of $478,056
   and $436,720 at December 31, 1996 and 1995,       46,002,763      44,814,517
   respectively
Premises and equipment, net                             638,765         582,476
Federal Home Loan Bank stock, at cost                   296,700         296,700
Accrued interest receivable on loans                    357,912         350,539
Prepaid expenses                                         38,327          18,005
Deferred income taxes                                   149,637              --
Foreclosed real estate                                       --         105,733
Other assets                                             53,951          19,642
                                                   -------------   ------------

TOTAL ASSETS                                       $ 62,020,773    $ 57,027,654
                                                   =============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deposits                                        $ 54,734,787    $ 50,326,495
   Advance payments by borrowers for taxes
      and insurance                                      54,326         109,051
   Accounts payable and accrued expenses                 22,392          16,504
   Income taxes payable                                  97,660          36,081
   Accrued interest payable                             135,691         150,474
   Deferred income taxes payable                              -          23,363
   Other liabilities                                    232,813         144,634
                                                  -------------    ------------
                                                     55,277,669      50,806,602
                                                  -------------    ------------


Stockholders' Equity

   Common stock - $5 par value, 500,000 shares
      authorized; 260,588 and 256,948 shares
      issued and outstanding, at December 31,         1,302,940       1,284,740
      1996 and 1995, respectively

   Additional paid-in capital                         1,984,308       1,957,458
   Retained earnings - substantially restricted       3,455,856       2,978,854
                                                  -------------    ------------
                                                      6,743,104       6,221,052
                                                  -------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $ 62,020,773    $ 57,027,654
                                                  =============    ============

     The accompanying Notes to Financial Statements are an integral part of these statements.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.
                            STATEMENTS OF OPERATIONS
                  Years Ended December 31, 1996, 1995 and 1994

                                               1996          1995         1994
                                         -----------   -----------  -----------
Interest income
Interest on loans                        $4,012,027    $3,919,018    $3,393,500
Interest on investment securities           103,160        93,766       162,899
Interest on mortgage - backed securities     62,775        73,140        58,262
Interest on federal funds                   396,566       261,167        96,125
Other interest-earning assets                22,940        20,789        16,057
                                         -----------   -----------  -----------
 Total interest income                    4,597,468     4,367,880     3,726,843
                                         -----------   -----------  -----------

Interest expense
Interest on demand deposits                 184,000       198,280       183,949
Interest on savings                         114,261       145,209       158,702
Interest on time deposits                 2,133,288     1,973,828     1,409,867

                                        -----------   -----------   -----------
  Total interest expense                  2,431,549     2,317,317     1,752,518
                                        -----------   -----------   -----------
Net interest income                       2,165,919     2,050,563     1,974,325
 Provision for loan losses                   60,000        85,000        60,000
                                         -----------   -----------  -----------
Net interest income after provision for   2,105,919     1,965,563     1,914,325
loan losses
                                         -----------   -----------  -----------

Other income
Loan fees                                  151,944       137,186       106,730
Deposit account service charges and fees   220,921       109,774        85,641
Other                                       32,061        67,249        28,853
                                       -----------   -----------   -----------
 Total other income                        404,926       314,209       221,224
                                       -----------   -----------   -----------

Other expense
Salaries and fringe benefits               738,449       694,645       673,870
Occupancy                                  101,361       101,944        98,229
Furniture and equipment                     67,284        68,372        73,127
FDIC insurance premium                     439,200       124,350       121,747
Service bureau expense                      87,381        85,252        75,640
Other                                      224,383       226,038       206,342
                                       -----------   -----------   -----------
 Total other expense                     1,658,058     1,300,601     1,248,955
                                       -----------   -----------   -----------
                                           852,787       979,171       886,594
Income tax expense                         259,000       353,000       319,000
                                       -----------   -----------   -----------
  Net income                             $ 593,787     $ 626,171     $ 567,594
                                       ===========   ===========   ===========

Net income per share of common stock     $    2.30     $    2.46     $    2.23
                                       ===========   ===========   ===========
Weighted average shares outstanding        258,461       254,549       254,522
                                       ===========   ===========   ===========

The accompanying Notes to Financial Statements are an integral part of these statements

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1996, 1995 and 1994

                       Common Stock        Additional                Total
                   ---------------------    Paid-In     Retained  Stockholders'
                    Shares      Amount      Capital    Earnings      Equity
                   ---------- ----------   ----------  ---------- ------------
Balance,
   December 31,     242,654    $1,213,270  $1,702,228  $2,274,849   $5,190,347
      1993

Cash dividend            --            --          --     (90,997)     (90,997)

Net income               --            --          --     567,594      567,594
                  ---------    ----------  ----------     -------   ----------

Balance,

   December 31,     242,654     1,213,270   1,702,228   2,751,446    5,666,944
      1994

Cash dividend            --            --          --     (95,446)     (95,446)

Stock dividend       11,868        59,340     237,360    (303,317)      (6,617)

Stock option          2,426        12,130      17,870          --       30,000
 exercised

Net income               --            --          --     626,171      626,171
                  ---------    ----------  ----------     -------   ----------

Balance,

   December 31,     256,948     1,284,740   1,957,458   2,978,854    6,221,052
      1995

Cash dividend            --            --          --    (116,785)    (116,785)

Stock option          3,638        18,190      26,810          --       45,000
 exercised

Other stock issued        2            10          40           --          50

Net income               --            --          --      593,787     593,787
                  ---------    ----------  ----------     --------  ----------

Balance,

   December 31,     260,588    $1,302,940  $1,984,308   $3,455,856  $6,743,104
      1996        =========    ==========  ===========  ==========  ==========



      The accompanying Notes to Financial Statements are an integral part of these statements.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.
                            STATEMENTS OF CASH FLOWS
                    Years Ended December 1996, 1995 and 1994

                                            1996          1995           1994
                                        ------------  ------------  -----------
OPERATING ACTIVITIES

Net income                               $   593,787   $  626,171     $ 567,594
Adjustments to reconcile net income to
   net cash provided by operating
   activities

Loss on disposal of property and real            670        1,101         2,716
estate

Deferred income taxes                       (173,000)       4,000         8,000
Provision for loan losses                     60,000       85,000        60,000
Depreciation                                  61,740       68,127        73,085
Amortization of loan fees                    (28,357)     (37,144)     (15,716)
Stock dividend received                           --           --       (3,300)
(Increase) decrease in other assets          (34,309)      17,306         8,256
Increase in interest receivable and          (27,695)      (6,093)     (32,912)
prepaid expenses

Decrease (increase) in prepaid income             --       12,700      (12,700)
    taxes

Increase (decrease) in accounts                5,888        3,565       (2,955)
    payable

Increase (decrease) in income taxes           61,579       36,081      (27,450)
    payable

(Decrease) increase in accrued                (14,783)      68,935      17,054
    interest payable
Increase (decrease) in other                   88,179       (3,770)     39,168
    liabilities
                                         ------------  ------------ ----------
Net cash provided by operating               593,699      875,979      680,840
    activities
                                         ------------  ------------ ----------

INVESTING ACTIVITIES

Purchases of investment securities
    held to maturity                      (1,954,008)          --   (2,662,194)

Proceeds from maturities of investment       683,613    1,621,805    2,219,425
    securities

Purchase of FHLB stock                            --      (26,800)          --
Loans originated, net of payments         (3,050,734)  (3,185,968)  (4,172,522)
    received
Proceeds from sales of loans               1,830,845    2,640,054    1,030,206
Purchase of premises and equipment          (315,083)     (40,144)     (52,243)
Proceeds from sale of premises and           197,054           --           --
    equipment
Proceeds from sale of foreclosed real        105,063           --           --
    estate
                                        ------------  -----------   ----------
   Net cash (used) provided by investing  (2,503,250)   1,008,947   (3,637,328)
       activities
                                        ------------  ------------  ----------

FINANCING ACTIVITIES

Common stock issued                           45,050       30,000           --
Fractional portion of stock dividend              --       (6,617)          --
    paid in cash
Cash dividend paid                          (116,785)     (95,446)     (90,997)
Net increase in deposits                   4,408,292    4,093,358      405,341
Net (decrease) increase in advance
   payments by borrowers for taxes and       (54,725)      27,327        5,718
   insurance
                                         -----------  -----------  -----------
   Net cash provided by financing          4,281,832    4,048,622      320,062
       activities
                                         -----------  -----------  -----------

Net increase (decrease) in cash and cash   2,372,281    5,933,548   (2,636,426)
    equivalents

Cash and cash equivalents, beginning of    8,989,951    3,056,403    5,692,829
    year
                                         ===========   ==========   ==========
Cash and cash equivalents, end of year   $11,362,232   $8,989,951   $3,056,403
                                         ============  ===========  ==========

     The accompanying Notes to Financial Statements are an integral part of these statements.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS - Investors Savings Bank of South Carolina, Inc. (the "Bank") provides a variety of financial services to individuals and corporate customers through its two branches in Florence, South Carolina. The Bank's primary source of revenue is single-family residential loans to middle-income individuals.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of foreclosed real estate. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

A majority of the Bank's loan portfolio consists of single-family residential loans in the Florence, South Carolina area. The regional economy depends heavily on the healthcare and paper industries. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. While management uses available information to recognize losses on loans and foreclosed real estate, changes in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change within the next year.

INVESTMENT SECURITIES AND MORTGAGE - BACKED SECURITIES

Trading Securities: Securities that are held for resale are classified as short-term trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in other income.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities Held-to-Maturity: Government, Federal agency, and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income, using methods approximating the interest method over the period to maturity. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Securities Available-for-Sale: Available-for-sale securities consist of investment securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

The Bank has classified all of its investment securities and mortgage-backed securities as held-to-maturity.

On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") . The Statement requires all creditors to account for impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of expected future cash flows discounted at the loan's effective interest rate. As an expedient, creditors may account for impaired loans at the fair value of the collateral or at the observable market price of the loan if one exists. The adoption of SFAS No. 114, as amended by SFAS No. 118, did not have a material effect on the Bank's financial condition or results of operations.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On January 1, 1996, the Bank adopted SFAS No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment and reported at the lower of carrying amount or fair value, less cost to sell, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No.121, did not have a material impact on the financial condition or results of operations of the Bank.

On January 1, 1996, the Bank adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights". The Statement which amends Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Activities", requires separate capitalization of the costs of rights to service mortgage loans for others regardless of whether these rights are acquired through a purchase or loan origination activity. Given the current level of the Bank's mortgage banking activities, adoption of this Standard did not have a material effect upon the Bank's financial condition or results of operations.

In June 1996, the Financial Accounting Standards Board issued SFAS No. 125 "Accounting for Transfers of Financial Assets and Extinguishments of Liabilities". The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are borrowings. This statement also requires that liabilities and derivatives incurred or obtained as part of a transfer be measured initially at fair value. This statement also provides guidance on measurement of servicing rights on assets transferred and derecognition of liabilities transferred. The statement is effective for all transfers, servicing, or extinguishments occurring after December 31, 1996. Adoption of this standard is not expected to have a material effect upon the Bank's financial condition or results of operations.

FEDERAL HOME LOAN BANK STOCK - The stock has no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is required by law of every savings bank.

LOANS - Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method.

Loan origination and commitments fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

PREMISES AND EQUIPMENT - Land is carried at cost. Other premises and equipment are recorded at cost and are depreciated on the straight-line method. Depreciation and amortization are provided over the estimated useful lives of the respective assets, ranging from 5 to 31 years.

FORECLOSED REAL ESTATE - Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the Bank has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed real estate is recorded at the lower of the carrying amount or fair value less cost to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are included in income (loss) on foreclosed real estate.

INCOME TAXES - Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities. Such differences will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                     INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

STATEMENT OF CASH FLOWS - The Bank considers cash equivalents to be items with a purchased maturity of three months or less. During the years ended December 31, 1996, 1995 and 1994, the Bank paid cash for interest in the amounts of $2,446,332, $2,248,382, and $1,735,464, respectively. Tax payments totaled
$372,100, $300,219, and $356,150, for the years ended December 31, 1996, 1995 and 1994, respectively. Transfer of loan receivable to foreclosed real estate totaled $0, $105,733, and $0 for the years ended December 31, 1996, 1995, and 1994 respectively. At December 31, 1996, cash and cash equivalents with a carrying balance of $425,000 were pledged to secure deposits as required or permitted by law.

NET INCOME PER COMMON SHARE - Net income per share of common stock is based upon the weighted average number of shares of common stock outstanding during the year (258,461 in 1996, 254,549 in 1995, and 254,522 in 1994). These
weighted average shares have been adjusted for stock dividends in 1995. No effect has been given to options outstanding under the Bank's Stock Option Plan as no material delutive effect would result from the exercise of these items.

CONCENTRATION OF CREDIT RISK - Financial instruments which potentially subject the Bank to concentrations of credit risk consist principally of loans receivable, securities, and cash. Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on business and economic conditions in Florence County and surrounding areas. Management does not believe credit risk is associated with obligations of the United States, its agencies or its corporations. The Bank places its deposits and correspondent accounts with high credit quality institutions. The balances held at these institutions are insured up to $100,000. At December 31, 1996, uninsured amounts held in other institutions totaled approximately $1,926,000.

FAIR VALUES OF FINANCIAL INSTRUMENTS - SFAS No.107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No.107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents - The carrying amounts reported in the statements of financial condition for cash and cash equivalents approximate those assets' fair values.

Time deposits - Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Investment securities - Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposits - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accrued interest - The carrying amounts of accrued interest approximate the fair values.

Short-term borrowings and notes payable - The carrying amounts of short-term borrowings and notes payable approximate their fair values.

Advance payments by borrowers for taxes and insurance (escrow) - The carrying amount of escrow accounts approximate their fair value.

Loan commitments - Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

RECENTLY ENACTED LEGISLATION - On September 30, 1996, President Clinton signed the omnibus appropriations bill for Fiscal Year 1997. Among its many banking provisions, the statute provided for the recapitalization of SAIF by imposing a one-time special assessment on SAIF-insured deposits to bring the fund's reserve ratio to the statutorily required minimum level of 1.25% of deposits. The rate of the special assessment was 65.7 basis points and applied to the Bank's deposits as of March 31, 1995. During 1996, the Bank paid approximately $313,000 to reflect this special assessment. The legislation also provides that, no later than January 1, 2000, the obligation to pay interest on the bonds of the Financing Corporation ("FICO"), which currently is borne entirely by members of the SAIF, will be shared on a pro rata basis with Bank Insurance Fund ("BIF") member institutions. From 1997 through 1999, partial sharing will occur, with SAIF deposits assessed 6.44 basis points and BIF deposits assessed
1.29 basis points for servicing of the FICO debt As a result of the recapitalization of the SAIF and the sharing of the FICO obligation, the Bank's FDIC assessments will be materially reduced.

RECLASSIFICATIONS - Certain 1995 and 1994 amounts have been reclassified to conform with the 1996 presentation.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 2.  INVESTMENT SECURITIES

Investment securities have been classified according to management's intent. The amortized cost of securities and their approximate fair values are as follows:

Securities held-to-maturity
---------------------------
                                       December 31, 1996
                      ----------------------------------------------------
                                     Gross         Gross
                      Amortized    Unrealized    Unrealized       Fair
    Description          Cost        Gains         Losses        Value
--------------------  -----------  -----------   -----------   -----------
U.S. government
    and federal       $ 954,539    $      --     $  11,080     $  943,459
     agencies
State and local
    governments         848,424       83,564            --        931,988
Mortgage-backed
    securities          818,193        9,427            --        827,620
Corporate debt
    securities          499,330          670            --        500,000
                     -----------   -----------   -----------   -----------
                     $3,120,486    $  93,661     $  11,080     $3,203,067
                     ===========   ===========   ===========   ===========

                                       December 31, 1995
                      ----------------------------------------------------
                                     Gross         Gross
                      Amortized    Unrealized    Unrealized       Fair
    Description          Cost        Gains         Losses        Value
--------------------  -----------  -----------   -----------   -----------
U.S. government
    and federal       $      --    $      --     $      --     $       --
    agencies
State and local
    governments         848,285       75,300            --        923,585
Mortgage-backed
    securities        1,001,806        8,427            --      1,010,233
Corporate debt
    securities               --           --            --             --
                     ------------  -----------   -----------   -----------
                     $1,850,091    $  83,727     $      --     $1,933,818
                     ============  ===========   ===========   ===========

Aggregate realized gains and realized losses on the sale of securities held-to-maturity are $0 for the years ended December 31, 1996, 1995 and 1994, respectively.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 2.  INVESTMENT SECURITIES (Continued)

The following is a summary of maturities of securities held-to-maturity as of December 31, 1996.

                                                  Securities held to maturity
                                                  ---------------------------
Amounts maturing in:                              Amortized Cost   Fair Value
                                                  --------------   ----------
   One year or less                                 $1,011,527     $1,017,840
   After one year through five years                 1,427,813      1,414,650
   After five years through ten years                  224,472        247,287
   After ten years                                     456,674        523,290
                                                    ==========     ==========
                                                    $3,120,486     $3,203,067
                                                    ==========     ==========

The amortized cost and fair value of mortgage-backed securities are presented in the held-to-maturity category by contractual maturity in the preceding table: Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

Investment securities with a carrying amount of approximately $2,516,000 and $1,241,000 were pledged to secure deposits as required or permitted by law at December 31, 1996 and 1995, respectively.

NOTE 3.  LOANS

Loans at December 31, 1996 and 1995 are summarized as follows:

                                        1996             1995
                                   --------------  ---------------
Real estate mortgage
  Residential                      $ 28,892,497    $ 28,555,094
  Construction                        1,544,625       2,098,750
  Commercial                          6,545,581       6,012,714
Consumer                              3,142,498       2,982,435
Commercial, other than real           7,277,203       6,098,543
  estate
                                   ------------    ------------
                                     47,402,404      45,747,536

Less:
  Undisbursed portion of loans          851,931         430,255
  Allowance for losses                  478,056         436,720
  Deferred loan fees                     69,654          66,044
                                   ============    ============
                                   $ 46,002,763    $ 44,814,517
                                   ============    ============

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 3.  LOANS (Continued)

Loans serviced for others totaled approximately $11,243,000 and $11,908,000 at December 31, 1996 and 1995, respectively.

Changes in the allowance for loan losses were as follows:

                                               Year Ended December 31,
                                     ----------------------------------------
                                          1996           1995         1994
                                     ------------   -----------  ------------
Balance, beginning of year           $436,720       $355,668     $314,553
Provision charged to operations        60,000         85,000       60,000
Recoveries                              6,121          9,270        4,171
Less Actual write-offs                (24,785)       (13,218)     (23,056)
                                     --------       --------     --------
Balance, end of year                 $478,056       $436,720     $355,668
                                     ========       ========     ========



NOTE 4.  PREMISES AND EQUIPMENT

Major classifications of these assets are summarized as follows:

                                                          December 31,
                                                 ----------------------------
                                                      1996           1995
                                                      ----           ----
   Land                                           $  178,247     $   75,121
   Building                                          555,168        552,043
   Automobile                                         27,070         27,070
   Furniture, fixtures and equipment                 420,174        409,001
   Leasehold improvements                             14,831         14,831
                                                  ----------     ----------
                                                   1,195,490      1,078,066

   Accumulated depreciation                          556,725        495,590
                                                  ----------     ----------
                                                  $  638,765     $  582,476
                                                  ==========     ==========

Depreciation expense was $61,740, $68,127, and $73,085 for 1996, 1995 and 1994,
respectively.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 5.  DEPOSITS

Deposit account balances at December 31, 1996 and 1995 are summarized as follows:

                                                  December 31,
                                ---------------------------------------------
                                        1996                   1995
                                ---------------------  ----------------------
                                   Amount        %       Amount         %
                                -----------   -------  -----------   -------
   Demand deposits              $11,435,925    20.89%  $10,437,877    20.74%
   Passbooks accounts             3,436,738     6.28     4,079,579     8.11
   Certificate of deposit        39,862,124    72.83    35,809,039    71.15
                                 ----------   ------   -----------   ------
                                $54,734,787   100.00%  $50,326,495   100.00%

At December 31, 1996 and 1995, certificates of deposit of $100,000 or more amounted to approximately $9,067,000 and $10,580,000, respectively.

At December 31, 1996, scheduled maturities of certificates of deposits are as follows;

      Within one year                                  $ 29,326,257
      Within two years                                    8,378,379
      Within three years                                  1,527,451
      Beyond three years                                    630,037
                                                       ============
                                                       $ 39,862,124
                                                       ============


NOTE 6.  INCOME TAXES

Income taxes consist of the following:

                                        1996            1995        1994
                                     ----------      ----------  ----------
Taxes currently payable
  Federal                            $  386,000      $  308,000  $  272,000
  State                                  46,000          41,000      39,000
                                     ----------      ----------  ----------
                                        432,000         349,000     311,000

Deferred tax expense (benefit)         (173,000)          4,000       8,000
                                     ----------      ----------  ----------
                                     $  259,000      $  353,000  $  319,000
                                     ==========      ==========  ==========

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994


NOTE 6.  INCOME TAXES (Continued)

A summary of the Bank's deferred tax accounts as of December 31, 1996 and 1995 is as follows:

                                        1996            1995
                                    ------------    ------------
   Deferred tax assets              $    193,400    $     31,000
   Deferred tax liabilities         $     43,763    $     53,392
   Valuation allowances             $          0    $          0

The principal sources of temporary differences in 1996, 1995 and 1994 and the related deferred tax effects are as follows:

                                           1996         1995          1994
                                       -----------   ----------    ----------
      Reserve for loan losses          $ (160,900)   $    (700)    $   3,700
      Tax depreciation in excess of        (4,900)       2,000        10,500
           book
      Loan fees                            (1,400)       2,000        (4,000)
      Other, net                           (5,800)         700        (2,200)
                                       -----------   ----------    ----------
            Temporary differences
              attributable to
              continuing operations      (173,000)       4,000         8,000

      Change in valuation allowance             --          --            --
                                       -----------   ----------    ----------
      Deferred tax expense             $ (173,000)   $   4,000     $   8,000
                                       ===========   ==========    ==========

A reconciliation of income tax expense and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

                                           1996          1995           1994
                                       ------------  ------------ -------------
      Computed federal income taxes
           at statutory rates          $  289,948    $ 332,918     $ 301,441
      Tax-exempt income                   (18,955)     (18,859)      (16,743)
      Interest expense disallowance         2,249        2,452         1,812
      State income taxes, net of
           federal benefit                 18,684       25,397        25,473
      Other, net                          (32,926)      11,092         7,017
                                       -----------   ------------ ------------
      Income tax expense               $  259,000    $ 353,000     $ 319,000
                                       ===========   ============ ============

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 6.  INCOME TAXES (Continued)

On August 20,1996, legislation was signed into law which repealed the percentage of taxable income method tax bad debt deduction available for thrift institutions. This repeal is effective for the Bank's taxable year beginning January 1, 1996. In addition, the legislation requires the Bank to include in taxable income its bad debt reserves in excess of its base year reserve over a 6 - 8 year period depending upon the maintenance of certain loan origination levels. Since the percentage of taxable income method bad debt deduction used for tax purposes and the corresponding increase in the tax bad debt reserve in excess of the base year (1987) have been treated as temporary differences pursuant to SFAS 109, this change in tax law will have no effect on the Bank's future statement of operations. Since the Bank's bad debt reserve as of January 1, 1996 exceeds its base year reserve by approximately $308,000, approximately $111,000 will be currently payable as a result of the legislation. As of December 31, 1996, deferred federal income taxes had not been provided on approximately $195,000 of this 1987 reserve. The deferred federal income tax for this portion of the reserve, had the tax been provided, would have totaled approximately $74,000. If this amount that qualified as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including cash dividends and distributions in liquidation, they will be subject to federal income tax at the then current corporate rate.

NOTE 7.  RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings and deposit relationships, with its officers, directors, stockholders, and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank. Loans to such borrowers are summarized as follows:

                                         1996          1995
                                      ------------  ------------
Balance, beginning of year            $ 290,454     $ 320,554
   New loans or advances                124,619        19,125
   Repayments                          (121,258)      (49,225)
                                      ------------  ------------
Balance, end of year                  $ 293,815     $ 290,454
                                      ============  ============

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 8.  OPERATING LEASES

The bank is currently leasing its branch office and parking space at the main office under three long-term operating leases. The following is a schedule by years of future minimum rental payments required under its operating leases as of December 31, 1996:

                  Year ending December 31:
                                     1997       $ 46,800
                                     1995         46,800
                                     1999         46,800
                                     2000         46,800
                                     2001         46,800
                           Remainder             461,400
                                                --------
                                                $695,400
                                                ========

Rent expense was $46,800 annually for 1996, 1995 and 1994.

NOTE 9.  COMMITMENTS AND CONTINGENCIES

Loan commitments are made to accommodate the financial needs of the Bank's customers. This arrangement has credit risk essentially the same as that involved in extending loans to customers and are subject to the bank's normal credit policies. Collateral is obtained based on management's credit assessment of the customer. At December 31, 1996 and 1995, unused lines of credit were approximately $1,217,000 and $1,020,037, respectively. Additional loan commitments outstanding, which include the undisbursed portion of certain loans at December 31, 1996 and 1995 totaled approximately $1,252,000 and $430,255, respectively.

Additionally, at December 31, 1996, the Bank had an outstanding irrevocable letter of credit in the amount of $25,000 which expires July 30, 1997.

NOTE 10.  EMPLOYEE BENEFIT PLAN

The Bank has established a simplified employee pension plan (SEP). This is a noncontributory plan in that only the bank, and not the employees, may make discretionary contributions to each employee's account. Employees must be 21 years old, have worked during 3 of the last 5 years, and must have been paid $300 during the current year to be eligible to participate in the plan. Any contributions the bank makes to the eligible employees' accounts must bear a uniform relationship to compensation. Each employee is 100 percent vested in his account. The bank made contributions totaling $36,023, $32,018, and $26,371 to the plan during 1996, 1995 and 1994, respectively.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 11.  STOCKHOLDERS' EQUITY

The Bank has a qualified incentive stock option plan (the "Plan") under which the Bank may grant options to its employees. Under the Plan, the exercise price of each option equals the market price of the Bank's stock on the date of grant and an option's maximum term is ten years. Options are granted upon approval of the Board of Directors and vest after one year.

On January 1, 1996, the Bank adopted SFAS No.123, "Accounting for Stock Based Compensation". As permitted by SFAS 123, the Bank has chosen to apply APB Opinion No.25, "Accounting for Stock issued to Employees" and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Bank's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the Bank's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                     1996                      1995
                           ---------------------------------------------------
                           As Reported   Pro Forma   As Reported   Pro Forma
                           ------------  ------------------------  -----------
                                  (in thousands, except per share data)

   Net income               $  594         $  569      $  626        $  624

   Net income per share     $ 2.30         $ 2.20      $ 2.46        $ 2.45

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively; dividend yield of 1.8%; expected volatility of 15%; risk-free interest rates of 6%; and expected life of 1 year.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 11.  STOCKHOLDERS' EQUITY (Continued)

A summary of changes in common stock options during 1996 and 1995 is:

                                                    Number         Price
                                                    of shares    per share
                                                    ---------    ---------
   Outstanding at December 31, 1994                  15,475    $12.99-$23.00
     Granted                                          1,500       $26.00
     Exercised                                        2,426       $12.99
     Effect of stock dividend                           774    $12.37-$21.90
     Canceled                                             -          -
                                                     ------
   Outstanding at December 31, 1995                  15,323    $12.37-$26.00
     Granted                                         17,000       $26.15
     Exercised                                        3,638       $12.37
     Canceled                                            --          -
                                                     ------
   Outstanding (held by 5 optionees at
       December 31, 1996)                            28,685    $14.51-$26.15
                                                     ======


Options exercisable at:

  December 31, 1996       11,685
  December 31, 1995       13,685


NOTE 12.  COMPENSATING BALANCE ARRANGEMENT

The Bank sold a participation in a real estate mortgage loan to another financial institution. Included in the participation agreement is a requirement for the Bank to maintain a compensating balance with that institution equal to one half the outstanding balance of that mortgage loan. At December 31, 1996 and 1995, the requirements were approximately $23,300 and $29,000 respectively. The Bank had a compensating balance at December 31, 1996 and 1995, of approximately $75,350 and $41,000 respectively, with this institution.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 13.  FINANCIAL INSTRUMENTS

The estimated fair values of the Bank's financial instruments were as follows:

                                               December 31,
                         ------------------------------------------------------
                                     1996                        1995
                         --------------------------  --------------------------
                                (in thousands)              (in thousands)
                                          Estimated                   Estimated
                            Carrying        Fair        Carrying         Fair
                             Amount         Value        Amount         Value
                         ------------  ------------  ------------   -----------
Financial assets:
  Cash                     $  11,362     $  11,362     $   8,990      $   8,990
  Investment securities        3,120         3,203         1,850          1,934
  Loans receivable            46,003        47,754        44,815         46,683
  Accrued interest
     receivable                  358           358           351            351

  Federal Home Loan
     Bank stock                  297           297           297            297

Financial liabilities:
  Demand deposits,
     savings deposits
     and time deposits     $  54,735     $  54,943     $  50,326      $  50,529
  Advance payments by
     borrowers for
     taxes and insurance          54            54           109            109
  Accounts payable and
     accrued expenses             22            22            17             17
  Accrued interest               136           136           150            150
     payable

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 14.  SUBSEQUENT EVENTS

On June 25, 1997, the Board of Directors of the Bank approved an agreement to merge the Bank with Peoples Federal Savings and Loan Association, a wholly-owned subsidiary of First Financial Holdings, Inc. ("First Financial"). Under the Agreement and Plan of Merger, the stockholders of the Bank will exchange their common stock shares for common stock shares of First Financial. The number of common stock shares that will be received by the Bank's stockholders is to be based upon an agreed-upon exchange ratio and the average closing price of First Financial common stock for the ten trading days prior to the effective date of the merger. The agreement is subject to approval by regulatory authorities and the Bank's shareholders.

In July, 1997, management determined that the number of common stock shares outstanding as previously reported at December 31, 1996 and 1995 was understated and has revised certain amounts related to stockholders' equity accounts and earnings per share information as of that date and for the year then ended. The revision had no effect on the total stockholders' equity; however, at December 31, 1996 and 1995 common stock increased by $5,320 and $2,130, respectively, and additional paid-in capital decreased by the same amount. Earnings per share decreased $.01 from $2.31 per share in 1996 and no change in earnings per share for 1995.

NOTE 15.  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to quantitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since that date that management believes have changed the Bank's category.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994

NOTE 15.  REGULATORY MATTERS (Continued)

                                                                To Be Well
                                                               Capitalized
                                                                Under the
                                            For Capital           Prompt
                                             Adequacy       Corrective Action
                           Actual            Purposes           Provisions
                           ------            --------           ----------
                      Amount    Ratio    Amount     Ratio    Amount    Ratio
                      ------    -----    ------     -----    ------    -----
As of December 31,
  1996

Tangible capital
   (to Total Assets)  $6,743     10.9%    $  930      1.5%

Core Capital
   (to Total Assets)   6,743     10.9%     1,861      3.0%    $3,101     5.0%

Tier 1 Capital
   (to Risk-based      6,743     17.0%                         2,378     6.0%
   Assets)

Risk-based Capital
   (to Risk-based      7,221     18.2%     3,170      8.0%     3,963    10.0%
   Assets)


                                                                To Be Well
                                                               Capitalized
                                                                Under the
                                            For Capital           Prompt
                                             Adequacy       Corrective Action
                           Actual            Purposes           Provisions
                           ------            --------           ----------
                      Amount    Ratio    Amount     Ratio    Amount    Ratio
                      ------    -----    ------     -----    ------    -----
As of December 31,
  1995

Tangible capital
   (to Total Assets)  $6,221     10.9%      $855      1.5%

Core Capital
   (to Total Assets)   6,221     10.9%     1,711      3.0%    $2,851     5.0%

Tier 1 Capital
   (to Risk-based      6,221     17.1%                         2,186     6.0%
   Assets)

Risk-based Capital
   (to Risk-based      6,658     18.3%     2,915      8.0%     3,644    10.0%
   Assets)

                     Interim Unaudited Financial Statements
                 Investors Savings Bank of South Carolina, Inc.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                   Condensed Statement of Financial Condition

       ASSETS                                          June 30, 1997
                                                       ---------------
                                                        (Unaudited)

       Cash                                            $ 11,223,124
       Investment securities held-to-maturity             3,048,199
       Investment securities available-for-sale             497,650
       Loans, net                                        47,762,505
       Premises and equipment, net                          618,907
       Federal Home Loan Bank stock, at cost                296,700
       Accrued interest receivable                          413,825
       Prepaid expenses                                      54,981
       Deferred income taxes                                149,637
       Foreclosed real estate                                     -
       Other assets                                          64,139
                                                       ------------
                                                       $ 64,129,667
                                                       ============

       LIABILITIES AND STOCKHOLDERS' EQUITY

       LIABILITIES:
       Deposits                                        $ 56,606,427
       Advance payments by borrowers for taxes and           72,161
         insurance
       Accounts payable and accrued expenses                 14,705
       Income taxes payable                                 151,120
       Accrued interest payable                             123,857
       Deferred income taxes payable                              -
       Other liabilities                                     56,127
                                                       ------------
         Total liabilities                               57,024,397
                                                       ------------

       STOCKHOLDERS' EQUITY:

       Common stock - $5 par value, 500,000 shares
          authorized; 260,588 shares issued and           1,302,940
          outstanding
       Additional paid-in-capital                         1,984,308
       Unrealized loss on securities                         (2,350)
       available-for-sale, net
       Retained earnings - substantially restricted       3,820,372
                                                       ------------
                                                       $ 64,129,667
                                                       ============

               See accompanying notes to condensed financial statements

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                       Condensed Statements of Operations

                              (Unaudited)

                                                Six months ended
                                          June 30, 1997      June 30, 1996
                                          ---------------    ---------------
       Interest income:
         Loans                            $  2,042,891       $  1,999,159
         Securities                            113,706             79,343
         Federal funds sold and other          260,953            197,502
                                          ---------------    ---------------
           Total interest income             2,417,550          2,276,004
                                          ---------------    ---------------

       Interest expense:
          Demand deposits                       97,001             89,277
          Savings                               52,755             60,062
          Time deposits                      1,186,506          1,047,677
                                          ---------------    ---------------
            Total interest expense           1,336,262          1,197,016
                                          ---------------    ---------------

       Net interest income                   1,081,288          1,078,988
          Provision for loan losses             30,000             30,000
                                          ---------------    ---------------

       Net interest income after
          provision for loan losses          1,051,288          1,048,988
                                          ---------------    ---------------

       Other income:
          Loan fee                              66,739             77,266
          Service charges and fees             106,129            114,432
          Other                                 17,476             16,737
                                          ---------------    ---------------
                                               190,344            208,435
                                          ---------------    ---------------
       Other expense:
          Salaries and fringe benefits         379,598            362,754
          Occupancy                             52,572             51,616
          Furniture and equipment               36,151             34,952
          FDIC insurance premiums               26,976             65,469
          Service bureau expense                47,161             43,262
          Other                                132,208            108,832
                                          ---------------    ---------------
                                               674,666            666,885
                                          ---------------    ---------------

       Income before income taxes              566,966            590,538

          Income tax expense                   202,450            212,800
                                          ---------------    ---------------
       Net income                         $    364,516       $    377,738
                                          ===============    ===============

       Net income per common share        $       1.40       $       1.47
                                          ===============    ===============

       Weighted average shares
         outstanding                           260,588            256,948
                                         ===============    ===============

               See accompanying notes to condensed financial statements

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                      Condensed Statement of Stockholders' Equity

                                   (Unaudited)

                                              Unrealized
                                              Gain loss)
                                              On
                                              Securities
               Common Stock                   Available
          ---------------------    Capital    -for-        Retained
            Shares     Amount      Surplus    Sale, Net    Earnings    Total
          ---------  ----------  ----------  -----------  ---------- ---------
Balance,
 December
   31,      260,588  $1,302,940  $1,984,308  $      --   $3,455,856 $6,743,104
  1996
Net income       --          --          --         --       364,516   364,516
Change in
  unrealized
  gain
  (loss)         --          --          --       (2,350)        --     (2,350)
  of
  securities
  -available
  -for-sale
Balance,
  June      260,588    $1,302,940  $1,984,308  $ (2,350) $3,820,372 $7,105,270
  30, 1997  =======    ==========  ==========  ========= ========== ==========

               See accompanying notes to condensed financial statements.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                       Condensed Statements of Cash Flows

                                   (Unaudited)

                                                  Six months ended June 30,
                                                ------------------------------
                                                    1997            1996
                                                -------------   --------------
Cash flows from operating activities:
   Net income                                   $    364,516    $    377,738
   Adjustments to reconcile net income to net
      cash provided by operating activities:
     Loss on disposal of property and
         foreclosed real estate                           --             670
     Deferred income taxes                                --           1,500
     Provision for loan losses                        30,000          30,000
     Depreciation                                     28,700          31,200
     Amortization of deferred loan origination        (6,897)        (16,374)
         fees
     Increase in other assets                        (10,188)        (41,439)
     Increase in accrued interest receivable
         and prepaid expenses                        (72,567)        (60,643)
     Increase (decrease) in accounts payable
        and accrued expenses                          (7,687)          2,924
     Increase in income taxes payable                 53,460          12,279
     Decrease in accrued interest payable            (11,834)        (19,713)
     Decrease in other liabilities                  (176,686)        (62,326)
                                                -------------   --------------
Net cash provided by operating activities            190,817         255,816
                                                -------------   --------------

Investing activities
Purchases of investment securities held to          (500,000)       (955,000)
  maturity
Purchase of investment securities available         (500,000)             --
  for sale
Proceeds from maturities of investment               572,287          91,191
  securities
Loans originated, net of payments received        (1,835,845)     (2,233,599)
Proceeds from sales of loans                          53,000       1,388,844
Purchase of premises and equipment                    (8,842)         (8,283)
Proceeds from sale of foreclosed real estate              --         105,063
                                                -------------   --------------
Net cash used by investing activities             (2,219,400)     (1,611,784)
                                                -------------   --------------

Financing activities
Net increase (decrease) in deposits                1,871,640        (266,150)
Net increase (decrease) in advance payments by
  borrowers for taxes and insurance                   17,835         (18,619)
                                                -------------   --------------
Net cash provided (used) by financing              1,889,475        (304,769)
  activities
                                                -------------   --------------

Net decrease in cash and cash equivalents           (139,108)     (1,660,737)
Cash and cash equivalents, beginning of period    11,362,232       8,989,951
                                                -------------   --------------
Cash and cash equivalents, end of period        $ 11,223,124    $  7,329,214
                                                =============   ==============

               See accompanying notes to condensed financial statements.

                    INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.

                     Notes to condensed financial statements

NOTE 1.   BASIS OF PRESENTATION

The accompanying condensed financial statements reflect the accounts of Investors Savings Bank of South Carolina, Inc. (the "Bank") as of June 30, 1997 and for the six-month periods ended June 30, 1997 and 1996. These financial statements are unaudited and condensed and accordingly, omit disclosures which would substantially duplicate those contained in the most recent audited financial statements. However, these financial statements include, in the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation. The financial information as of December 31, 1996 has been derived from the audited financial statements as of that date. For further information, refer to the financial statements and the notes included elsewhere in this registrations and proxy.

NOTE 2.   BUSINESS COMBINATION

On June 25, 1997, the Bank entered into an Agreement and Plan of Merger with First Financial Holdings, Inc., whereby First Financial Holdings, Inc. would acquire all the issued and outstanding common stock of the Bank (including outstanding stock options) in exchange for shares of First Financial Holdings, Inc. common stock. The acquisition is subject to approval from various regulatory authorities and the Bank's shareholders. If approved, the acquisition is anticipated to be consummated in the fourth quarter of 1997.

                                                                    APPENDIX E

     The following balance sheets and statements of operations for Peoples Federal Savings and Loan Association of South Carolina are unaudited and are provided solely for the purpose of complying with South Carolina Code Section 33-11-103(d). The information below is a constituent part of the consolidated financial statements of First Financial Holdings, Inc., which are incorporated by reference in this Prospectus/Proxy Statement and should be read in conjunction therewith.


                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                       STATEMENTS OF FINANCIAL CONDITION


                                                           September 30,
                                                         1996         1995
                                                            (Unaudited)
ASSETS                                                ----------   ----------
Cash and cash equivalents                             $5,792,864   $3,830,124
Investments securities (fair value of $39,647,811)    39,720,621   36,845,163
Loans receivable, net of allowance                   363,488,425  286,704,030
Mortgage-backed securities (fair value of
  $21,240,351)                                        21,240,351   23,661,897
Office properties and equipment, net                   5,522,871    4,610,782
Accrued interest receivable, Loans                     2,223,435    1,838,463
Accrued interest receivable, Investment                  565,031      398,747
Real estate and other assets acquired in
  settlement of loans                                     92,797      230,260
Other assets                                           5,789,726    5,515,640
                                                      ----------   ----------
Total assets                                        $444,436,121 $363,635,106
                                                     ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposit accounts                                    $283,110,302 $285,248,873
Advances from Federal Home Loan Bank                 120,000,000   42,457,210
Securities sold under agreements to repurchase         7,479,500    3,980,000
Advances by borrowers for taxes and insurance          1,542,158    1,142,584
Other                                                  5,402,840    3,715,229
                                                      ----------   ----------
Total liabilities                                    417,534,800  336,543,896

Stockholders' equity:
Common stock, $1.00 par value, issued and outstanding
  10,000 shares at September 30, 1996 and 1995            10,000       10,000
Additional paid-in capital                            16,490,000   16,490,000
Retained income, substantially restricted             10,626,638   10,827,441
Unrealized net gain on securities available for
  sale, net of income tax                               (225,317)    (236,231)
                                                     -----------  -----------
Total stockholders' equity                            26,901,321   27,091,210
                                                     -----------  -----------
Total liabilities and stockholders' equity          $444,436,121 $363,635,106
                                                     ===========  ===========


                                    E-1
PAGE

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                           STATEMENTS OF OPERATIONS


                                                     Year Ended September 30,
                                          1996           1995           1994
                                                           (Unaudited)
INTEREST INCOME                        ----------     ----------     ----------
Interest on loans                     $27,865,385    $23,079,052    $20,846,920
Interest on investments                 2,254,358      2,302,301      1,692,066
Other                                     189,956        137,377        177,356
                                       ----------     ----------     ----------
Total interest income                  30,309,699     25,518,730     22,716,342

INTEREST EXPENSE
Interest on deposits                   13,514,917     12,649,595     10,751,356
Interest on FHLB advances and
  other borrowings                      5,044,274      1,954,191        990,986
                                       ----------     ----------     ----------
Total interest expense                 18,559,191     14,603,786     11,742,342
                                       ----------     ----------     ----------
NET INTEREST INCOME                    11,750,508     10,914,944     10,974,000
Provision for loan losses                (700,000)      (200,000)     (475,000)
                                       ----------     ----------     ----------
Net interest income after provision
   for loan losses                     12,450,508     11,114,944     11,449,000

OTHER INCOME
Net gain on sale of loans                  10,139             --        206,393
Net gain on sale of investments            40,209         73,426             --
Loan servicing fees                       537,772        555,537        710,524
Service charges and fees on
  deposit accounts                        772,270        586,710        787,944
Commissions on insurance                1,632,629      1,346,081        968,940
Gain on sale of branch offices                 --        436,991             --
Real estate operations, net                68,035          9,706        304,038
Other                                     364,686        421,976      1,461,087
                                       ----------     ----------     ----------
Total other income                      3,425,740      3,430,427      4,438,926

NON-INTEREST EXPENSE
Salaries and employee benefits          5,299,780      5,178,417      4,836,399
Occupancy costs                           690,223        626,160        569,565
Marketing                                 409,664        330,370        280,042
Depreciation, amortization, rental
  and maintenance of equipment            349,633        278,466        217,282
FDIC insurance premiums                   761,761        718,172        807,439
FDIC SAIF special assessment            2,047,324             --             --
Other                                   2,261,666      2,015,826      1,826,886
                                       ----------     ----------     ----------
Total non-interest expense             11,820,051      9,147,411      8,537,613
                                       ----------     ----------     ----------
Income before income taxes              4,056,197      5,397,960      7,350,313
Income tax expense                      1,257,000      1,532,284        729,366
                                       ----------     ----------     ----------
NET INCOME                             $2,799,197     $3,865,676     $6,620,947
                                       ==========     ==========     ==========

Net income per common share               $279.92        $386.57        $662.09
                                          =======        =======        =======

PAGE

                                  PART II


                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article XV of First Financial's Certificate of Incorporation provides for indemnification of the directors, officers, and employees of First Financial for expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action or suit if such director is successful on the merits or otherwise, or acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of First Financial and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities:

      145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.--(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

      (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

PAGE

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her or incurred by him or her any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under this section.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

PAGE

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (A)   EXHIBITS

Exhibit
Number      Description of Document

   2 Agreement and Plan of Merger dated June 25, 1997 by and between First Financial Holdings, Inc., Peoples Federal Savings and Loan Association of South Carolina and Investors Savings Bank of South Carolina, Inc. (incorporated by reference to Appendix A to the Prospectus/Proxy Statement contained in this Registration Statement).

   5        Opinion of Breyer & Aguggia regarding legality of securities.

   8 Form of opinion of Breyer & Aguggia regarding federal income tax consequences.

 23.1 Consent of Breyer & Aguggia (contained in its opinion filed as Exhibit 5).

 23.2       Consent of Breyer & Aguggia as to its tax opinion.

 23.3 Consent of KPMG Peat Marwick LLP, First Financial Holdings, Inc.'s independent auditors.

 23.4 Consent of Webster, Rogers, West, Berry & Grady, LLP, Investors Savings Bank of South Carolina, Inc.'s independent auditors.

  24 Power of Attorney (contained in the signature page of the Registration Statement).

  99 Form of proxy to be mailed to shareholders of Investors Savings Bank of South Carolina, Inc.


  (B) FINANCIAL STATEMENT SCHEDULES

      Not applicable.

  (C) REPORTS, OPINIONS OR APPRAISALS

      1. Opinion of RP Financial, LC. (incorporated by reference to Appendix C to the Prospectus/Proxy Statement).

PAGE

ITEM 22.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

      (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt

PAGE
 means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

PAGE

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charleston, State of South Carolina on August 19, 1997.

                                    FIRST FINANCIAL HOLDINGS, INC.




                                    By:/s/A. Thomas Hood
                                       ---------------------------
                                       A. Thomas Hood
                                       President and Chief Executive Officer
                                       and Director
                                       (Principal Executive Officer)


                               POWER OF ATTORNEY

      We, the undersigned directors and officers of First Financial Holdings, Inc., do hereby severally constitute and appoint A. Thomas Hood and Susan E. Baham our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said A. Thomas Hood and Susan E. Baham may deem necessary or advisable to enable First Financial Holdings, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-4 relating to the issuance of First Financial Holdings, Inc.'s Common Stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that A. Thomas Hood and Susan E. Baham shall do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/Susan E. Baham                Senior Vice President and     August 19, 1997
----------------------------     Chief Financial Officer
Susan E. Baham                   (Principal Financial and
                                 Accounting Officer)



/s/D. Van Smith                  Chairman                      August 19, 1997
----------------------------
D. Van Smith



/s/A.L. Hutchinson, Jr.          Vice Chairman                 August 19, 1997
------------------------------
A.L. Hutchinson, Jr.



/s/Gary C. Banks, Jr.            Director                      August 19, 1997
------------------------------
Gary C. Banks, Jr.



/s/Joseph A. Baroody             Director                      August 19, 1997
------------------------------
Joseph A. Baroody



/s/Paula Harper Bethea           Director                      August 19, 1997
------------------------------
Paula Harper Bethea



/s/Paul G. Campbell, Jr.          Director                     August 19, 1997
------------------------------
Paul G. Campbell, Jr.



/s/James C. Murray                Director                     August 19, 1997
------------------------------
James C. Murray



/s/D. Kent Sharples               Director                     August 19, 1997
------------------------------
D. Kent Sharples



/s/Thomas E. Thornhill            Director                     August 19, 1997
------------------------------
Thomas E. Thornhill


PAGE

                                              EXHIBIT INDEX


Exhibit
Number

                  Description of Document

2 Agreement and Plan of Merger dated June 25, 1997 by and between First Financial Holdings, Inc., Peoples Federal Savings and Loan Association of South Carolina and Investors Savings Bank of South Carolina, Inc. (incorporated by reference to Appendix A to the Prospectus/Proxy Statement contained in this Registration Statement).

5        Opinion of Breyer & Aguggia regarding legality of securities.

8 Form of opinion of Breyer & Aguggia regarding federal income tax consequences.

23.1     Consent of Breyer & Aguggia (contained in its opinion filed as Exhibit
         5).

23.2     Consent of Breyer & Aguggia as to its tax opinion.

23.3 Consent of KPMG Peat Marwick LLP, First Financial Holdings, Inc.'s independent auditors.

23.4 Consent of Webster, Rogers, West, Berry & Grady, LLP, Investors Savings Bank of South Carolina, Inc.'s independent auditors.

24 Power of Attorney (contained in the signature page of the Registration Statement).

99 Form of proxy to be mailed to shareholders of Investors Savings Bank of South Carolina, Inc.

                                        EXHIBIT 5

                OPINION OF BREYER & AGUGGIA REGARDING LEGALITY OF SECURITIES


PAGE

                                             August 19, 1997

Board of Directors
First Financial Holdings, Inc.
34 Broad Street
Charleston, South Carolina  29401

       RE:  First Financial Holdings, Inc.
            Registration Statement on Form S-4

Gentlemen and Lady:

       You have requested our opinion as special counsel for First Financial Holdings, Inc. (the "Corporation"), a Delaware corporation, in connection with the above-referenced registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

       In rendering this opinion, we understand that the common stock of the Corporation will be offered and sold in the manner described in the Prospectus/Proxy Statement, which is part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

       Based upon the foregoing, it is our opinion that the shares of common stock of the Corporation will upon issuance be legally issued, fully paid and nonassessable.

       This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions."

                                    Very truly yours,


                                    /s/Breyer & Aguggia

                                    BREYER & AGUGGIA
                                    Washington, D.C.


PAGE

                                                EXHIBIT 8

                                   FORM OF OPINION OF BREYER & AGUGGIA
                                REGARDING FEDERAL INCOME TAX CONSEQUENCES


PAGE

                                    FORM OF FEDERAL INCOME TAX OPINION



                                            ___________, 1997



Board of Directors
First Financial Holdings, Inc.
2400 Mall Drive, Suite 100
Charleston, South Carolina  29418

Board of Directors
Investors Savings Bank of South Carolina, Inc.
132 West Cheves Street
Florence, South Carolina  29503

      Re: MERGER OF INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC. WITH AND INTO PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF SOUTH CAROLINA

Ladies and Gentlemen:

      We have acted as special counsel to First Financial Holdings, Inc., a savings and loan holding company organized under the laws of the State of Delaware ("First Financial"), in connection with the proposed merger (the "Merger") of Investors Savings Bank of South Carolina, Inc., a South Carolina savings bank ("Investors"), into Peoples Federal Savings and Loan Association of South Carolina, a federally chartered savings association ("Peoples Federal"), a wholly-owned subsidiary of First Financial. The Merger will be effected pursuant to an Agreement and Plan of Merger dated June 25, 1997, by and among First Financial, Peoples Federal and Investors (the "Merger Agreement"). Capitalized terms used herein without definition have the respective meaning assigned to such terms in the Merger Agreement.

      In our capacity as special counsel to First Financial, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger. In rendering this opinion, we have examined (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 (the "Registration Statement") and the Prospectus/Proxy Statement included therein that was filed with the U.S. Securities and Exchange Commission, (iii) the Officer's Certificate of First Financial and the Officer's Certificate of Investors (collectively the "Officer's Certificates"), and (iv) such other documents, instruments and information as we have deemed appropriate ((i-iv) collectively constituting the "Documents").

      In rendering this opinion, we have assumed, without independent verification

      (a)     the genuineness of all signatures,

      (b)     the authenticity of any Document submitted to us as an original,

      (c) the conformity to the original of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such Documents,

      (d) each natural person executing any such instrument, document, or agreement is legally competent to do so,


PAGE

Board of Directors
First Financial Holdings, Inc.
Investors Savings Bank of South Carolina, Inc.
____________________, 1997
Page 2

      (e) the accuracy of the facts set forth in the Registration Statement and the representations contained in the Merger Agreement and the Officer's Certificates,

      (f) that the Merger will be effective under applicable state law, and,

      (g) that the Merger will be consummated in the manner described in the Merger Agreement and Registration Statement.

      In rendering our opinions set forth below, we have referred solely to the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder, current administrative rulings, procedures and published positions of the Internal Revenue Service (the "IRS") (collectively, the "Tax Laws"), all of which are subject to change, either prospectively or retroactively, at any time. No assurance can be provided as to the effect of any such change upon our conclusions reached herein. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions herein after the date hereof.

      On the basis of an subject to the foregoing, we are of the opinion that:

1. The Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Pursuant to Section 368(a)(2)(D) of the Code, the Merger is not disqualified from treatment as a reorganization within the meaning of Section 368(a)(1)(A) because First Financial Common Stock will be conveyed to Investors's stockholders in exchange for their Investors Common Stock.

2. No gain or loss will be recognized by First Financial, Peoples Federal or Investors as a result of the Merger.

3. No gain or loss will be recognized by the Investors stockholders who receive solely First Financial Common Stock in exchange for their Investors stock.

4. Provided that the Investors stock is held as a capital asset at the Effective Time, the basis of the First Financial Common Stock received by the Investors stockholders will be the basis of the Investors stock surrendered in exchange for such Common Stock decreased by the amount of any cash received by the Investors stockholders and increased by the amount of gain recognized by the Investors stockholder.

5. Provided the Investors stock is held as a capital asset at the Effective Time, the holding period of the First Financial Common Stock received by the Investors stockholders will include the holding period of the Investors stock surrendered in exchange for such stock.

6. The payment of cash to an Investors stockholder in lieu of a fractional share interest in First Financial Common Stock will be treated as received by such holder as a distribution in redemption of such fractional share interest. Gain or loss will be realized and calculated based on the difference between the amount of cash received by the Investors stockholder and the basis of such fractional share. If fractional shares of Investors stock surrendered for First Financial Common Stock are held by such stockholder as a capital asset at the Effective Time, any gain or loss resulting to such former holder from such redemption will be capital gain or loss.

7. In the case of any Investors stockholder who exercises his dissenter's rights under the applicable provisions of the South Carolina Business Corporation Act and receives solely cash in exchange for his Investors stock, such cash will be treated as being received by such stockholder as a distribution in redemption of his

PAGE

      Investors stock. Gain or loss will be realized and calculated based on the difference between the amount of cash received by any such Investors stockholder and his basis in his Investors stock therefor. If the shares of stock held by such stockholders are held as capital assets on the date of such exchange, any gain or loss resulting to such stockholder from such redemption will be capital gain or loss.

      No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issued this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

      The conclusions, predictions, statements and analysis presented herein and the Prospectus/Proxy Statement are not binding upon the IRS, and this opinion should not be construed as a guarantee that the IRS might not differ with the conclusions, predictions, statements and analysis presented herein and in the Registration Statement, or raise other questions or issues upon audit, or that such action taken by the IRS will not be judicially sustained.

      This opinion is being furnished in connection with the Merger and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

      The shareholders of Investors should consult with a qualified tax advisor with respect to any reporting requirements which may be applicable or with respect to any tax considerations other than those expressly mentioned herein.

                                Very truly yours,



                                BREYER & AGUGGIA

ESK\1012


PAGE

                                               EXHIBIT 23.2

                                       CONSENT OF BREYER & AGUGGIA
                                          AS TO ITS TAX OPINION


PAGE

                                             August 19, 1997

Board of Directors
First Financial Holdings, Inc.
34 Broad Street
Charleston, South Carolina  29401

      RE:     First Financial Holdings, Inc.
              Registration Statement on Form S-4

Gentlemen and Lady:

      We hereby consent to the filing of the form of our federal tax opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus/Proxy Statement included therein under the headings "THE MERGER -- Certain Federal Income Tax Consequences" and "LEGAL OPINIONS."

                                    Sincerely,


                                    /s/Breyer & Aguggia

                                    BREYER & AGUGGIA
                                    Washington, D.C.


PAGE

                                            EXHIBIT 23.3

                                  CONSENT OF KPMG PEAT MARWICK LLP
                       FIRST FINANCIAL HOLDINGS, INC.'S INDEPENDENT AUDITORS


PAGE

                                  INDEPENDENT AUDITORS' CONSENT


Board of Directors
First Financial Holdings, Inc. and Subsidiaries


We consent to the use of our report dated October 25, 1996 included in First Financial Holdings Inc.'s Annual Report on Form 10-K for the year ended September 30, 1996, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the Prospectus/Proxy Statement for the acquisition of Investors Savings Bank of South Carolina, Inc.


                                                    /s/ KPMG Peat Marwick LLP

Greenville, South Carolina                           KPMG Peat Marwick LLP
August 18, 1997


PAGE

                                               EXHIBIT 23.4

                   CONSENT OF WEBSTER, ROGERS, WEST, BERRY & GRADY, LLP, INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.'S INDEPENDENT AUDITORS


PAGE

                                              ACCOUNTANT'S CONSENT


We consent to the inclusion in the registration statement, on Form S-4, to be filed on or about August 18, 1997, of our report dated February 4, 1997, except for Notes 11 and 14, as which the date is August 14, 1997, on our audits of the financial statements of Investors Savings Bank of South Carolina as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts".


                                /s/ Webster, Rogers, West, Berry & Grady, LLP


Florence, South Carolina
August 18, 1997



























                                           EXHIBIT 99

                                  FORM OF PROXY TO BE MAILED
             TO SHAREHOLDERS OF INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.


PAGE

                                REVOCABLE PROXY
               INVESTORS SAVINGS BANK OF SOUTH CAROLINA, INC.
-------------------------------------------------------------------------------
                        SPECIAL MEETING OF SHAREHOLDERS
                                                ____, 1997
-------------------------------------------------------------------------------

      The undersigned hereby appoints ____________ and ______________ with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of Investors Savings Bank of South Carolina, Inc. ("Investors") which the undersigned is entitled to vote at the Special Meeting of Shareholders, to be held at _____________________________________, Florence,
South Carolina, on ________, ____ __, 1997, at __:00 _.m., local time, and at any and all adjournments thereof, as follows:

                                                      FOR   AGAINST   ABSTAIN

1.    A proposal to approve the Agreement and Plan    [ ]     [ ]       [ ]
      of Merger, dated as of June 25, 1997 (the
      "Merger Agreement"), by and among First
      Financial Holdings, Inc. ("First Financial"),
      Peoples Federal Savings and Loan Association of South Carolina ("Peoples Federal") and
      Investors, pursuant to which Investors
      would merge into Peoples Federal and each outstanding share of Investors common stock would be converted into the right to receive
      First Financial common stock, all on and subject to the terms and conditions contained therein.

2. In their discretion, upon such other matters as may properly come before the meeting.








      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSAL.

-------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
-------------------------------------------------------------------------------

PAGE

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of Investors at the Special Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

      The undersigned acknowledges receipt from Investors prior to the execution of this proxy of notice of the Meeting, the Prospectus/Proxy Statement dated ___ __, 1997.

Dated:________________, 1997



--------------------------------------------------------------------
PRINT NAME OF STOCKHOLDER      PRINT NAME OF STOCKHOLDER




--------------------------------------------------------------------
SIGNATURE OF STOCKHOLDER SIGNATURE OF STOCKHOLDER



Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder must sign.



-------------------------------------------------------------------------------
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.
-------------------------------------------------------------------------------